As filed with the Securities and Exchange Commission on April 30, 2009

Registration No. 333-143478

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

_____________________________

Post-Effective
Amendment No. 1
To
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_____________________________

STARTECH ENVIRONMENTAL CORPORATION
(Exact name of registrant as specified in its charter)
_____________________________

Colorado	3559	84-286576
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

88 Danbury Road, Suite 2A	Joseph F. Longo, Chairman, CEO & President
Wilton, Connecticut 06897-2525	Startech Environmental Corporation
(203) 762-2499	88 Danbury Road, Suite 2A
Wilton, Connecticut 06897-2525
(203) 762-2499
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott S. Rosenblum, Esq.	Peter J. Scanlon
Kramer Levin Naftalis & Frankel LLP	Vice President & Chief Financial Officer
1177 Avenue of the Americas New York, New York 10036	88 Danbury Road, Suite 2A Wilton, Connecticut 06897-2525
Phone (212) 715-9100	Phone (203) 762-2499
Fax (212) 715-8000	Fax (203) 761-0839
_____________________________

Approximate date of commencement of proposed sale to public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [x]

The registrant hereby amends this post-effective amendment no. 1 to registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this post-effective amendment no. 1 to registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the post-effective amendment no. 1 to registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 (this “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3) of the Securities Act to update our registration statement on Form S-1 (Registration No. 333-143478) (the “Registration Statement”), which was previously declared effective by the Securities and Exchange Commission on June 3, 2008, (i) to include the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended October 31, 2008, (ii) to include the unaudited condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2009, (iii) to update certain other information in the Registration Statement and (iv) to decrease the number of shares of common stock included in the Registration Statement from 5,813,453 to 4,360,132.  No additional securities are being registered under this Post-Effective Amendment.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus, subject to completion dated April 30, 2009

4,360,132 Shares of Common Stock

STARTECH ENVIRONMENTAL CORPORATION

This prospectus relates to the offer and sale of up to an aggregate of 4,360,132 shares of our common stock, no par value per share, of Startech Environmental Corporation by certain persons who are our shareholders, including Cornell Capital Partners, LP, whose name was subsequently changed to YA Global Investments, L.P. in August 2007, or Yorkville.  Please refer to “Selling Securityholders” beginning on page 76.

We are not selling any shares of our common stock in this offering and therefore will not receive any of the proceeds from this offering.  We will, however, receive proceeds from the sale of shares of our common stock upon the exercise of any of the warrants issued in certain private placements.  All costs associated with this registration will be borne by us.

The selling securityholders are:

(1)
Yorkville, which intends to sell up to an aggregate of 1,696,666 shares of our common stock issuable upon the exercise of warrants issued to Yorkville pursuant to, among other transactions, the Securities Purchase Agreement entered into on April 11, 2007; and

(2)
Certain selling securityholders of an aggregate of 2,663,466 shares of our common stock and shares of our common stock issuable upon the exercise of warrants issued to the selling securityholders in various private placements that took place during and since 2005.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state securities laws or that an exemption from registration is available.

Our common stock is currently traded on the FINRA Over-the-Counter Bulletin Board under the ticker symbol “STHK.OB.”  On April 29, 2009, the last reported sale price of our common stock was $0.35.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2009

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
YORKVILLE FINANCING AGREEMENTS	3
SUMMARY FINANCIAL DATA	6
RISK FACTORS	7
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	28
USE OF PROCEEDS	28
PRICE RANGE OF OUR COMMON STOCK	29
STOCKHOLDERS	29
DIVIDEND POLICY	29
CAPITALIZATION	30
DILUTION	31
SELECTED FINANCIAL DATA	32
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	35
BUSINESS	43
MANAGEMENT	58
EXECUTIVE COMPENSATION	62
CODE OF ETHICS	70
EMPLOYEE BENEFIT PLANS	71
PRINCIPAL SHAREHOLDERS AND STOCK HOLDINGS OF MANAGEMENT	73
SELLING SECURITYHOLDERS	76
PLAN OF DISTRIBUTION	86
DESCRIPTION OF SECURITIES	88
SHARES ELIGIBLE FOR FUTURE SALE	91
CHANGES IN CERTIFYING ACCOUNTANTS	92
LEGAL MATTERS	92
EXPERTS	92
WHERE YOU CAN FIND MORE INFORMATION	92
INDEX TO FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

As used in this prospectus, unless the context otherwise requires, “Startech,” “we,” “us,” “our” and “the Company” refer to Startech Environmental Corporation.  This summary highlights information relating to us.  It may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, the financial statements and the information incorporated by reference into this prospectus.  This prospectus contains forward-looking statements that involve risks and uncertainties.  As discussed under “Cautionary Note Regarding Forward-Looking Statements” our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many factors, including those described under the headings “Risk Factors”, “Business,” and elsewhere in this prospectus.

Summary of our Business

We are an environmental technology company that manufactures and sells a recycling system for the global marketplace.  We believe that our plasma processing technology, known as the Plasma Converter System, achieves closed-loop elemental recycling that destroys hazardous and non-hazardous waste and industrial by-products and is capable of converting them into useful commercial products.  These products could include a synthesis gas called PCG (Plasma Converted Gas), surplus energy for power, hydrogen, metals and silicate for possible use and sale by users of the Plasma Converter System.

Until January 2004, we were engaged solely in the manufacture and sale of equipment for use by others.  Since then, we have attempted to broaden the scope of our available revenue sources.  This change was brought about by our decision to attempt to expand our market penetration strategies and opportunities. Rather than only market and sell our products for use by others, we are now seeking opportunities to become directly involved in the operation and use of our products.

We believe specific events will drive demand for our Plasma Converter System. They include:

•	Increases in waste, and in particular hazardous waste, due to rising consumer/industrial consumption and population growth in most nations;

•	Current waste disposal and remediation techniques such as landfills and incineration becoming less acceptable from a regulatory, social and environmental perspective;

•	A need for critical resources, such as power and water, to sustain local economies; and

•	The emphasis being placed upon the production of distributed power and the need to provide alternatives to fossil fuels.

We believe that our core plasma technology addresses these waste and resource issues by offering remediation solutions that are integrated with a range of equipment solutions and services. We believe our products will add value to our potential customers’ businesses as they could possibly realize revenue streams from disposal or processing fees, as well as from the sale of resulting commodity products and services.

We have been actively educating and promoting to our potential customers the benefits of the Plasma Converter System over other forms of waste remediation technologies.  Our efforts to educate the public and governments are continuing.  Like most new technologies, we have been met with varying degrees of resistance.  We believe that there is a rising comfort level with our Plasma Converter System technology resulting in part from our educational and informational efforts.

Our business model and our market development strategies arise from our mission, which is to change the way the world views and employs discarded materials.  We expect to achieve this objective by strategically marketing a series of products and services emanating from our core Plasma Converter System technology that could possibly produce saleable fossil fuel alternatives while possibly providing a safer and healthier environment.  We have attempted to implement this strategy through sales of our Plasma Converter System with our providing after-sales support and service, build own and operate/build own and transfer of ownership facilities, joint development projects and engineering services.  However, we have been unable to successfully achieve our goals and continue to seek alternative ways in which we can achieve our goals.

Summary of the Offering

This offering relates to the sale of our common stock from time to time by the following selling securityholders:

(1)
YA Global Investments, L.P. (formerly Cornell Capital Partners, LP), or Yorkville, which intends to sell up to an aggregate of 1,696,666 shares of our common stock issuable upon the exercise of warrants issued to Yorkville pursuant to, among other transactions, the Securities Purchase Agreement entered into on April 11, 2007.

(2)
Certain other selling securityholders of an aggregate of 2,663,466 shares of our common stock and shares of our common stock issuable upon the exercise of warrants issued to the selling securityholders in various private placements that took place during and since 2005. All of these securities were acquired by the holders in private placement transactions pursuant to Section 4(2) of the Securities Act of 1933, as amended, in which we granted registration rights with respect to our common stock purchased and all of the shares issuable upon exercise of warrants issued in each such private placement.

All of these securities were acquired by the holders in private placement transactions pursuant to Section 4(2) of the Securities Act of 1933, as amended, in which we granted registration rights with respect to our common stock purchased and all of the shares issuable upon exercise of warrants issued in each such private placement.

See “Selling Securityholders” beginning on page 76 of this prospectus.

Our Company

Our activities during the four fiscal years beginning November 1, 1992 and ending October 31, 1995 consisted primarily of the research and development of the Plasma Converter System.  On November 17, 1995, Kapalua Acquisitions, Inc., a Colorado corporation, completed the acquisition of all of the issued and outstanding shares of the common stock of Startech Corporation, a Connecticut corporation, and then changed its name to Startech Environmental Corporation.

Our principal office is located at 88 Danbury Road, Suite 2A, Wilton, Connecticut 06897-2525. Our telephone number is (203) 762-2499 and our website is located at http://www.startech.net.  Information contained on our website is not incorporated by reference into this prospectus, and you should not consider it to be a part of this document.

Investing in our securities involves risks.  You should carefully consider the information under “Risk Factors” beginning on page 7 of this prospectus and the other information included in this prospectus before investing in our securities.

YORKVILLE FINANCING AGREEMENTS

September 2005 Standby Equity Distribution Agreement

On September 15, 2005, we entered into a Standby Equity Distribution Agreement, or the 2005 SEDA, as amended on October 15, 2005, with Yorkville (formerly Cornell Capital Partners, LP).  Pursuant to the 2005 SEDA, we had the ability, at our discretion, to periodically issue and sell to Yorkville shares of our common stock for a total purchase price of up to $20 million.  Pursuant to the 2005 SEDA we initially issued 386,956 shares of common stock to Yorkville as a one-time commitment fee.  On January 17, 2007, we terminated the 2005 SEDA with Yorkville.  Subsequent to the termination of the 2005 SEDA, Yorkville returned to us for cancellation 135,434 of the 386,956 shares of common stock issued to them in respect of the commitment fee.

September 2005 Securities Purchase Agreement

On September 15, 2005, we also entered into a Securities Purchase Agreement, as amended on October 15, 2005, with Yorkville (the “2005 SPA”).  The 2005 SPA provided for Yorkville to purchase up to $2,300,000 of our secured convertible debentures of which $1,150,000 was funded within five business days of the date of the 2005 SPA and the balance was funded on October 19, 2005.  We received net proceeds of $2,040,000 from the sale of our convertible debentures.  These debentures originally matured in September 2006.  On September 5, 2006, we received notice from Yorkville stating that the maturity date was changed to October 18, 2007.  These debentures required monthly interest payments at a rate of 10% per annum and monthly principal payments commencing January 2006.  These debentures were secured by substantially all of our assets and certain shares of our common stock.  These debentures were convertible by Yorkville at any time at a conversion price of $1.84 per share of our common stock.  In connection with the issuance of these debentures, we issued to Yorkville a warrant to purchase 650,000 shares of our common stock exercisable for a period of three years with an exercise price per share of $2.53.  These warrants expired on September 15, 2008.  The exercise price of these warrants was subject to downward adjustment upon the occurrence of certain events, including if we subsequently sold shares of our common stock for less than $2.53 of consideration per share, in which case the exercise price was adjusted to such consideration per share.  In addition, if the exercise price was adjusted downward, then the number of shares of our common stock was adjusted upward, such that the total proceeds that would be paid to us at exercise would remain constant. Due to a subsequent private placement of our common stock, for consideration per share which triggered the adjustment provisions, the Yorkville Warrants issued on September 15, 2005 permitted Yorkville to purchase 822,250 shares of our common stock at an exercise price of $2.00 per share.  Further, on May 6, 2008, we reduced to writing our prior oral agreements with Yorkville whereby Yorkville agreed to waive the anti-dilution provisions in the September 15, 2005 warrants as they related to the private placement of shares of our common stock that occurred subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of the warrants to $1.88 per share and an increase in the number of shares issuable upon exercise of those warrants to 874,734 shares of our common stock.  In consideration of this written agreement, we agreed to issue to Yorkville new warrants to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share. These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights expired on September 15, 2008. To secure full payment under the 2005 SPA, we pledged 3,580,000 shares of our common stock and our President pledged 900,000 shares of common stock held by him, which shares were held in escrow. Once the convertible debentures were repaid in full, the 3,580,000 shares of our common stock and the 900,000 shares of common stock pledged by us and our President, respectively, were released from escrow.  We had issued to Mr. Longo 900,000 shares of common stock in place of the shares of common stock pledged by Mr. Longo to secure the convertible debentures.  In the event any of the shares of common stock pledged by Mr. Longo to Yorkville had been forfeited to Yorkville, Mr. Longo would have retained the rights to the same number of shares of common stock issued by us directly to him. Mr. Longo returned to us for cancellation the same number of shares of common stock that were released to Mr. Longo from escrow.

In April 2006, Yorkville converted $1,000,000 of the convertible debentures into 543,478 shares of our common stock.  In February 2007, Yorkville converted approximately $499,264 of the convertible debentures into 271,339 shares of our common stock.  Through January 31, 2007, we made principal payments of approximately $800,000 to repay the convertible debentures.  As of February 15, 2007, the convertible debentures were repaid in full.

April 2007 Standby Equity Distribution Agreement

On April 11, 2007, we entered into a Standby Equity Distribution Agreement, or the 2007 SEDA, with Yorkville pursuant to which we may, at our discretion, periodically sell to Yorkville shares of our common stock for a total purchase price of up to $10 million.  The 2007 SEDA is not effective and we currently have no plans to cause it to become effective or use it.  For each share of our common stock purchased under the 2007 SEDA, if any, Yorkville will pay us 96% of the lowest closing bid price of our shares of common stock, as quoted by Bloomberg, L.P., on the FINRA Over-the-Counter Bulletin Board or other principal market on which our shares of common stock are traded during the five trading days immediately following the notice date.  Yorkville will also retain 5% of the amount of each advance under the 2007 SEDA. Yorkville’s obligation to purchase shares of our common stock under the 2007 SEDA is subject to certain conditions, including our obtaining an effective registration statement covering the resale of shares of our common stock issuable to Yorkville under the 2007 SEDA, and is limited to the greater of (A) $250,000 per five trading days or (B) the average daily dollar value of our common stock for the five trading days immediately preceding the date we send each notice for an advance as determined by multiplying the volume weighted average price of our common stock for such period by the average daily volume over the same period. However, the conditions for the activation of the 2007 SEDA, namely, the filing and effectiveness of a registration statement with the U.S. Securities and Exchange Commission, or SEC, to register the shares issuable under the 2007 SEDA for resale, have not yet been satisfied by us, and we have no current intention of filing a registration statement covering the shares issuable under the 2007 SEDA.  Even if we were to file a registration statement covering the shares issuable under the 2007 SEDA, there is no assurance that the 2007 SEC would ever declare such registration statement effective.  As a result, Yorkville is not currently obliged to provide any funding under the 2007 SEDA and may never become so obliged.  All shares of our common stock issuable pursuant to the 2007 SEDA, if it ever becomes activated, will contain transferability restrictions until such time that the registration statement providing for the resale of such shares is declared effective by the 2007 SEC.  We paid $5,000 to Newbridge Securities Corporation as a placement agent fee under a Placement Agent Agreement relating to the 2007 SEDA.

April 2007 Securities Purchase Agreement

Simultaneously with the execution of the 2007 SEDA, we entered into a Securities Purchase Agreement with Yorkville (the “2007 SPA”), pursuant to which we issued and sold to Yorkville 833,333 shares of our common stock at a price per share of $2.40.  In addition, we issued to Yorkville Class A Warrants and Class B Warrants (the “Yorkville Warrants”), each warrant entitling Yorkville to purchase 833,333 shares of our common stock at an initial exercise price of $3.40 and $4.40 per share, respectively, for an aggregate purchase price of $2,000,000.  The Yorkville Warrants are scheduled to expire on April 11, 2011.  The exercise price of these Yorkville Warrants is subject to downward adjustment upon the occurrence of certain events, including if we subsequently sell shares of our common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described herein, on May 10, 2007 we sold our common stock for a consideration per share of $2.20, at which time the exercise price of all these Yorkville Warrants to purchase an aggregate of 1,666,666 shares of our common stock was adjusted to $2.20 per share. We also entered into a registration rights agreement in connection with the 2007 Yorkville SPA to register for resale the shares of our common stock issued to Yorkville and the shares of our common stock issuable upon exercise of these Yorkville Warrants.  Pursuant to this registration rights agreement we were obligated to file a registration statement and obtain its effectiveness by early September 2007.   Under the registration rights agreement, in the event we did not file the registration statement or obtain its effectiveness within the time periods described above, and if certain other events occur, we would be subject to liquidated damages in an amount in cash equal to one percent of the purchase price paid by Yorkville for the shares of our common stock issued pursuant to the securities purchase agreement, plus an additional 1% for each additional month an effective registration for resale of the 833,333 shares of our common stock is delayed, up to a maximum of 12%, or $240,000.  We did not satisfy our obligations under this registration rights agreement. We filed a registration statement covering Yorkville’s shares and certain of its warrants related to the 2007 SPA.  However, such registration statement was not declared effective by the SEC until June 2008.  On February 15, 2008, prior to the effectiveness of the registration statement, an amendment of SEC Rule 144 under the Securities Act became effective.  Consequently, the shares of common stock issued pursuant to the Yorkville registration rights agreement became freely tradable as of such date, without the need for an effective registration statement.  As a result, as of such date, we were no longer subject to additional liquidated damages; however, we may still be liable for liquidated damages up to a maximum of $240,000 with respect to the resale of 833,333 shares of common stock for which the registration statement was not declared effective prior to the rules changes under Rule 144.

In connection with the 2007 SPA, we paid an origination fee to Yorkville, which origination fee was paid in the form of 41,666 shares of our common stock at a price per share of $2.40 and a cash payment of $95,000.

We are registering for resale an aggregate of 1,666,666 shares of our common stock issuable upon exercise of warrants issued to Yorkville in connection with the April 2007 private placement transaction with Yorkville as well as an additional 30,000 shares we issued in connection with reducing to writing our prior written oral agreements with Yorkville whereby Yorkville agreed to waive anti-dilution adjustment provisions of warrants issued to Yorkville in connection with the 2005 SPA that expired on September 15, 2008.  None of these warrants have been exercised.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in connection with, and is qualified by reference to, our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere in this prospectus.  The statement of operations data for the fiscal years ended October 31, 2007 and 2008 and the balance sheet data as of October 31, 2007 and 2008 are derived from our consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the fiscal years ended October 31, 2004, 2005 and 2006 and the balance sheet data as of October 31, 2004, 2005 and 2006 have been derived from our consolidated financial statements not included in this prospectus. The statement of operations data for the three months ended January 31, 2008 and 2009 and the balance sheet data as of January 31, 2009 are derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus.  The balance sheet data as of January 31, 2008 is derived from our unaudited condensed consolidated financial statements, not included in this prospectus.

Statement of operations data:	Three Months Ended January 31,		Years Ended October 31,
	(unaudited) (in thousands, except per share data)		(in thousands, except share and per share data)
	2008	2009	2004	2005	2006	2007	2008
Revenue	$108	$-	$1,709	$290	$949	$746	$157
Gross profit	5	-	1,080	221	641	445	41
Loss from operations	(1,508)	(1,031)	(2,662)	(4,061)	(3,507)	(4,087)	(6,008)
Net loss	$(1,400)	$(1,022)	$(2,646)	$(3,679)	$(6,620)	$(3,890)	$(5,787)
Net loss per share – basic and diluted	$(0.06)	$(0.04)	$(0.16)	$(0.21)	$(0.34)	$(0.18)	$(0.25)
Weighted-average shares outstanding – basic and diluted	23,078	23,412	16,872	17,921	19,643	22,039	23,191

	As of January 31,		As of October 31,
	(unaudited) (in thousands)		(in thousands)

Balance Sheet Data:	2008	2009	2004	2005	2006	2007	2008
Cash and cash equivalents	$11,096	$3,653	$2,401	$2,490	$2,280	$11,613	$4,658
Working capital (deficiency)	1,149	(3,648)	1,461	(1,069)	(661)	2,349	(2,784)
Total assets	18,551	14,126	4,957	5,634	5,174	17,603	15,423
Total stockholders’ equity (deficiency)	3,181	(1,565)	3,621	1,653	1,506	4,412	(657)

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider each of the following risks and all of the other information set forth in this prospectus.  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.  If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations.  In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

We may not be able to generate sufficient funds to sustain our operations through the next twelve months. Accordingly, the report from our independent registered public accounting firm included in the accompanying financial statements contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of our company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business.  However, the report of our independent registered public accounting firm on our accompanying financial statements includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern as described in our financial statements included herein.  The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values.  Our company has no significant revenue, has suffered significant recurring operating losses and needs to generate revenue and/or raise additional capital in order to be able to accomplish our business plan objectives. These conditions raise substantial doubt about our ability to continue as a going concern.  Our accompanying financial statements do not include adjustments that might account for the outcome of this uncertainty.

Management believes that currently available funds may not be sufficient to sustain our operations at current levels through the next twelve months.   We incurred a net loss of $5,787,115 and $1,022,306 during the fiscal year ended October 31, 2008 and three months ended January 31, 2009, respectively.  For the fiscal year ended October 31, 2008 and the three months ended January 31, 2009, net cash used by operating activities was $6,632,291 and $989,188, respectively.  As of October 31, 2008 and January 31, 2009, we had cash and cash equivalents of $4,658,169 and $3,653,289, respectively, and had negative working capital of $2,783,843 and $3,648,640, respectively. We have historically obtained funds to operate our business through the sale of equity and debt instruments, through the receipt of deposits and installment payments in respect of sales of our products and through the receipt of payments in connection with entering into distributorship agreements.  During the fiscal year ended October 31, 2008 and the three months ended January 31, 2009, we did not receive any cash proceeds from the issuance and sale of our equity or debt instruments.  During the fiscal year ended October 31, 2008, we received installments payments in the aggregate amount of $2,655,012 in conjunction with two sales agreements.  However, each of the counter-parties to these contracts has failed to timely make certain payments to us under the terms of each contract and there can be no assurances that we will receive any additional payments under these contracts. Subsequent to October 31, 2008, we have not received any additional payments in connection with these sales agreements, although we did receive a payment of $250,000 on January 23, 2009 in connection with entering into a distributorship agreement.  We have been and continue to be dependent upon the deposits and installment payments from the execution of distributorship agreements, sales of our products and sales of our securities for working capital.  There can be no assurances that we will receive any additional deposits or payments.

Our ability to continue to operate as a going concern depends, for the most part, on our ability to generate sufficient revenue from the sale of our products and/or the receipt of additional capital from one or more financing sources.  Due to the fact that we have been unsuccessful in consummating additional sales of our products or otherwise raising additional capital, we have had to rely on a portion of the funds we received as customer deposits in connection with the two sales agreements for our products to cover operating expenses.   Management is continuing its efforts to sell our products and to secure additional funds through the receipt of additional capital.

Based on our current share price, if we raise capital by issuing additional shares of capital stock or securities convertible in shares of capital stock, our shareholders will experience substantial dilution.  However, there can be no assurance that we will be able to sell our products or that we will be able to raise additional capital on terms acceptable to us or at all. If we are unable to sell our products or raise additional capital, we will be forced to utilize the remaining balance of our customer deposits to remain a viable entity and accordingly, we might need to significantly restrict or discontinue our operations.  There can be no assurances that we will be able to continue as a viable entity.

We have a limited operating history upon which to evaluate our potential for future success.

We were formed in May 1991.  We were considered a development stage company for accounting purposes until 1998 because we did not generate any material revenues through that date. We started to recognize revenues from shipments and services in 1999.  To date, we have generated very limited revenues and do not expect to generate significant revenues until we sell a larger number of our products.  The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by companies like ours in an evolving market, such as unforeseen capital requirements, failure of market acceptance of our products, failure to establish business relationships and competitive disadvantages as against larger and more established companies.  If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

Current and future conditions in the global economy and global capital markets may adversely affect our results of operations, financial condition and cash flow.

Our business and operating results have been and will continue to be affected by worldwide economic conditions. As a result of slowing global economic growth, the credit market crisis, declining consumer and business confidence, fluctuating commodity prices, and other challenges currently affecting the global economy, our customers and potential customers may experience deterioration of their businesses, cash flow shortages, and difficulty obtaining financing. As a result, existing or potential customers may delay or cancel plans to purchase our products and may not be able to fulfill their obligations to us in a timely fashion or at all. Further, our vendors may be experiencing similar conditions, which may impact their ability to fulfill their obligations to us. If the global economic slowdown continues for significant periods or deteriorates significantly, our results of operations, financial condition, and cash flows could be materially adversely affected.

There is no assurance that unforeseen circumstances will not have a material effect on our business that could require us to raise additional capital or take other measures to conserve liquidity in order to sustain operations.

We have historically raised funds through the sale of equity and debt instruments, through the receipt of deposits and installment payments in respect of sales of our products and through the receipt of payments in connection with entering into distributorship agreements.  During the fiscal year ended October 31, 2008, we did not raise any capital.  In addition, through October 31, 2008, we received payments of $2,655,012 in conjunction with two new sales agreements.  However, each of the counter-parties to these contracts has failed to timely make certain payments to us and there can be no assurances that we will receive any additional payments under these contracts. Subsequent to October 31, 2008, we have not received any additional payments in connection with these sales agreements, nor have we raised any capital; however, we did receive a payment of $250,000 on January 23, 2009 in connection with entering into a distributorship agreement.

There is no assurance that unforeseen circumstances will not have a material effect on our business that could require us to raise additional capital or take other measures to conserve liquidity in order to sustain operations.  There can be no assurance that we will be to raise additional capital on favorable terms, or at all, in the future.

We have incurred substantial operating losses and may not achieve or sustain profitability in the future.  We also have only delivered and installed two Plasma Converter Systems.

We have incurred substantial losses in each year since we commenced operations.  We must overcome significant manufacturing and marketing hurdles to sell our products.  As we strive to grow our business, we expect to spend significant funds for general corporate purposes, including working capital and marketing, and for research and development.  To the extent that our revenues do not increase as quickly as these costs and expenditures, or at all, our results of operations and liquidity will be materially and adversely affected.  If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may never achieve profitability.  Even if we are profitable in the future, we may not be able to sustain profitability.

To date we have only delivered and installed two Plasma Converter Systems, one for the demonstration phase of a U.S. Army program in 1999, and one for commercial use in Japan that was delivered in August 2001 and installed in April 2002.

We had revenues of $157,448, $745,898 and $0 for the fiscal years ended October 31, 2008 and 2007, and the three months ended January 31, 2009, respectively, and our net loss for each of these periods was $5,787,115, $3,889,534 and $1,022,306, respectively.  We do not expect to generate any material revenues until after we successfully complete the sale and installation of our Plasma Converter Systems.  We expect losses to increase as a result of “business as usual” expenses in the near future as we continue to attempt to expand our marketing efforts and demonstrate our technology to potential customers.  We will continue to incur losses until we have been able to sell and ship enough Plasma Converter Systems to offset our expenses. If we are unable to sell our Plasma Converter Systems and thereby increase revenues and we continue to operate at a loss, our results of operations and liquidity will be materially and adversely affected, and the market price of our common stock will likely decline.  We cannot guarantee that we will ever be profitable.

We expect to continue to spend significant amounts to enhance our Plasma Converter System and technologies and fund further product developments. As a result, we will need to generate significant additional revenue to achieve profitability.  Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we do not achieve and maintain profitability, the market price for our common stock may further decline, perhaps substantially, and we may have to curtail or cease our operations.

We have not yet sold the Plasma Converter System on a large – scale commercial basis which may limit our sales and revenue.

No one, including us, has ever utilized our Plasma Converter System under the conditions and in the volumes that will be required to achieve profitability, nor has the Plasma Converter System been utilized on a large-scale commercial basis.  While we believe that we have demonstrated the Plasma Converter System’s ability to process and dissociate waste feedstocks and recover resources in pilot scale and industrial-sized Plasma Converter Systems, there is no guarantee that the same or similar results could be obtained on a large-scale continuing commercial basis or on any specific project.  Our success will depend, in part, on our ability to design and build systems that handle many tons of material per day and operate continuously.  However, if our systems do not operate as we expect, it will significantly limit our sales and revenue, our results of operation and liquidity will be materially and adversely affected and the market price of our common stock will likely decline in value.

Our future success depends in part on our ability to consummate and achieve milestones, and we may be unable to do so and our customers have not fulfilled their obligations to make payments to us.

 To date, we have only delivered and installed two Plasma Converter Systems and we have only entered into two agreements for the commercial sale of a five ton-per-day, or TPD, and three (3) ten TPD Plasma Converter Systems, which have not been installed or delivered to the customers.  On the sales we have made to date, we have received payments in installments, with an initial down payment and the balance due upon the achievement of certain milestones, for example, upon shipment of the Plasma Converter System, which milestones will be set forth in a contract with our customer, which may be different for each customer.  There can be no assurances that we will be able to achieve milestones, including those with our existing customers, or that our customers will make installment payments upon achieving these milestones.  In fact, the customers under our two outstanding contracts have failed to timely make payments to us under these contracts with respect to their payment obligations.

As of April 1, 2009, scheduled installment payments due under our two customer contracts aggregating approximately $3,373,250 were past due.  We are in the process of evaluating our options as to our remedies with respect to these late payments; however, there can be no assurances that we will receive all or any portion of these late payments or other payments contemplated by these contracts, that we will be able to retain the payments previously made under the contracts or that we will deliver the Plasma Converter Systems covered by these contracts.  In addition, in connection with a distributorship agreement we entered into during September 2005 with Global China, Global China provided us with $300,000 as well as a note in the principal amount of $385,000 as a deposit on the purchase of a Plasma Converter System; however, no contract has been executed to purchase or construct this Plasma Converter System.  Global China has been in default under the $385,000 note provided to us and in connection therewith, on April 14, 2008, Global China requested to make, and we agreed to accept, monthly installment payments of $50,000 on this note beginning on May 25, 2008 and concluding with a final $135,000 payment on April 30, 2009. We never received the initial $50,000 payment owed to us or any other amount under this note.  On January 31, 2009, we notified Global China that they were in default under this note and we wrote off the note with a corresponding reduction of customer deposits and deferred revenue.  We do not currently expect to receive any payments thereunder.

Our Plasma Converter Systems may contain component, manufacturing or design defects or may not meet performance criteria established by customers, which could cause us to incur significant repair expenses, harm our customer relationships and industry reputation, and reduce our revenues and profitability.

There is no assurance that our Plasma Converter Systems will meet our customers’ expectations.  Furthermore, we may experience manufacturing problems with our products. As a result of component, manufacturing or design defects, we may be required to repair or replace a substantial number of products, incurring significant expenses as a result.  In addition, any component, manufacturing or design defect could cause us to lose customers or revenues or damage our customer relationships and industry reputation.

The length of our sales cycle requires us to invest substantial financial and technical resources in a potential sale before we deliver products.

Our products are highly technical and the sales cycle can be long. The sales cycle can take up to 18 months without any delays, and we incur significant expenses as part of this process without any assurance of resulting revenues other than the down-payment received when a contract is signed and possibly other interim installment payments required by our contracts. The length of our product development and sales cycle makes us particularly vulnerable to the loss of a significant customer or a significant reduction in orders by a customer because we may be unable to quickly replace the lost or reduced sales.

Due to the lengthy sales cycles of our products and services, the timing of our sales is difficult to predict and may cause us to miss our revenue expectations.

Our products and services are typically intended for use in applications that may be critical to a customer’s business.  In certain instances, the purchase of our products and services may involve a significant commitment of resources by prospective customers.  As a result, our sales process may often be subject to delays associated with lengthy approval processes.   For these and other reasons, the sales cycle associated with the selling of our products and services, we expect, will typically range between six and eighteen months and will be affected by delays over which we have little or no control.  While potential customers evaluate whether our products and services suit their needs, we may incur substantial sales and marketing expenses and expend significant management effort, only to realize that the potential customer will not purchase our products and services.  Due to lengthy sales cycle for our products and services, we may not realize expected revenues during the quarter in which we expend these significant resources, or at all.

We may not be able to assemble and deliver our Plasma Converter Systems as quickly as customers may require which could cause us to lose sales and would harm our reputation.

We may not be able to assemble our Plasma Converter Systems and deliver them to our customers at the times they require. Manufacturing delays and interruptions can occur for many reasons, including, but not limited to:

•	the failure of a supplier to deliver needed components on a timely basis or with acceptable quality;

•	lack of sufficient capacity;

•	equipment failures;

•	manufacturing personnel shortages;

•	labor disputes;

•	transportation disruptions;

•	changes in import/export regulations;

•	changes in the global economy;

•	natural disasters;

•	acts of terrorism; and

•	political instability.

Assembly of our products is complex.  If we fail to assemble and deliver products in a timely fashion, our reputation may be harmed, we may jeopardize existing orders and lose potential future sales, and we may be forced to pay penalties to our customers.

We are dependent on third parties for manufacturing key components which may cause delays in assembly and increased costs to us.

We currently have our own assembly facility where we assemble and test systems.  We also rely upon third parties for the manufacture of key components.  Delays and difficulties in the manufacturing of our products could substantially harm our product development efforts.

There are limited sources of supply for some key Plasma Converter System components.  Business disruptions, financial difficulties of the manufacturers or suppliers of these components, or raw material shortages could increase the cost of our goods sold or reduce the availability of these components.  To date, due to the few number of sales of our system, we have been able to obtain adequate supplies of these key components.  If sales accelerate, we may experience a rapid and substantial increase in our need for components.  If we are unable to obtain a sufficient supply of required components, we could experience significant delays in manufacturing, which could result in the loss of orders and customers, and could materially and adversely affect our business, financial condition and results of operations.  Although we plan to purchase inventories of these strategic components, we may still require alternative sources if we experience delays in obtaining them.  If the cost of components increases, we may not be able to pass on price increases to our customers if we are to remain competitively priced.  This would reduce profit, which in turn would reduce the value of your investment.

Our failure to achieve market acceptance of the Plasma Converter System within our expanded business model would adversely affect our business.

The failure to achieve market acceptance of the Plasma Converter System within our expanded business model would affect our profitability, future revenues, and the market price of our common stock and the success of our business.  Many prospective users of the Plasma Converter System have committed substantial resources to other forms of material processing treatments or technologies. Our growth and future financial performance will depend, in part, on our ability to demonstrate to prospective customers the technical and economic advantages of the Plasma Converter System over these alternatives.  We may not be successful in this effort.  Furthermore, it is possible that competing alternatives may actually have advantages over the Plasma Converter System for certain industries or applications.

We have expanded our business to include market penetration strategies in which we have no previous experience.  These strategies include build, own and operate facilities, or BOO; build, own and transfer, or BOT, of ownership facilities; and joint development projects.  Although certain of our executives have individual experience in these areas we have not, as a company, developed projects of this type in the past.

Additionally, our Plasma Converter System represents what we believe to be a new technology and, in many instances, represents a significant departure from existing practices in the waste management marketplace which already have found a high degree of acceptance.  Our financial performance will depend, in part, on the future development, growth and ultimate size of the market for waste management technologies generally and the Plasma Converter Systems specifically.  If the potential users of waste management products do not perceive appropriate benefits from our Plasma Converter System, or if the Plasma Converter System does not achieve commercial acceptance, our business could be harmed or even fail.

The Plasma Converter System competes with more conventional means of waste management.  A market for our Plasma Converter System may never develop to the point that profitable operations can be achieved or sustained.

A mass market for hydrogen, as an alternative energy source, may never develop or may take longer to develop than anticipated.

Alternative energy sources represent emerging technologies, and we do not know whether consumers will adopt these technologies on a large scale.  In particular, if a mass market fails to develop, or develops more slowly than anticipated, for hydrogen as an alternative to fossil fuel, our ability to separate hydrogen may not aid us in achieving market acceptance of our primary product, the Plasma Converter System.  Thus, we may be unable to achieve or maintain profitability, which could negatively impact our business.

Our failure to obtain additional financing, if needed, would adversely affect our business results.

We will need additional financing to fund ongoing operations if our sales and revenue growth are insufficient to meet our operating costs.  Financing for all of our activities to date has been provided by private placements of our securities.  Additional financing may not be available when needed or may not be available on terms acceptable to us or at all.  If additional funds are raised by issuing equity securities, shareholders may incur dilution, and this dilution may be substantial. If adequate funds are not available, we may be required to delay, scale back operations or otherwise limit the development, manufacture or sale of Plasma Converter Systems, which may materially and adversely affect our business, results of operations and financial condition and reduce the value of your investment. If we are unable to sell our products or raise additional capital, we will be forced to utilize the remaining balance of our customer deposits to remain a viable entity and accordingly, we might need to significantly restrict or discontinue our operations. There can be no assurances that we will be able to continue as a viable entity.

We face numerous risks associated with our plans to market and distribute the Plasma Converter System domestically.

We are currently focusing on marketing of the Plasma Converter System principally in international markets, including both industrialized and developing countries.  If we are unable to expand our domestic marketing efforts beyond current levels our prospects for profitability will be substantially reduced.  Substantial risks still remain for us to market our product effectively in domestic markets. These risks include:

•
Political and economic instability.  Many of our domestic initiatives involve local government support or funding.  Sales to governments may have a long sales cycle.  Any change in the political or economic climate during this sales cycle, including the recent recession,  may prevent us from making a sale.

•
Difficulties in collecting accounts receivable.  We are a small company with limited cash resources. It may be difficult for us to recover monies owed from a domestic customer if we are forced to take legal action.

•
Protection of intellectual property.  The domestic and foreign laws governing intellectual property may afford little or no effective protection of our intellectual property. Even if protected, litigation may result in substantial costs or a diversion of resources.

Any of these risks will reduce expected revenues and may prevent us from ever achieving profitability.  An inability to increase revenues or become profitable may reduce the market price of our common stock.

To the extent we engage in marketing and distribution activities outside the United States, we will be exposed to risks associated with exchange rate fluctuations, trade restrictions and political, economic and social instability.

To the extent we market and distribute the Plasma Converter System in foreign markets, we will be subject to various risks associated with conducting business abroad. A foreign government may require us to obtain export licenses or may impose trade barriers or tariffs that could limit our ability to build our international presence. Our operations in some markets also may be adversely affected by political, economic and social instability in foreign countries, including terrorism.

To the extent that we attempt to expand our sales efforts in international markets, we may also face difficulties in staffing and managing foreign operations, longer payment cycles and problems with collecting accounts receivable and increased risks of piracy and limits on our ability to enforce our intellectual property rights. We currently do not have any transactions denominated in foreign currencies.  In the future, transactions denominated in foreign currencies may not be hedged and therefore will be subject to the risk of changes in exchange rates. If we are unable to adequately address the risks of doing business abroad and build an international presence, our business, financial condition and results of operations may be harmed.

We may acquire other companies, product lines or technology and our failure to integrate any of them may have an adverse effect on our business.

We may pursue acquisitions and investments that could provide complementary and competitive new technologies, products or businesses.  Future acquisitions or investments could involve the use of significant amounts of cash, which may cause us to incur a significant amount of debt.  Alternatively, these types of transactions may require us to issue additional shares of our common stock.  Such issuances could be dilutive to stockholders, and that dilution could be substantial.  In addition, acquisitions involve numerous risks, including the diversion of management’s attention from other business concerns and risks of entering markets in which we have limited or no prior experience.

We currently have no commitments with respect to any acquisition or investment.  If an acquisition or investment does occur and we cannot successfully integrate the business, product, technology or personnel that we acquire, it would have a material adverse affect on our business, results of operations and financial condition.

We may be unable to find appropriate strategic alliances, which would adversely affect market penetration of the Plasma Converter System.

Future strategic alliances may include cooperative agreements for the sharing of information, cooperative marketing agreements, or other business relationships such as equity investments or joint ventures.  We may be unable to find appropriate strategic alliances in markets in which we have little or no experience, which could prevent us from bringing our products to these markets in a timely manner, if at all.  This may lower the demand for and reduce market acceptance of our Plasma Converter System, reducing our revenues and profitability.

Though we have, in the past, entered into several strategic alliances in an effort to expand commercialization of the Plasma Converter System, none of these alliances are currently active nor have we ever made any sales of our Plasma Converter System through any such alliances; however, with respect to the alliance we announced in March 2008 with Hydrogen Engine Center, Inc., or HEC, to combine HEC’s alternative gas energy conversion technology and our PCS processing technology, HEC delivered a hydrogen power generator system to us in September 2008  and this system is currently operational and available for demonstration at our Bristol facility.  We expect HEC’s internal combustion engines will generate clean power using the hydrogen produced by our Plasma Converter System.

Contracts with federal and state governments subject us to possible contract terminations and audits.

We have participated from time to time, and may in the future participate, in selective research and sales opportunities involving federal and state governments.  Such contracts with federal and state governments can be subject to various risks, including the risk of termination at the convenience of the government, without penalty; however, typically if the contracts are cancelled for “convenience”, the government must pay the costs of the contract up until the date of cancellation and other reasonable costs related to its termination.   Additionally, revenues from governmental contracts are subject to time-consuming audit procedures under various federal statutes.

There may be claims made against us for personal injury and business losses which may subject us to litigation and related costs.

We anticipate that the Plasma Converter System will be utilized in a variety of industrial and other settings and will be used to handle materials resulting from the generation of hazardous waste.  The equipment will, therefore, be subject to risks of breakdowns and malfunctions, and it is possible that claims for personal injury and business losses arising out of these breakdowns and malfunctions will be made against us.  If we obtain product liability insurance in the future, our insurance may be insufficient to provide coverage against all claims or for claims made for amounts substantially in excess of applicable policy limits. Such an event could have a material adverse effect on our business, financial condition and results of operations.

Product liability claims could result in losses and could divert our management’s time and resources.

The manufacture and sale of our products create a risk of product liability claims.  Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant liabilities and divert our management’s time, attention and resources.  Currently, we do not have product liability insurance; however, there is no assurance that such insurance, if obtained in the future, would be adequate to cover all potential claims.  The successful assertion of any such large claim against us could materially harm our liquidity and operating results.

Our failure to properly control the use of hazardous materials could result in substantial financial liabilities to us.

We use, generate and discharge toxic, volatile or otherwise hazardous chemicals and wastes in our research, development and manufacturing activities.  Therefore, we are subject to a variety of federal, state and local government regulations related to the storage, use and disposal of such materials.  Failure to comply with present or future regulations could result in an imposition of fines or other liabilities on us, suspension of production or a cessation of operations.  We are not aware of any environmental investigation, proceeding or action by federal or state agencies involving any of our facilities.  However, under federal and state statutes and regulations, a government agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances were committed by previous occupants of the property or have occurred or are ongoing.  If we fail to control the use of, or to restrict adequately the discharge of, hazardous substances, we could be subject to substantial financial liabilities. Our business, financial condition and operating results could suffer a material adverse effect if costs resulting from these liabilities materialize.  If we own and/or operate the Plasma Converter System directly, as part of a joint venture or otherwise, the amount of our potential liability may be greater.

We cannot predict with certainty the extent of future costs under environmental, health and safety laws, and cannot guarantee that they will not be material.

We could become liable if our operations were to cause environmental damage to our properties or to the property of other landowners, particularly as a result of the contamination of air, drinking water or soil. Under current law, we could even be held liable for damage caused by conditions if found to have existed before we acquired the assets or operations involved. Also, we could be liable if we arrange for the transportation, disposal or treatment of hazardous substances that cause environmental contamination, or if a predecessor owner made such arrangements and under applicable law we are treated as a successor to the prior owner. Any liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

In the ordinary course of our business, we may in the future become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These include proceedings in which:

•
agencies of federal, state, local or foreign governments seek to impose liability on us under applicable statutes, sometimes involving civil or criminal penalties for violations, or to revoke or deny renewal of a permit we need; and

•
local communities and citizen groups, adjacent landowners or governmental agencies oppose the issuance of a permit or approval we need, allege violations of the permits under which we operate or laws or regulations to which we are subject, or seek to impose liability on us for environmental damage.

The adverse outcome of one or more of these proceedings could result in, among other things, material increases in our costs or liabilities as well as material charges for asset impairments.

Failure to comply with government regulations will severely limit our sales opportunities and future revenues.

We and our customers may be required to comply with a number of federal, state, local and foreign laws and regulations in the areas of safety, health and environmental controls, including without limitation, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act of 1970, which may require our prospective working partners or our customers to obtain permits or approvals to utilize the Plasma Converter System and related equipment on job sites.  Since we intend to market the Plasma Converter System internationally, we will be required to comply with laws and regulations and, when applicable, obtain permits in those other countries.  We cannot be certain that required permits and approvals will be obtained or that new environmental regulations will not be enacted or that if they are, we and our customers can meet stricter standards of operation or obtain additional operating permits or approvals.  Furthermore, particularly in the environmental remediation market, we may be required to conduct performance and operating studies to assure government agencies that the Plasma Converter System and its by-products are not environmental risks.  There is no assurance that these studies will not be more costly or time-consuming than anticipated or will produce acceptable conclusions.  Failure to obtain operating permits, or otherwise to comply with federal, state, local and foreign regulatory requirements, could affect our ability to market and sell our Plasma Converter System and could substantially reduce the market price of our common stock.

Unfavorable results of legal proceedings could adversely affect our financial condition and operating results.

From time to time, we are subject to various legal proceedings and claims arising out of the ordinary conduct of our business and additional claims may arise in the future. Results of legal proceedings and claims cannot be predicted with certainty. Regardless of its merit, litigation may be both time-consuming and disruptive to our operations and cause significant expense and diversion of management’s attention, and we may enter into material settlements to avoid these risks. Should we fail to prevail in certain matters, or should one or several of these matters be resolved against us, we may be faced with significant monetary damages or injunctive or other relief against us that would materially and adversely affect our business and might materially and adversely affect our financial condition and operating results.

Our operations and financial condition could be adversely affected by our failure or inability to protect our intellectual property or if our technologies are found to infringe upon the intellectual property of a third party.

Our success and the competitiveness of our products are heavily dependent upon our proprietary technology and our ability to protect our current and future technology and manufacturing processes.  We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights.  Such means of protecting our proprietary rights may not be adequate because such laws provide only limited protection. Despite precautions that we take, it may be possible for unauthorized third parties to duplicate aspects of our technologies and manufacturing processes or the current or future products or technologies of our business and manufacturing processes or to obtain and use information that we regard as proprietary.  This could harm our business, financial condition and results of operations and your investment.

Additionally, our competitors may independently develop similar or superior technology. Policing unauthorized use of proprietary rights is difficult, and some international laws do not protect proprietary rights to the same extent as United States laws. Litigation periodically may be necessary to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.  Litigation is costly and may not be successful.  Our failure to protect our proprietary technology or manufacturing processes could harm our business, financial condition and results of operations and your investment.

Most of our technologies are not covered by U.S. and foreign patents. There is no assurance that any patent applications filed by us in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford our intellectual property. Disputes may arise between us and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that we will be in a position, or will deem it advisable, to carry on such a defense.

Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to us. The scope and validity of such patents, if any, the extent to which we may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown.  We may infringe upon the intellectual property rights of third parties, including third party rights in patents that have not yet been issued.  If we do infringe, the holder of the patent may seek to cause us to cease using the technology subject to the patent, or require us to enter into a license or other similar agreement and pay for our use of the intellectual property.  In either case, such event may have a material negative impact on us and our business. Also, since we rely upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

Patent applications in the United States are maintained in secrecy until patents are issued, and the publication of discoveries in the scientific literature tends to lag behind actual discoveries.  Therefore, we cannot guarantee that we will be the first creator of future inventions for which we seek patents or the first to file patent applications for any of our inventions.

Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States.  We cannot be certain that:

•	patents will be issued from future applications;

•	any future patents will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us;

•	foreign intellectual property laws will protect our intellectual property; or

•	others will not independently develop similar products, duplicate our products or design around any patents which may be issued to us.

Generally, we enter into confidentiality and non-disclosure of intellectual property agreements with our employees, consultants and many of our vendors, and generally control access to and distribution of our proprietary information.  Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar information independently.

Policing unauthorized use of intellectual property is difficult.  The laws of other countries may afford little or no effective protection of our technology.  We cannot assure you that the steps taken by us will prevent misappropriation of our technology, which may cause us to lose customers and revenue opportunities.  In addition, pursuing persons who might misappropriate our intellectual property could be costly and divert the attention of management from the operation of our business.

We are not aware and do not believe that any of our technologies or products infringe the proprietary rights of third parties. Nevertheless, third parties may claim infringement with respect to our current or future technologies or products or products manufactured by others and incorporating our technologies.  Responding to any such claims, whether or not they are found to have merit, could be time consuming, result in costly litigation, cause development delays, require us to enter into royalty or license agreements, or require us to cease using the technology that is the intellectual property of a third party. Royalty or license agreements may not be available on acceptable terms or at all. As a result, infringement claims could have a material adverse affect on our business, operating results, and financial condition.

Our failure to keep pace with our competitors and technological changes may result in the loss of customers and revenue opportunities.

Other manufacturers of systems used to process and dispose of materials and wastes in both the private and public sectors include several large domestic and international companies and numerous small companies, many of whom have substantially greater financial and other resources and more manufacturing, marketing and sales experience than we do.  As other technologies evolve, the Plasma Converter System may be rendered obsolete.  To the extent that our competitors are able to offer more cost-effective alternatives to the processing and disposal of materials and wastes, our ability to compete and sell the Plasma Converter System could be materially and adversely affected.

Competition from other industry participants and rapid technological change could impede our ability to achieve profitable operations. Additionally, our current and potential competitors, some of whom have greater resources and experience than we do, may develop products and technologies that may cause a decline in demand for, and the prices of, our Plasma Converter System.

Other companies have developed, or may develop, products that compete with our Plasma Converter System.  We also compete indirectly with traditional waste management companies, who employ traditional methods for the processing and disposal of waste, including landfill dumping companies and companies that operate incinerators.  Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors.

Many of our current and potential competitors have competitive advantages over us, including substantially greater financial, technical, personnel and other resources, including brand name recognition and long-standing relationships with customers. These matters may place us at competitive disadvantage in our markets and may impair our ability to expand into new markets, which could adversely affect our business. If we fail to grow rapidly or obtain additional capital we may not be able to compete with larger, more well-established companies. There can be no assurance that we will be able to successfully compete in our markets.

We face competition in all aspects of our operations. In North America, the industry consists of large national waste management companies, and local and regional companies of varying sizes and financial resources. We compete with these companies as well as with counties and municipalities that maintain their own waste collection and disposal operations.  Our competitors may have significant advantages over us, as their operations may have been accepted by consumers and we may not be able to successfully compete with them. In addition, competitors may reduce their prices to expand sales volume or to win competitively bid contracts. If this happens, we may be required to offer lower pricing to attract or retain our customers, resulting in a negative impact to our revenues.

Our operating results may be adversely affected by substantial quarterly and annual fluctuations and market downturns.

Our revenues, earnings and other operating results have fluctuated in the past and our revenues, earnings and other operating results may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others, overall growth in the waste management market, changes in customer order patterns, availability of components from our suppliers, the gain or loss of a significant customer, and market acceptance of our products. These factors are difficult to forecast, and these, as well as other factors, could materially and adversely affect our quarterly or annual operating results.

We are dependent on key personnel and our business would be disrupted if we are unable to retain and expand our management team.  Certain of our outside directors have resigned or announced that they will not stand for reelection.

Due to the nature of our business, we are highly dependent on the continued service of, and on the ability to attract and retain, qualified engineering, technical, manufacturing, sales, marketing and senior management personnel.   The loss of any key employees or principal members of management could have a material adverse effect on our business and operating results.  Further, if we are unable to hire additional qualified personnel as needed, we may not be able to adequately manage and implement plans for our expansion and growth.

 Joseph F. Longo, our Chairman, Chief Executive Officer and President, has an employment agreement with us.  However, any officer or employee may terminate his or her relationship with us at any time.  Our employment agreement with Mr. Longo and our employment arrangements with other executive officers and significant employees impose customary confidentiality and non-compete obligations, and our employment arrangements with executive officers, other than Mr. Longo, provide for the assignment to us of all rights to any technology developed by such person during the time of his or her employment.    We are still in the process of implementing the management succession plan we announced in April 2008 with respect to Mr. Longo, who is 76. However, there can be no assurance that this succession plan will be implemented and, if implemented, will be sufficient to replace Mr. Longo when and if his services to us are no longer available.

Peter J. Scanlon, our Chief Financial Officer, entered into an agreement with us on November 14, 2008 whereby Mr. Scanlon agreed to continue to serve as our Chief Financial Officer.  Mr. Scanlon had previously planned to retire, and announced his retirement to us, effective October 31, 2008.  However, we have subsequently agreed to retain Mr. Scanlon through May 15, 2009 and Mr. Scanlon has agreed to defer his retirement beyond May 15, 2009.  In connection therewith, we have agreed to pay Mr. Scanlon $144,354 on May 1, 2009 in a single lump sum payment, whether or not his employment terminates prior to such date, as well as to provide continued health coverage for Mr. Scanlon and his spouse for twelve months following the termination of his employment.

Furthermore, effective October 17, 2008, L. Scott Barnard resigned from our board of directors, and on December 11, 2008 and December 17, 2008, respectively, each of Joseph Equale and John Fitzpatrick notified us that he will not stand for reelection to our board of directors at our next annual meeting of shareholders.

If Mr. Longo is involuntarily terminated without cause, his employment agreement provides for additional termination benefits.

The term of the employment agreement with Mr. Longo is three years, effective as of January 1, 2004, and automatically renews for successive one year periods, unless either party provides written notice of non-renewal at least 90 days prior to the anniversary date.  Effective August 1, 2007, the board of directors approved an increase in Mr. Longo’s annual salary to $210,000.  Upon termination of employment, Mr. Longo is entitled to six months of base salary and benefits continuation as severance.  After the severance period, if Mr. Longo was involuntarily terminated without cause, he is entitled to additional termination benefits, including an annual payment of $97,500 for the remainder of his life, plus lifetime reimbursement of gap medical insurance premiums to cover expenses not covered by Medicare or Medicaid, to the extent commercially available.  If Mr. Longo is survived by his spouse, she is entitled to receive half of the annual payment amount, $48,750, for the remainder of her life, plus continuation of the gap medical insurance benefit.  These entitlements are unfunded and Mr. Longo’s rights to these benefits are as an unsecured general creditor of ours.

Our internal controls over financial reporting contain certain material weaknesses which could affect the ability of investors to rely on our financial statements.

Management is responsible for establishing and maintaining adequate internal controls over financial reporting. We believe that a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. Our disclosure controls and procedures are designed to provide a reasonable assurance of achieving their objectives. Under the supervision and with the participation of our management, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework established by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) as set forth in Internal Control - Integrated Framework.

Based on our evaluation under the framework in Internal Control — Integrated Framework, and due to certain material weaknesses existing in our internal controls as of October 31, 2008 (described below), management concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of October 31, 2008.

A material weakness is a deficiency, or a combination of deficiencies, in Internal Control over Financial Reporting (“ICFR”), such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Material weaknesses would permit information required to be disclosed by us in the reports that it files or submits to not be recorded, processed, summarized and reported, within the time periods.  As of October 31, 2008, the following material weaknesses existed:

•
Ineffective Entity-Level Controls: We did not maintain effective entity-level controls as defined by the framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control— Integrated Framework. Specifically, we did not effectively segregate certain accounting duties due to the small size of its accounting staff, and maintain a sufficient number of adequately trained personnel necessary to anticipate and identify risks critical to financial reporting.

•
Inadequate Expertise in the application of certain U.S. Generally Accepted Accounting Principles: We lack adequately trained accounting personnel with appropriate United States generally accepted accounting principles (US GAAP) expertise for complex transactions.

•	Inadequate Reviews: There were inadequate reviews and approvals by our personnel of certain reconciliations and other processes in day-to-day operations.

Assuming our volume of business increases and sufficient additional capital is secured (neither of which can be assured), we intend to increase staffing to mitigate the current lack of segregation of duties within the general, administrative and financial functions.

However, if other material weaknesses are identified and not promptly corrected in the future, our ability to report our quarterly and annual financial results on a timely and accurate basis may be adversely affected.

As of January 31, 2009, and through the date of this prospectus, these material weaknesses continue to exist.

The occurrence of one or more natural disasters or acts of terrorism could adversely affect our operations and financial performance.

The occurrence of one or more natural disasters or acts of terrorism could result in physical damage to or the temporary closure of our corporate headquarters, product showroom and/or manufacturing facility.  It may also result in the temporary lack of an adequate work force in a market and/or the temporary or long term disruption in the supply of materials (or a substantial increase in the cost of those materials) from suppliers.  One or more natural disasters or acts of terrorism could materially and adversely affect our operations and financial performance.  Furthermore, insurance costs associated with our business may rise significantly in the event of a large scale natural disaster or act of terrorism.

Terrorist attacks and other attacks or acts of war may adversely affect the markets on which our common stock trades, which could have a materially adverse effect on our financial condition and our results of operations.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. In March 2003, the United States and allied nations commenced a war in Iraq. These attacks and the war in Iraq caused global instability in the financial markets. There could be further acts of terrorism in the United States or elsewhere that could have a similar impact. Armed hostilities or further acts of terrorism could cause further instability in financial markets and could directly impact our financial condition, our results of operations and the price of our common stock.

Risks Related to this Offering

Our common stock has been delisted from the Nasdaq Capital Market.

In July 2003, our common stock was delisted from the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market) and began trading on the FINRA Over-the-Counter Bulletin Board.  Since our shares are not listed for trading on the Nasdaq Capital Market or any other national securities exchange, the trading of our shares is more difficult for investors, potentially leading to further declines in the price of our common stock.  It may also make it more difficult for us to raise additional capital. Further, we may also incur additional costs under state blue-sky laws in connection with any sales of our securities.

Our common stock currently trades on the FINRA Over-the-Counter Bulletin Board. Securities in the FINRA Over-the-Counter Market are generally more difficult to trade than those on the major stock exchanges.  As a consequence, you may find it difficult to dispose of our common stock.  In addition, accurate price quotations are also more difficult to obtain. The trading market for our common stock is subject to special regulations governing the sale of penny stock.

A “penny stock” is defined by regulations of the Securities and Exchange Commission, or the SEC, as an equity security with a market price of less than $5.00 per share. The market price of our common stock has been less than $5.00 for several years.

If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Securities Exchange Act of 1934, as amended, also referred to in this prospectus as the Exchange Act, which relates to non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers’ ability to trade, and a purchaser’s ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares of our common stock. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

We have never paid cash dividends and have no plans to pay dividends.

To date, we have not paid any cash dividends on our shares of common stock and we have no plans to pay dividends in the near future.

There is an increased potential for short sales of our common stock due to the sales of shares issued upon exercise of the warrants or options, which could materially affect the market price of the stock.

Downward pressure on the market price of our common stock that likely will result from sales of our common stock issued in connection with an exercise of warrants or options could encourage short sales of our common stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. As the holders exercise their warrants or options, we issue shares to the exercising holders, which such holders may then sell into the market. Such sales could have a tendency to depress the price of the stock, which could increase the potential for short sales.

Existing shareholders will experience significant dilution if we were to sell shares under the Standby Equity Distribution Agreement, which can only occur upon successful activation of the agreement.  The Standby Equity Distribution Agreement may never become effective or be activated.

We are heavily dependent on external financing to fund our operations. On April 11, 2007, we entered into a Standby Equity Distribution Agreement, or SEDA, with Cornell Capital Partners LP, whose name was subsequently changed to YA Global Investments, L.P, in August 2007, or Yorkville, which is not currently effective.  Under the SEDA, if it is activated, we may, in our discretion, periodically sell to Yorkville shares of our common stock for a total purchase price of up to $10 million.  The issuance of shares of our common stock under the SEDA, if activated, will have a dilutive impact on our other shareholders and the issuance or even potential issuance of such shares could have a negative effect on the market price of our common stock.  As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline.  In addition, the lower our stock price, the more shares of our common stock we will have to issue under the SEDA to draw down the full amount available thereunder.  If our stock price is lower, then our existing shareholders would experience greater dilution.

However, the conditions for the activation of the SEDA, namely, the filing and effectiveness of a registration statement with the Securities and Exchange Commission, or the SEC, to register the shares issuable under the SEDA, have not yet been satisfied by us, and we have no current intention of filing a registration statement covering the shares issuable under the SEDA.  Even if we were to file a registration statement covering the shares issuable under the SEDA, there is no assurance that the SEC would ever declare such registration statement effective.  As a result, Yorkville is not currently obliged to provide any funding under the SEDA and may never become so obliged.

If the SEDA is activated and we elect to sell our shares, Yorkville will pay less than the then-prevailing market price of our common stock, and therefore will have an incentive to sell our shares which could cause the price of our common stock to decline.

If any of our common stock is issued under the SEDA, it would be issued at a 4% discount to the lowest closing bid price of our common stock during the five consecutive trading day period immediately following the date we notify Yorkville that we desire to access the SEDA, if it is then effective.  In addition, Yorkville would be paid a 5% retainer fee from each advance it makes for a total discount of 9%.  The 5% retainer fee would be paid by us from the proceeds we receive from each advance and is not reflected in the conversion formula in calculating the number of shares issued to Yorkville each time we draw upon the equity line.  Based on this discount, Yorkville could elect to sell immediately to realize the gain on the 4% discount.  These sales could cause the price of our common stock to decline, based on increased selling of our common stock.  In addition, dilutive pressures caused by issuances of additional shares of our common stock under the SEDA could also contribute to a decline in the price of our common stock.

If the SEDA is ever activated, we may not be able to obtain a cash advance under the SEDA if Yorkville holds more than 9.9% of our common stock.

In the event the SEDA is activated, if ever, but Yorkville beneficially owns more than 9.9% of our then-outstanding common stock (based on public filings, Yorkville currently beneficially owns less than 5%), we would be unable to obtain a cash advance under the SEDA.  A possibility exists that Yorkville may beneficially own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to request an advance under the SEDA, if it is activated.  In that event, if we are unable to obtain additional external funding, we could be forced to curtail or cease our operations.  In addition, in the event that Yorkville beneficially owns more than 9.9% of our outstanding common stock, Yorkville may sell shares in order to provide new cash advances, which could decrease the price of our common stock.

The sale of our common stock under the SEDA, if activated, could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances, the provisions of the SEDA, if activated, have the potential to cause a significant downward pressure on the price of our common stock.  This would especially be the case if the shares being placed into the market exceed the market’s ability to absorb our shares or if we had not performed in such a manner to show that the equity funds raised will be used for growth.  Such events could place further downward pressure on the price of our common stock.  We may request numerous draw downs pursuant to the terms of the SEDA, if it becomes effective.  Even if we use the proceeds from sales of shares under the SEDA to invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price.  If there are significant short sales of our stock, the price decline that would result from this activity in turn may cause holders of our stock to sell their shares, thereby contributing to sales of our stock in the market.  If there is an imbalance on the sell side of the market for our common stock, the price will decline.  It is not possible to predict those circumstances whereby short sales could materialize or the extent to which our stock price could drop.  In some companies that have been subjected to short sales the stock price has dropped nearly to zero.  This could happen to our stock price.

We may not be able to access sufficient funds under the SEDA when needed.

We are dependent on external financing to fund our operations.  However, we do not currently expect to obtain any such financing under the SEDA and we cannot assure you that conditions for its effectiveness will be met, even if we desire to activate it.  Moreover, even if we activate the SEDA (which is unlikely), the amount of each advance under the SEDA is subject to a maximum advance amount of the greater of (A) $250,000 per five trading days or (B) the average daily dollar value of our common stock for the five trading days immediately preceding the date we send each notice for an advance as determined by multiplying the volume weighted average price of our common stock for such period by the average daily volume over the same period, and we may not submit any request for an advance within five trading days of a prior request.  In addition, if Yorkville becomes unable or unwilling to honor its obligations under the SEDA, should it become effective, we would not be able to obtain any financing thereunder.  Finally, in order for the SEDA to become effective, we must obtain an effective registration statement for the shares to be sold under the SEDA, and there can be no assurance that such registration statement would ever be declared effective by the SEC.

Yorkville may sell shares of our common stock after we deliver an advance notice during the pricing period, which could cause our stock price to decline.

Should we activate the SEDA and issue shares to Yorkville thereunder, Yorkville would be deemed to beneficially own the shares of our common stock corresponding to a particular advance under the SEDA on the date that we deliver an advance notice to Yorkville, which is prior to the date the shares are delivered to Yorkville.  Yorkville may sell such shares any time after we deliver an advance notice.  Accordingly, Yorkville may sell such shares during the pricing period.  Such sales may cause our stock price to decline and if so would result in a lower volume weighted average price during the pricing period, which would result in us having to issue a larger number of shares of our common stock to Yorkville in respect of the advance.

Certain current shareholders own a large portion of our voting stock which could influence decisions that may adversely affect other investors.

As of April 1, 2009, our officers and directors (six persons) beneficially own or control approximately 8.3% of our outstanding common stock.  Joseph F. Longo, our Chief Executive Officer and President and Chairman of our board of directors, owns approximately 6.6% of our outstanding common stock.  Arthur J. Steinberg, not individually, but solely in his capacity as the Receiver of Northshore Asset Management, LLC and related entities, and Connecticut Banking Commissioner Howard F. Pitkin (successor to John P. Burke), not individually, but solely in his capacity as Receiver of Circle Trust Company, may be deemed to beneficially own approximately 16.1% and 4.2% respectively, of our outstanding common stock.  FB U.S. Investments, L.L.C. beneficially owns approximately 19.4% of our outstanding common stock.  Francisco J. Rivera Fernandez beneficially owns approximately 8.9% of our outstanding common stock.  These shareholders may be able to influence matters requiring shareholder approval and thereby, our management and business.

This concentration of ownership could delay or prevent another person or persons from acquiring control or causing a change in control, even if such change would increase the price of our common stock or our value.  Preventing a change in control in favorable circumstances may affect your ability to sell your securities at a higher price.

Our stock price fluctuates and accordingly, you could lose all or part of the value of your shares of our common stock.

The market price of our common stock has historically been highly volatile.  The market price of our common stock has fluctuated and may continue to fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	sales of our common stock by shareholders because our business profile does not fit their investment objectives;

•	actual or anticipated fluctuations in our operating results;

•	developments relating to our Plasma Converter System and related proprietary rights;

•	announcements relating to our performance;

•	activation of the SEDA with Yorkville;

•	government regulations and changes thereto;

•	announcements of our competitors or their success in the waste management business;

•	the operating and stock price performance of other comparable companies;

•	developments and publicity regarding our industry; and

•	general economic conditions.

In addition, the stock market in general has experienced volatility that has often been unrelated to the operating performance of individual companies.  These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual performance, and could enhance the effect of any fluctuations that do relate to our operating results.

On May 5, 2008, prior to the effectiveness of the registration statement of which this prospectus is a part, we announced that Joseph F. Longo, our CEO, was interviewed by The Wall Street Transcript on April 18, 2008 and that a copy of that interview was available on The Wall Street Transcript's website or upon request to us, and a link to this transcript is available in the press release posted on our website.  In the transcript from that interview, Mr. Longo made certain statements in isolation that the shares of our common stock were available at an attractive price and at a price low enough to sell later without losing money, and that buyers can buy stock with a good margin of safety, and did not disclose the related risks and uncertainties associated with owning or investing in shares of our common stock described in this prospectus.  The statements made by Mr. Longo should not be considered in isolation and you should make your investment decision only after reading this entire prospectus carefully.  No assurances can be made that the shares of our common stock will not decrease in value nor can any assurances be made that the shares or our common stock will increase in value or that you will make money on your investment in us.  Furthermore, no assurances can be made that we will not incur liability arising out of the statements made by Mr. Longo in this interview or that we will not be subject to claims associated therewith.

Future sales of a significant number of shares of our common stock may have an adverse effect on our stock price.

There are currently a large number of shares of our common stock that are eligible for sale and additional shares of our common stock which may become eligible for sale in connection with the effectiveness of future registration statements.  We have registered a total of 10,619,844 shares of our common stock (which includes shares issuable upon the exercise of warrants), for resale in two registration statements on Form S-1 for resale by the selling shareholders listed therein.  Sales of a large number of these shares by one or more selling shareholders could result in a decrease in the price of our common stock.  Shares issuable upon the conversion of warrants or the exercise of outstanding options may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock.  These factors could also make it more difficult for us to raise funds through future offerings of our common stock.

FB U.S. Investments, L.L.C. and Northshore Asset Management, LLC (Arthur J. Steinberg is the Receiver for Northshore Asset Management, LLC) are two of our significant shareholders who hold shares of our common stock that are also registered for resale under the Securities Act.  Transfers of these shares by FB U.S. Investments, L.L.C. and Northshore Asset Management, LLC could result in a decrease in the price of our common stock.  In addition, in connection with most of our private placements, we have granted piggyback registration rights in respect of the shares of our common stock purchased in such private placements, as well as the shares of our common stock issuable upon the exercise of warrants issued in such private placements.  Certain investors in these private placements were entitled to, but not provided with, piggyback registration rights in respect of the shares of common stock and the shares issuable upon exercise of warrants purchased in such private placements in connection with the filing of this registration statement as well as other registration statements that we have filed in the past.  Accordingly, we may be in breach of our registration obligations to certain of these shareholders; however, all of the shares of common stock purchased in these private placements are currently eligible for resale in compliance with Rule 144 under the Securities Act and most of the warrants issued in such private placements are either out-of-the-money and/or otherwise scheduled to expire in the near future.

Shares issuable upon the conversion of warrants or the exercise of outstanding options may substantially increase the number of shares available for sale in the public market and depress the price of our common stock.

As of April 1, 2009, we had outstanding warrants exercisable for an aggregate of 7,187,966, shares of our common stock at a weighted average exercise price of approximately $4.08 per share.  In addition, as of April 1, 2009, options to purchase an aggregate of 1,668,000 shares of our common stock were outstanding at a weighted average exercise price of approximately $5.00 per share.  In addition, 1,219,000 shares of our common stock were available on April 1, 2009 for future option grants under our 2000 Stock Option Plan.  To the extent any of these warrants or options are exercised and any additional options are granted and exercised, there will be further dilution to investors.  Until the options and warrants expire, these holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may convert or exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants.  The exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of our common stock.

In connection with previous private placements, Yorkville (1) held warrants to purchase 650,000 shares of our common stock issued on September 15, 2005 with an exercise price of $2.53 that expired on September 15, 2008; and (2) holds warrants to purchase 1,666,666 shares of our common stock issued on April 11, 2007, of which 833,333 had an initial exercise price of $3.40 and the other 833,333 had an initial exercise price of $4.40, all of which have an expiration date of April 11, 2011 (collectively, the “Yorkville Warrants”).  The exercise price of the Yorkville Warrants are subject to downwards adjustment upon the occurrence of certain events, including if we subsequently sell shares of our common stock for less than a designated consideration per share, in which case the exercise price is adjusted to such consideration per share.  Due to a subsequent private placement of our common stock, for consideration per share which triggered the adjustment provisions, (1) the Yorkville Warrants issued on September 15, 2005 permitted (until such warrants expired) Yorkville to purchase 822,250 shares of our common stock at an exercise price of $2.00 per share; and (2) the Yorkville Warrants issued on April 11, 2007 now permit Yorkville to purchase 1,666,666 shares of our common stock at an exercise price of $2.20 per share.  Further, on

May 6, 2008, we reduced to writing our prior oral agreements with Yorkville whereby Yorkville agreed to waive the anti-dilution provisions in the September 15, 2005 warrants as they relate to the private placement of shares of our common stock that occurred subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of those warrants to $1.88 per share and an increase in the number of shares issuable upon exercise of those warrants to 874,734 shares of our common stock.  In consideration of this written agreement, we agreed to issue to Yorkville new warrants to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share. These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights expired on September 15, 2008. The Yorkville Warrants remain subject to adjustment until exercised or until they expire.  Future private placements could trigger the adjustment provisions again and Yorkville could be permitted to exercise the Yorkville Warrants (that have not terminated, including the warrants issued to acquire 30,000 shares) at exercise prices lower than those currently in effect and Yorkville could be permitted to purchase more shares of our common stock than is currently in effect, thus exacerbating any potential dilution from future private placements.

The following table summarizes warrant information as of April 1, 2009:

	Warrants Outstanding*
Exercise Price	Number Outstanding at April 1, 2009	Weighted Average Remaining Contractual Life (years)	Number Exercisable at April 1, 2009
$ 1.50	30,000	2.10	30,000
$ 2.20	1,666,666	2.03	1,666,666
$ 3.00	200,000	2.70	200,000
$ 3.40	1,280,650	1.04	1,280,650
$ 4.40	1,280,650	1.04	1,280,650
$ 5.00	1,365,000	0.14	1,365,000
$ 6.00	1,365,000	0.14	1,365,000

	7,187,966		7,187,966

We have filed one or more registration statements with the SEC, including a registration statement for Northshore Asset Managment, LLC's shares pursuant to certain registration rights agreements, so that substantially all of the shares of our common stock which are issuable upon the exercise of outstanding warrants held by Yorkville and certain other parties and options may be sold in the public market.  The sale of our common stock issued or issuable upon the exercise of the warrants and options described above, or the perception that such sales could occur, may adversely affect the market price of our common stock.

Pursuant to the registration rights agreement we entered into with Yorkville in connection with the April 11, 2007 private placement transaction through a securities purchase agreement, we were required to file a registration statement within 45 days of April 11, 2007 covering the resale of 833,333 shares of our common stock and 1,666,666 warrants to purchase our common stock and obtain its effectiveness no later than 120 days following April 11, 2007 (or 150 days if the registration statement receives a “full review” by the SEC) and maintain its effectiveness until all the shares may be sold without regard to volume limitations or manner of sale requirements pursuant to Rule 144 under the Securities Act. Under the registration rights agreement, in the event we did not file the registration statement or obtain its effectiveness within the time periods described above with regard to the resale of 833,333 shares of our common stock, and if certain other events occur, we would be subject to liquidated damages in an amount in cash equal to one percent of the purchase price paid by Yorkville for the shares of our common stock issued pursuant to the securities purchase agreement, plus an additional 1% for each additional month an effective registration for resale of these 833,333 shares of our common stock is delayed, up to a maximum of 12%, or $240,000.  However, on February 15, 2008, an amendment of SEC Rule 144 under the Securities Act became effective.  Consequently, the shares of common stock issued pursuant to the Yorkville registration rights agreement are freely tradable without the need for an effective registration statement.  We did not satisfy our obligations under this registration rights agreement. We are not subject to additional liquidated damages in the event we do not file the registration statement or obtain its effectiveness with regard to shares of our common stock issuable upon exercise of the 1,666,666 warrants; however, we may still be liable for liquidated damages up to a maximum of $240,000 with respect to the resale of the 833,333 shares of common stock for which a registration statement was not declared effective prior to the rules changes under Rule 144.

The price you pay in this offering will fluctuate and may be higher or lower than the prices paid by other individuals or entities participating in this offering.

The price in this offering may fluctuate based on the prevailing market price of our common stock on the FINRA Over-the-Counter Bulletin Board.  Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute “forward-looking statements”.  These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology.

We often use these types of statements when discussing:

•	our business plans and strategies;

•	the expansion of our manufacturing capabilities;

•	our anticipation of profitability or cash flow from operations;

•	our anticipation of sources of funds to fund our operations in the future;

•	the development of our business; and

•	other statements contained in this prospectus regarding matters that are not historical facts.

These forward-looking statements are only predictions and estimates regarding future events and circumstances and speak only as of the date hereof.  Actual results could differ materially from those anticipated as a result of factors described in “Risk Factors” or as a result of other factors.  We may not achieve the future results reflected in these statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Since our common stock is considered a “penny stock” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act, and Section 21E of the Exchange Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of securities by the selling securityholders hereto.  We may receive cash proceeds to the extent any of the warrants are exercised for cash.  If all the warrants are exercised in full for cash, we will receive gross proceeds in the amount of $6,174,240. We would expect to use any such proceeds for working capital and general corporate purposes.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has traded on the FINRA Over-The-Counter Bulletin Board under the symbol “STHK.OB” since July 2003.  Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not necessarily represent actual transactions.  From November 2000 through July 2003, our common stock traded on the Nasdaq Capital Market.  The last reported sale price for our common stock on April 29, 2009 was $0.35.

The table below sets forth the high and low closing prices for our common stock during the periods indicated:

	Closing Price of Common Stock
Fiscal Year ended October 31, 2007	High	Low
First Quarter	$3.15	$2.00
Second Quarter	3.65	2.20
Third Quarter	2.90	2.03
Fourth Quarter	2.40	1.75
Fiscal Year ended October 31, 2008
First Quarter	$2.20	$1.51
Second Quarter	1.52	0.90
Third Quarter	1.15	0.80
Fourth Quarter	0.85	0.31
Fiscal Year ended October 31, 2009
First Quarter	$0.45	$0.26
Second Quarter (through April __, 2009)	$0.38	$0.28

STOCKHOLDERS

As of April 1, 2009, there were 23,671,427 shares of our common stock outstanding that were held of record by 577 shareholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our shares of common stock.  We anticipate that any future earnings will be retained to finance our operations and for the growth and development of our business.  Accordingly, we do not anticipate paying cash dividends on our shares of common stock for the foreseeable future.  Additionally, our Articles of Incorporation provides that no dividends may be paid on any shares of our common stock unless and until all accumulated and unpaid dividends on our shares of preferred stock have been declared and paid in full.  We currently have no outstanding shares of preferred stock, and we currently have no intention of issuing any such shares.  While we currently have no intention to pay any dividends on our common stock, the payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of January 31, 2009 on an actual basis and on a pro forma basis to reflect the exercise of the warrants being registered, the related issuance of 2,444,482 shares of common stock and the related receipt of $6,174,240 of proceeds.

You should read the information below in conjunction with our consolidated financial statements and their notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

STARTECH ENVIRONMENTAL CORPORATION
Capitalization

	As of January 31, 2009
	Actual	Pro Forma

Cash and cash equivalents	$3,653,289	$9,827,529

Stockholders' equity:
Preferred stock, no par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, no par value; 800,000,000 shares authorized;
23,618,236 issued and outstanding, actual; and	34,327,981	40,502,221
26,062,718 issued and outstanding, proforma	-
Additional paid-in capital	5,668,397	5,668,397
Accumulated deficit	(41,560,894)	(41,560,894)

Total stockholders' (deficiency) equity	(1,564,516)	4,609,724

Total capitalization	$(1,564,516)	$4,609,724

The number of shares of our common stock reflected as issued in the table above, both on an actual basis and on a pro forma basis, does not reflect the following:

(a)
1,668,000 shares of our common stock issuable as of January 31, 2009 upon the exercise of options issued at a weighted average exercise price of $ 5.00 per share, pursuant to our 1995 Stock Option Plan and our 2000 Stock Option Plan.

(b)	4,743,484 shares of our common stock issuable as of January 31, 2009 upon the exercise of warrants issued at a weighted average exercise price of $4.42 per share.

DILUTION

You will incur immediate and substantial dilution of $2.35 per share in net tangible book value per share of our common stock from the price you paid.  Net tangible book value per share is determined by dividing the total number of shares outstanding of our common stock into the difference between total tangible assets less total liabilities.  This dilution will reduce the value of your investment.

At January 31, 2009, our net tangible book value was $(1,564,516) or $(0.07) per share on an actual basis.  After giving effect to the issuance of all of the 2,444,482 common shares at an average price of $2.53 per share, if this offering had been completed as of January 31, 2009, our pro forma net tangible book value on January 31, 2009 would have been approximately $4,609,724, or $0.18 per share.

This represents an immediate increase in the net tangible book value of approximately $0.24 per share to our existing shareholders, and an immediate and substantial dilution of $2.35 per share to new investors.  The following table illustrates this per-share dilution:

Weighted average price of our common stock warrants................................... $ 2.53
Net tangible book value as of January 31, 2009.................................. $(0.07)
Increase attributable to new investors................................................. $ 0.24
Pro forma net tangible book value after this offering......................................... $ 0.18

Dilution to new investors....................................................................................... $2.35

The following table summarizes, as of January 31, 2009 on a pro forma basis described below, the number of warrants exercised in this offering, the aggregate cash consideration paid and the average price per share paid by officers, directors, promoters and affiliated persons (“existing shareholders”) for our common stock acquired since 1995 and by new investors purchasing shares of our common stock in this offering:

	Shares Purchased		Total Consideration		Average Price per
	Number	Percent	Amount	Percent	Share

Existing shareholders	23,618,236	90.6%	$34,327,981	84.8%	$1.45
New investors	2,444,482	9.4%	$6,174,240	15.2%	$2.53
Total	26,062,718	100.0%	$40,502,221	100.0%

The discussion and tables above give no effect to the exercise of 4,743,484 warrants outstanding as of January 31, 2009 at an average exercise price of $4.42 per share.  As of January 31, 2009, options to purchase an aggregate of  1,668,000 shares were issued at a weighted average exercise price of $4.99 per share.  They have not been included in the above tables and discussion.  In addition, as of January 31, 2009, 1,219,000 shares are available for future option grants under our stock option plans.  To the extent any of these options are exercised and any additional options are granted and exercised, there will be further dilution to new investors.

SELECTED FINANCIAL DATA

The following selected financial information should be read in connection with, and is qualified by reference to, our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere in this prospectus, which are incorporated herein by reference.  The statement of operations data for the fiscal years ended October 31, 2007 and 2008 and the balance sheet data as of October 31, 2007 and 2008 are derived from consolidated financial statements included elsewhere in this prospectus.  The statement of operations data for the fiscal years ended October 31, 2004, 2005 and 2006 and the balance sheet data as of October 31, 2004, 2005 and 2006 have been derived from consolidated financial statements not included in this prospectus.  The statement of operations data for the three months ended January 31, 2008 and 2009 and the balance sheet data as of January 31, 2009 are derived from our unaudited condensed consolidated financial statements, included elsewhere in this prospectus.  The balance sheet data as of January 31, 2008 is derived from unaudited condensed consolidated financial statements, not included in this prospectus.

Statement of operations data:	Three Months Ended January 31,			Years Ended October 31,
	(unaudited) (in thousands, except share and per share data)			(in thousands, except share and per share data)
	2008	2009	2004	2005	2006	2007	2008
Revenue	$108	$-	$1,709	$290	$949	$746	$157
Cost of revenue	103	-	629	69	307	301	116
Gross profit	5	-	1,080	221	642	445	41
Operating expenses:
General and administrative expenses	1,215	747	2,252	2,673	2,948	3,235	4,915
Asset impairment charge	-	-	-	-	-	126	-
Depreciation and amortization expense	55	58	208	214	193	181	229
Research and development expenses	51	48	353	338	325	261	197
Selling expenses	192	179	929	871	683	728	707
Total operating expenses	1,513	1,031	3,742	4,282	4,149	4,532	6,049
Loss from operations	(1,507)	(1,031)	(2,662	(4,061)	(3,507)	(4,087)	(6,008)

Interest expense	-	-	2	19	155	16	-
Other income (expense)	107	9	30	424	(2,955)	219	225
Total other income (expense)	107	9	28	405	(3,110)	203	225
Loss before income taxes	(1,400)	(1,022)	(2,634	(3,657)	(6,617)	(3,885)	(5,783)
Income tax expense	-	-	12	22	3	5	4
Net loss	$(1,400)	$(1,022)	$(2,646	$(3,679)	$(6,620)	$(3,890)	$(5,787)
Net loss per share – basic and diluted	$(0.06)	$(0.04)	$(0.16	$(0.21)	$(0.34)	$(0.18)	$(0.25)
Weighted-average shares outstanding – basic and diluted	23,078	23,412	16,872	17,921	19,643	22,039	23,191

	As of January 31,		As of October 31,
	(unaudited) (in thousands)		(in thousands)
Balance Sheet Data:	2008	2009	2004	2005	2006	2007	2008
Cash and cash equivalents	$11,096	3,653	$2,401	$2,490	$2,280	$11,613	4,658
Working capital (deficiency)	1,149	(3,648)	1,461	(1,069)	(661)	2,349	(2,784)
Total assets	18,551	14,126	4,957	5,634	5,174	17,603	15,423
Total stockholders’ equity (deficiency)	3,181	(1,565)	3,621	1,653	1,506	4,412	(657)
Long-term obligations	-	-	-	-	-	-	-

Supplementary Quarterly Financial Data (unaudited):

	For the Quarter Ended
	1/31/08	4/30/08	7/31/08	10/31/08
Total Revenues	$107,988	$27,479	$16,494	$5,487
Gross Profit	$4,940	$14,006	$16,494	$5,487
Net Loss	$(1,400,435)	$(1,304,969)	$(1,452,088)	$(1,629,623)
Net Loss per share-basic and diluted	$(0.06)	$(0.06)	$(0.06)	$(0.07)

	For the Quarter Ended
	1/31/07	4/30/07	7/31/07	10/31/07
Total Revenues	$65,976	$191,976	$354,958	$132,988
Gross Profit (Loss)	$14,719	$155,473	$277,361	$(2,942)
Net Loss	$(872,697)	$(1,026,985)	$(773,509)	$(1,216,343)
Net Loss per share- basic and diluted	$(0.04)	$(0.05)	$(0.03)	$(0.05)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and the related notes appearing in this prospectus.

Recent Developments

EnviroSafe – On May 10, 2007, we entered into a purchase agreement with Envirosafe Industrial Services Corporation (“EnviroSafe”) for the sale to EnviroSafe of two 10 ton-per-day (rated capacity), or TPD, and one 5 TPD (rated capacity) Plasma Converter Systems to process various solid, liquid and gaseous feeds, including hazardous waste for a total purchase price of $19,275,000.  On May 23, 2007, we received a down payment in the amount of $1,927,500, or 10% of the purchase price.  The remainder of the purchase price was scheduled to be paid in installments, the last of which is scheduled to be paid upon the issuance of a certificate of completion following installation of the Plasma Converter Systems.  We received aggregate payments under this sales agreement of $9,155,500 through January 31, 2009. As of January 31, 2009, payments under this purchase agreement aggregating $3,373,250 were past due.  We have been in discussions with EnviroSafe about revising the agreement to modify the first delivery date and the payment schedule; however, the terms of a revised agreement have not yet been finalized and no assurance can be given that they will be finalized.  There can be no assurances that the past due amounts or any other amounts payable under this agreement will be paid, that we will deliver the Plasma Converter Systems covered by this agreement or that we will be able to retain the payments previously made under this agreement.

United Kingdom - On August 10, 2007, through our exclusive distributor for the United Kingdom, Waste 2 GreenEnergy, Ltd., or W2GE, we entered into a purchase agreement with a customer for the purchase of a Plasma Converter System for an aggregate sales price of $5,400,000.  On March 5, 2008, we entered into a supplemental purchase agreement, which is deemed to have superseded the purchase agreement entered into on August 10, 2007, to replace W2GE as the customer thereunder, as well as to agree upon a revised payment schedule to extend the $540,000 payment originally due on May 15, 2008.  However, to date, we have not received this $540,000 payment nor have we agreed upon a revised payment schedule with respect to the $540,000 payment.  Through January 31, 2009, we received a total of $1,350,000 in payments relating to this purchase agreement. The balance of the purchase price is scheduled to be paid in installments.  In addition, we have been in discussions with W2GE with respect to revising the agreement to change the delivery schedule and other terms.  However, the terms of a revised agreement have not been finalized and no assurance can be given that they ever will be finalized.  There can be no assurances that this payment or any other payments contemplated by this agreement will be made, that we will deliver the Plasma Converter Systems covered by this purchase agreement or that we will be able to retain the payments previously made under this agreement.

Poland - On December 15, 2008, we announced that we were notified by W2GE, our exclusive distributor for the United Kingdom and Poland, that W2GE's wholly-owned Polish subsidiary, SG Silesia Sp Z o.o. ("SG Silesia"), entered into a formal contract with one of Poland's largest chemical companies, Zak(3)ady Azotowe Kedzierzyn SA ("ZAK"), for the sale to ZAK of PCG syngas and steam from the Plasma Converter System to be installed, owned and operated by SG Silesia within the grounds of ZAK's existing production facilities located in Kedzierzyn-KoYle in the southern Silesian region of Poland. It is anticipated that this new facility, will process 10 tons of high-value, industrial waste (feed stocks) per day.  The facility is currently expected to be fully operational in late 2009. We do not have any agreements to sell Plasma Converter Systems with respect to this project, nor is any party obligated to make any payments to us in respect thereto.  There can be no assurances that we will enter into any agreement relating to this project, receive any payments relating to this project or that we will deliver the Plasma Converter Systems contemplated by this arrangement.

Slovenia – On January 23, 2009, we announced the appointment of EKOBASE d.o.o. (“EKOBASE”) of Gorenje Blato 103, 1291 Skofljica, Slovenia, as our exclusive distributor for the Republic of Slovenia, the Republic of Croatia, the Federation of Bosnia-Herzegovina, the Republic of Serbia, the Republic of Macedonia, the Republic of Montenegro and the Republic of Austria.   In connection with this appointment, we received a payment of $250,000 for the distributorship rights.  The distributorship agreement requires EKOBASE to purchase a number of Plasma Converter Systems uniformly during the following years as a minimum requirement to maintain possession of the distributorship rights.  There can be no assurances that EKOBASE will purchase any Plasma Converter Systems or that we will deliver any Plasma Converter Systems contemplated by this agreement.

Native American Indian Nations – On November 10, 2008, we announced that the Native American Investors Group LLC issued a news release announcing that it has issued a Letter of Intent to us to acquire multiple Plasma Converter Systems for installation on Native American Indian Nations’ Reservations to process various waste materials and to produce energy.  However, this letter of intent does not obligate the Native American Investors Group LLC to purchase any products from us and we have not and may never receive any payments from the Native American Investors Group LLC.

Vendor Contract - On December 14, 2007, we entered into a purchase agreement to purchase certain inventory items for a total purchase price of $3,230,000. We delivered the final payment due under this agreement during the quarter ended July 31, 2008.

Private Placements with Yorkville –  On April 11, 2007, we entered into a Standby Equity Distribution Agreement, or the 2007 SEDA, with Cornell Capital Partners LP, whose name was subsequently changed to YA Global Investments, L.P. in August 2007, or Yorkville, pursuant to which we may, at our discretion, periodically sell to Yorkville shares of our common stock for a total purchase price of up to $10 million.  This 2007 SEDA is not effective and we currently have no plans to cause it to become effective or use it.  For each share of our common stock purchased under the 2007 SEDA, if any, Yorkville will pay us 96% of the lowest closing bid price of our shares of common stock, as quoted by Bloomberg, L.P., on the FINRA Over-the-Counter Bulletin Board or other principal market on which our shares of common stock are traded during the five trading days immediately following the notice date.  Yorkville will also retain 5% of the amount of each advance under the 2007 SEDA. Yorkville’s obligation to purchase shares of our common stock under the 2007 SEDA is subject to certain conditions, including our obtaining an effective registration statement covering the resale of shares of our common stock issuable to Yorkville under the 2007 SEDA, and is limited to the greater of (A) $250,000 per five trading days or (B) the average daily dollar value of our common stock for the five trading days immediately preceding the date we send each notice for an advance as determined by multiplying the volume weighted average price of our common stock for such period by the average daily volume over the same period. However, the conditions for the activation of the 2007 SEDA, namely, the filing and effectiveness of a registration statement with the 2007 SEC to register the shares issuable under the 2007 SEDA for resale, have not yet been satisfied by us, and we have no current intention of filing a registration statement covering the shares issuable under the SEDA.  Even if we were to file a registration statement covering the shares issuable under the 2007 SEDA, there is no assurance that the SEC would ever declare such registration statement effective.  As a result, Yorkville is not currently obliged to provide any funding under the 2007 SEDA and may never become so obliged.  All shares of our common stock issuable pursuant to the 2007 SEDA, if it ever becomes activated, will contain transferability restrictions until such time that the registration statement providing for the resale of such shares is declared effective by the SEC.  We paid $5,000 to Newbridge Securities Corporation as a placement agent fee under a Placement Agent Agreement relating to the 2007 SEDA.

Simultaneously with the execution of the 2007 SEDA, we entered into a Securities Purchase Agreement with Yorkville, or the 2007 Yorkville SPA, pursuant to which we issued and sold to Yorkville 833,333 shares of our common stock at a price per share of $2.40 as well as issued Class A Warrants and Class B Warrants (the “Yorkville Warrants”), each warrant entitling Yorkville to purchase 833,333 shares of our common stock at an initial exercise price of $3.40 and $4.40 per share, respectively, for an aggregate purchase price of $2,000,000.  The Yorkville Warrants are scheduled to expire on April 11, 2011.  The exercise price of these Yorkville Warrants is subject to downward adjustment upon the occurrence of certain events, including if we subsequently sell shares of our common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described herein, on May 10, 2007 we sold our common stock for a consideration per share of $2.20, at which time the exercise price of all these Yorkville Warrants to purchase an aggregate of 1,666,666 shares of our common stock was adjusted to $2.20 per share. We also entered into a registration rights agreement in connection with the 2007 Yorkville SPA to register for resale the shares of our common stock issued to Yorkville and the shares of our common stock issuable upon exercise of these Yorkville Warrants.  Pursuant to this registration rights agreement we were obligated to file a registration statement and obtain its effectiveness by early September 2007.   Under the registration rights agreement, in the event we did not file the registration statement or obtain its effectiveness within the time periods described above, and if certain other events occur, we would be subject to liquidated damages in an amount in cash equal to one percent of the purchase price paid by Yorkville for the shares of our common stock issued pursuant to the securities purchase agreement, plus an additional 1% for each additional month an effective registration for resale of the 833,333 shares of our common stock is delayed, up to a maximum of 12%, or $240,000.  We did not satisfy our obligations under this registration rights agreement. We filed a registration statement covering Yorkville’s shares and certain of its warrants related to the 2007 SPA.  However, such registration statement was not declared effective by the SEC until June 2008.  On February 15, 2008, prior to the effectiveness of the registration statement, an amendment of SEC Rule 144 under the Securities Act became effective.  Consequently, the shares of common stock issued pursuant to the Yorkville 2007 SPA became freely tradable as of such date, without the need for an effective registration statement.  As a result, as of such date, we were no longer subject to additional liquidated damages; however, we may still be liable for liquidated damages up to a maximum of $240,000 with respect to the resale of 833,333 shares of common stock for which the registration statement was not declared effective prior to the rules changes under Rule 144.  In connection with the 2007 Yorkville SPA, we paid Yorkville an origination fee, which was paid in the form of 41,666 shares of our common stock at a price per share of $2.40 and a cash payment of $95,000.

Future Fuels, Inc.  – During the fiscal year ended October 31, 2008, the strategic alliance we previously announced with Future Fuels, Inc., or FFI, which contemplated cooperation in identifying and pursuing business opportunities in which our products and equipment would be integrated with FFI's equipment and production process to operate waste-to-ethanol conversion facilities, was terminated.

Mid-East Sales Representative – On July 12, 2008, we appointed Al Haya Waste Management & Projects Company, or Al Haya, of Qatar as our sales representative in the Mid-East. Al Haya provides a large and very comprehensive array of environmental goods and services to clients in the Mid-East and in many countries around the world.  There can be no assurances that the appointment of Al Haya will result in the sale of any Plasma Converter Systems.

Hydrogen Engine Center, Inc. - On March 23, 2008, we entered into a strategic alliance with Hydrogen Engine Center, Inc., or HEC, to combine HEC's alternative gas energy conversion technology and our Plasma Converter Processing technology. On August 19, 2008, HEC delivered a hydrogen power generator system to us for demonstration purposes at our Bristol, Connecticut facility. During August 2008, in connection therewith, we announced our plan to produce and market a carbonless power system for "Green Electricity" in stationary facilities. It is expected that HEC's internal combustion engines will generate clean power for stationary facilities using the hydrogen produced by our Plasma Converter Systems.  There can be no assurances that this alliance will result in any revenue for us.

Results of Operations

Comparison of three months ended January 31, 2009 and 2008

Operations

Revenues. Total revenues were $0 for the three months ended January 31, 2009, compared to $107,988 for the same fiscal period in 2008. During the three months ended January 31, 2008, we recognized revenue of $32,988, related to distributorship agreements that have now been fully amortized. Unamortized distributorship agreements were $250,000 at January 31, 2009, compared to $0 at October 31, 2008.  We will begin to amortize the distributorship agreement with EKOBASE effective February 1, 2009.

Gross Profit. Gross profit was $0 for the three months ended January 31, 2009, compared to $4,940 in the same period in fiscal 2008. Gross profit decreased due to our not recognizing any revenue from the amortization of distributorship agreements during the three months ended January 31, 2009.

Selling Expenses. Selling expenses for the three months ended January 31, 2009 were $178,858, compared to $191,644 for the same period in the prior year, a decrease of $12,786, or 6.67%, primarily due to lower marketing and consulting expenses.

Research and Development Expenses. Research and development expenses for the three months ended January 31, 2009 were $47,543, compared to $51,115 for the same period in the prior year, a decrease of $3,572 or 6.99%, primarily due to a decrease in salary expenses.

General and Administrative Expenses. General and administrative expenses for the three months ended January 31, 2009 were $746,512, compared to $1,214,733 for the same period in 2008, a decrease of $468,221, or 38.5%.  This was primarily due to a decrease in professional fees including accounting, consultants, legal and stock compensation by $466,510, from $648,042 to $181,532.  In addition, insurance, utilities, placement fees and related expenses increased by $60,430 from $61,932 to $122,362 during the three months ended January 31, 2009, and we made contributions to our 401(k) plan in the amount of $95,088, compared to an aggregate contribution of $26,398 for the same period in the prior year. Stock compensation for the three months ended January 31, 2009 was $0, compared to $84,300 for the three months ended January 31, 2008.

Depreciation and Amortization Expenses. Depreciation and amortization expenses for the three months ended January 31, 2009 were $58,386, compared to $55,235 for the same period in the prior year, an increase of $3,151, or 5.7%, primarily due to higher depreciation expenses on the equipment at our facility in Bristol, Connecticut.

Other Income (Expense)

Interest Income. Interest income for the three months ended January 31, 2009 was $8,993, compared to $107,352 in the same fiscal period in 2008, a decrease of 91.6%, due to lower cash balances and lower interest rates on our money market investments.

Comparison of Fiscal Years ended 2008 and 2007

Operations

                Revenues. Our total revenues were $157,448 for the fiscal year ended October 31, 2008, compared to $745,898 for the same period in 2007, a decrease of $588,450, or 78.9%. The decrease was primarily due to a decrease in the sale of manufactured parts, which amounted to $526,000 during the fiscal year ended October 31, 2007.  A contributing factor was a $137,450 decline in the amortization of distributor fees, to $82,448 from $219,898, because the 36-month amortization period ended in fiscal 2008 for all of the distributor fees that were being amortized throughout the entire fiscal 2008 period.  Unamortized distribution fees declined to $0 at October 31, 2008, compared to $82,464 at October 31, 2007.  Revenues for manufactured parts and installation were down, to $75,000 for fiscal 2008, compared to $526,000 for fiscal 2007, and for both periods are entirely attributable to successive overhaul projects for Mihama, Inc., whereby their PCS was recently relocated near Kobe, Japan, for which we provided field service support and replacement parts.

                Gross profit. Our gross profit was $40,926 for the fiscal year ended October 31, 2008, compared to a gross profit of $444,611 for the fiscal year ended October 31, 2007, a decrease of $403,685, or 90.8%. The decrease in gross profit for fiscal 2008 was primarily attributable to the decline in the higher margin revenues associated with engineering designs as well as a decline in the distributor fees.

General and administrative expenses. Our general and administrative expenses for the fiscal year ended October 31, 2008 were $4,915,104, compared to $3,234,976 for the same period in 2007, an increase of $1,680,128, or 51.9%.  The increase was primarily attributable to (1) increased professional fees (approximately $1,030,000) primarily attributable to the management succession plan announced in April 2008 and the preparation of securities and registration filings which include legal, consulting and accounting fees, (2) the incurrence of  higher insurance expenses, and (3) the increase in matching under our 401(k) plan for our employees (approximately $294,790), offset by a decline in certain expenses (approximately $325,000) due to the one time litigation settlement with Ann C. Riston et al., as identified in Item 3 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2007, and liquidation expense and reduction in the number of option grants being amortized.

                Research and development expenses. Our research and development expenses for the fiscal year ended October 31, 2008 were $197,493, compared to $261,305 for fiscal 2007, a decrease of $63,812, or 24.4%. This decrease is attributable to slightly lower salary expense.

                Selling expenses. Our selling expenses for fiscal year ended October 31, 2008 were $706,682, compared to $728,284 for the same period in 2007, a decrease of $21,602, or 3.0%. The decreased selling expenses were primarily attributable to a decrease of approximately $34,000 in consulting expenses associated with reducing some of our new business development efforts in the U.S. and abroad.

Other Income (Expense)

Interest income. Interest income for the fiscal year ended October 31, 2008 was $224,795, compared to $195,352 in the same period in 2007, an increase of $29,443, or 15.1%. The increase was primarily attributable to higher average cash balances, partially offset by reduced average short-term interest rates.

Other expenses. Our other expenses (interest expense, amortization of deferred financing costs, amortization of deferred debt discount, terminated offering costs, loss of disposition of asset, and the change in value of warrants and conversion option) for the fiscal year ended October 31, 2008 were $0, as compared to $239,514 in fiscal 2007, a decrease of $239,514, or 100.0%. The decrease was primarily attributable to the fact that (1) all of the convertible debentures issued to Yorkville on September 15, 2005, which are associated with the interest expense, deferred financing costs, the deferred debt discount and the change in the value of the warrants and conversion option, were converted or paid off in fiscal 2007, and (2) the January 2008 termination of the SEDA entered into with Yorkville on September 15, 2007, resulted in the recognition of the terminated offering costs as of October 31, 2006.

                Other income. Our other income for the fiscal year ended October 31, 2008 was $0, compared to $246,866 in fiscal 2007, a decrease of $246,866, or 100.0%. The decrease was primarily attributable to completion of the StarCell project with the U.S. Department of Energy in fiscal 2007.

Effects of Inflation

The effects of inflation have had very little effect on our net revenues.

Liquidity and Capital Resources

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of our company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business.  The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values.  We have no significant revenue, have suffered significant recurring operating losses and need to raise additional capital in order to be able to accomplish our business plan objectives.  These conditions raise substantial doubt about our ability to continue as a going concern.

Our ability to continue to operate as a going concern depends on our ability to generate sufficient revenue from the sale of our products, payments in connection with entering into distributorship agreements and/or the receipt of additional capital from one or more financing sources.  Due to the fact that we have been unsuccessful in consummating additional sales of our products or otherwise raising additional capital, we have relied on a portion of the funds we received as customer deposits in connection with the two sales agreements for products to cover operating expenses.  Our management is continuing its efforts to sell our products and to secure additional funds through the receipt of additional capital.  However, there can be no assurance that we will be able to sell our products or that we will be able to raise additional capital on terms acceptable to us or at all.  If we are unable to sell our products or raise additional capital, we will be forced to utilize the remaining balance of our customer deposits to remain a viable entity and accordingly, we might need to significantly restrict or discontinue our operations.  No assurances can be given that we will remain a viable entity.

We have historically obtained funds to operate our business through the sale of equity and debt instruments, through the receipt of installment payments in respect of sales of our products and the receipt of payments in connection with entering into distributorship agreements. During the fiscal year ended October 31, 2008, we did not receive any cash proceeds from the issuance and sale of our equity or debt instruments.  During the fiscal year ended October 31, 2008, we received installment payments in the aggregate amount of $2,655,012 in conjunction with two sales agreements. However, the counter-parties to these contracts have failed to timely make certain payments to us and there can be no assurances that we will receive any additional payments under these contracts. Subsequent to October 31, 2008, we have not received any additional payments in connection with these sales agreements; however, on January 23, 2009, we received a payment of $250,000 in connection with a Distribution Agreement with EKOBASE d.o.o. of Gorenje Blato 103, 1291 Skofljica, Slovenia. We have been and continue to be dependent upon the deposits and installment payments from the execution of distributorship agreements, sales of our products and sales of our securities for working capital.

We have historically incurred net losses from operations. For the fiscal year ended October 31, 2008, net cash used in operating activities was $6,632,289, primarily due to an increase in inventories of $4,145,463 and operating losses of $5,787,115, which was offset by an increase in customer deposits of $2,655,012. Investing activities resulted in the use of $322,403 of cash and cash equivalents during the fiscal year ended October 31, 2008, due to the purchase of equipment. As of October 31, 2008, we had cash and cash equivalents of $4,658,169 and had a negative working capital of $2,783,843.

For the three months ended January 31, 2009, net cash used in operating activities was $989,188, primarily due to a net loss of $1,022,306, offset by $173,201 of non-cash charges. During the three months ended January 31, 2009 we received $250,000 from a distributorship agreement. As of January 31, 2009, we had cash and cash equivalents of $3,653,289 and a working capital deficiency of $3,648,640. Investing activities resulted in $15,692 of cash outflows during the three months ended January 31, 2009, due to the purchase of equipment.

Off-Balance Sheet Arrangements

As of January 31, 2009, we did not have any off-balance sheet debt nor did we have any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have a material current or future effect on financial conditions, changes in financial conditions, result of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses.

Contractual Obligations

In connection with our operating activities, we enter into certain contractual obligations. Our future cash payments associated with these contractual obligations as of October 31, 2008, are summarized below:

	Payments due in
For the years ended October 31,	2009	2010-2011	2012-2013	Thereafter	Total

Office leases	$195,776	$269,376	$-	$-	$465,152

Total	$195,776	$269,376	$-	$-	$465,152

Critical Accounting Policies and Estimates

The following accounting policies are deemed critical to the understanding of our consolidated financial statements appearing in this prospectus.

Use of Estimates

                Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of financial statements in conformity with generally accepted accounting principles (United States) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include useful life of equipment and leasehold improvement and valuation of derivative instruments. These estimates and assumptions are based on management’s judgment and available information, and consequently, actual results could differ from these estimates.

Stock-Based Compensation

We account for stock-based compensation in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R. Stock-based compensation expense for all share-based payment awards is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. We recognize these compensation costs over the requisite service period of the award, which is generally the option vesting term.  Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model.

Revenue Recognition

     In general, we recognize revenue on the sale of our manufactured products when the contract is completed, unless the contract terms dictate otherwise.  Revenues earned from consulting, design and other professional services are recognized when the services are completed.  For distributorship agreements, revenue is recognized for services and training upon completion and the distribution rights are amortized over the estimated economic life of the respective agreements.

Inventories

                Inventories consist of raw materials and work in process. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Recent Accounting Pronouncements

In June 2008, the EITF reached a consensus in Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). This Issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of SFAS 133. EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. We are currently in the process of evaluating the impact of the adoption of EITF 07-5 on our results of operations and financial condition.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement No. 162 “The Hierarchy of Generally Accepted Accounting Principles.” The current hierarchy of generally accepted accounting principles is set forth in the American Institute of Certified Accountants (AICPA) Statement of Auditing Standards (SAS) No. 69, “The meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. Statement No. 162 is intended to improve financial reporting by identifying a consistent framework or hierarchy for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles for nongovernmental entities. This Statement is effective 60 days following the SEC’s approval of the Public Company Oversight Board Auditing amendments to SAS 69. We are currently evaluating the application of this Statement but we do not anticipate that the Statement will have a material effect on our results of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133” (“SFAS 161”), to require enhanced disclosures about an entity’s derivative and hedging activities and thereby improve the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. We are currently in the process of evaluating the impact of the adoption of SFAS 161 on our results of operations and financial condition.

In February 2008, the FASB issued Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”) that defers the effective date of applying the provisions of SFAS 157 to the fair value measurement of non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (or at least annually), until fiscal years beginning after November 15, 2008.  We are currently evaluating the effect that the adoption of FSP 157-2 will have on our consolidated results of operations and financial condition.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS 160”), to improve the relevance, comparability and transparency of the information that a reporting entity provides in its consolidated financial statements by (1) requiring the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (2) requiring that the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income, (3) requiring that changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, (4) by requiring that when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value and (5) requiring that entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited.  We are currently in the process of evaluating the impact of the adoption of SFAS 160 on our results of operations and financial condition.

In December 2007, the FASB issued SFAS No. 141R (Revised 2007), “Business Combinations” (“SFAS 141R”), which replaces SFAS No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including non-controlling interests, contingent consideration and certain acquired contingencies. SFAS 141R also requires that acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the effective date of this pronouncement.

Qualitative and Quantitative Disclosures about Market Risk

We are primarily exposed to foreign currency risk, interest rate risk and credit risk.

Foreign Currency Risk - We fabricate and assemble our products in the United States and market our products in North America, Japan, Europe, Asia, Africa, the Middle East, South America and other parts of the world.  As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.  Because a significant portion of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

Interest Rate Risk - Interest rate risk refers to fluctuations in the value of a security resulting from changes in the general level of interest rates.  Investments that are classified as cash and cash equivalents have original maturities of three months or less. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments.  Due to the short-term nature of our investments, we believe that there is not a material risk exposure.

Credit Risk - Our accounts receivables are subject, in the normal course of business, to collection risks. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of collection risks.

BUSINESS

Overview

We are an environmental technology company that manufactures and sells a recycling system for the global marketplace.  We believe that our plasma processing technology, known as the Plasma Converter System (“PCS”), achieves closed-loop elemental recycling that destroys hazardous and non-hazardous waste and industrial by-products and is capable of converting them into useful commercial products.  These products could include a synthesis gas called PCG (Plasma Converted Gas), surplus energy for power, hydrogen, metals and silicate for possible use and sale by users of the Plasma Converter System.

Our activities during the four fiscal years beginning November 1, 1992 and ending October 31, 1995 consisted primarily of the research and development of the Plasma Converter System.  On November 17, 1995 Kapalua Acquisitions, Inc., a Colorado corporation, completed the acquisition of all of the issued and outstanding shares of the common stock of Startech Corporation, a Connecticut corporation, and then changed its name to Startech Environmental Corporation.

On November 18, 1995, our board of directors unanimously approved a change of the business purpose of Kapalua Acquisitions Inc. from one seeking an acquisition candidate to one engaged in the business of manufacturing and selling the Plasma Converter System to recover, recycle, reduce and remediate hazardous and nonhazardous waste materials.  From that time to the date of this filing, we have maintained this as our principal focus.

Background

Until January 2004, we were engaged solely in the manufacture and sale of equipment for use by others.  Since then, we have attempted to broaden the scope of our available revenue sources.  This change was brought about by our decision to attempt to expand our market penetration strategies and opportunities. Rather than only market and sell our products for use by others, we are seeking opportunities to become directly involved in the operation and use of our products.

We have not yet achieved our sales goals, which we anticipated would occur during our last four fiscal years.  However, we believe this new way of approaching the market may help us achieve better market penetration.

We believe specific events will drive demand for our Plasma Converter System. They include:

•	Increases in waste, and in particular hazardous waste, due to rising consumer/industrial consumption and population growth in most nations;

•	Current waste disposal and remediation techniques such as landfills and incineration becoming less acceptable from a regulatory, social and environmental perspective;

•	A need for critical resources, such as power and water, to sustain local economies; and

•	The emphasis being placed upon the production of distributed power and the need to provide alternatives to fossil fuels.

We believe that our core plasma technology addresses these waste and resource issues by offering remediation solutions that are integrated with a range of equipment solutions and services. We believe our products will add value to our potential customers’ businesses so they could possibly realize revenue streams from disposal or processing fees, as well as from the sale of resulting commodity products and services.

We have been actively educating and promoting to our potential customers the benefits of the Plasma Converter System over other forms of waste remediation technologies.  Our efforts to educate the public and governments are continuing.  Like most new technologies, we have been met with varying degrees of resistance.  We believe that there is a rising comfort level with our Plasma Converter System technology, resulting in part from our educational and informational efforts.

Our business model and our market development strategies arise from our mission, which is to change the way the world views and employs discarded materials.  We continue to attempt to achieve this objective by strategically marketing a series of products and services emanating from our core Plasma Converter System technology that could possibly produce saleable fossil fuel alternatives while possibly providing a safer and healthier environment.  We have attempted to implement this strategy through sales of our Plasma Converter System with our providing after-sales support and service, build own and operate/build own and transfer of ownership facilities, joint development projects and engineering services.  However, we have been unable to successfully achieve our goals and continue to seek alternative ways in which we can achieve our goals.

Markets

We view the future of our business as divided into three key market segments: power/energy, waste remediation and engineering services; however, our business is still too small to account for any of our revenues on a segment-by-segment basis.  Projects will generally be categorized according to whether the specific or stated objective of the potential customer is waste remediation or power generation.  A potential customer may need to remediate a particularly onerous waste such as PCBs but no need to produce commodity products. The goal is to simply get rid of waste.  That would be considered a waste remediation project.  Conversely, a potential customer in an area with limited or high cost power may want to select a waste stream that will provide the greatest amount of PCG with which to produce power to run its system or for other power uses.  The production of power is the desired benefit and the feedstock (i.e., waste material) selected is chosen for the highest quality commodity product produced.  That would be considered a power/energy generation project.  The market for our Plasma Converter System is for on-site use by industrial, institutional and government facilities, and also for commercial facilities that process waste under contract.

Possible customers of our Plasma Converter Systems include:

•	Generators of waste; and

•	Processors of waste.

Further, we believe that our business has the potential to benefit from the following possible alternatives:

•	the sale of our Plasma Converter Systems that may also include a continuing, revenue-producing “tolling fee” for each pound of material processed; and

•	our building and owning commercial Plasma Converter System facilities operated separately by us or in a partnership or joint venture with other parties.

Power/Energy

This segment includes projects that would incorporate equipment that create power/energy products to work in conjunction with our core Plasma Converter System technology.

Waste Remediation

This segment includes projects where the emphasis of our potential customers would be to dispose of waste material in an environmentally responsible and cost-effective manner.  Waste material disposal costs vary greatly depending on the composition of the waste. We are specifically targeting customers that we believe would receive the most economic gain from using our technology.

Examples of such waste streams are:

•	Medical waste
•	Pharmaceutical waste
•	Municipal solid wastes
•	Incinerator ash
•	Biological contaminants
•	Sewer and power-plant-scrubber sludge
•	Paints and solvents
•	Electronic industry waste
•	Contaminated soils
•	Asbestos and other hazardous waste streams

We further delineate these markets into the following categories:

•	Onsite Treatment, which includes:

-	Hospitals and medical centers;
-	Industrial hazardous waste generators such as petrochemical, chemical, refining, and metals companies;
-	Industrial hazardous waste processors; and
-	Government agencies such as the Department of Defense and the Department of Energy.

•	Offsite Treatment (at an integrated waste management facility), which includes waste management and/or transport companies.

•	Mobile Treatment, which includes all of the above who value the ability to move quickly from site to site.

Engineering Services

This segment consists of the provision of services involving the preparation of technical documents (drawings, functional descriptions, criteria, specification, etc.) in support of waste stream testing and the review of specialized equipment configurations for the Plasma Converter System.  In addition, these services consist of analysis and generation of test reports of PCG to support development of future projects.

Sales Strategy

Central to our strategy has been to attempt to increase market penetration and reduce the barriers of entry while optimizing our revenue sources.  To achieve those objectives, we have identified three key marketing strategies that make up our overall business model.  They are:

1.
Equipment Sales:  We continue to actively pursue direct sales of our products to customers who prefer to purchase and operate our equipment.  We will attempt to sell our Plasma Converter System and associated equipment to a customer without retaining an ownership interest in the project.  However, we intend to offer long-term service agreements to possibly create residual or ongoing revenue in this area.

2.
Build Own and Operate/Transfer of Ownership Projects:  We continue to actively seek to develop opportunities to own and operate Plasma Converter System facilities in various markets.  These projects are attractive where long-term agreements with guaranteed waste streams and processing and/or disposal fees are contracted for because we can diversify our revenue stream and we can establish long-term sources of cash flow.

3.
Joint-Development Projects:  In a joint development project, we would expect to have an ownership interest in the entity owning our system in return for a reduced purchase price on our equipment and associated engineering and management services.  An advantage of this strategy is that we would expect to receive the certainty of revenue from a direct sale along with the ability to realize future ongoing revenue from the operations of the project.

An important part of our development of world markets is our sales network.  We continue to attempt to sell systems using independent representatives and distributors, which we believe will keep sales costs variable and low.  Representatives will receive commissions on sales.  Distributors also agree to purchase one or more systems, mark them up, and re-sell them to customers.  However, other than Mihama, Inc., to date, no distributor has ever purchased a Plasma Converter System from us (although, as described herein, W2GE has entered into a purchase agreement to purchase a Plasma Converter System, but has not fulfilled its payment obligations thereunder).  Distributors will also be responsible for supplying after-sales parts and service.

We are currently party to the following seven distributorship agreements:

1 - Mihama, Inc., initiated on 4/16/03

2 - Plasmatech Caribbean, initiated on 7/23/04

3 - Materiales Spain, initiated 4/7/05

4 - Global China, initiated 9/12/05

5 - COGIM spa, initiated 5/23/06

6 - Waste 2 Green Energy Ltd., initiated 9/10/07

7 - EKOBASE d.o.o, initiated 1/20/09

We grant to the distributor the rights to sell and support our proprietary Plasma Converter System for a specific geographic region or country.  The distributor’s responsibility under the existing distributorship agreement is to provide an up-front $250,000 non-refundable fee for the rights or other consideration acceptable to us.  Additionally, we reserve the right to cancel the distribution rights if negotiated performance goals are not met.

In connection with a distributorship agreement we entered into during September 2005 with Global China, Global China provided us with $300,000 as well as a note in the principal amount of $385,000 as a deposit on the purchase of a Plasma Converter System; however, no contract has been executed to purchase or construct this system.  Global China has been in default under the $385,000 note provided to us and in connection therewith, on April 14, 2008, Global China requested to make, and we agreed to accept, monthly $50,000 installment payments on this note beginning on May 25, 2008 and concluding with a final $135,000 payment on April 30, 2009. We never received the initial $50,000 payment owed to us or any other amount under this note.  On January 31, 2009, we notified Global China that they were in default under this note and we wrote off the note with a corresponding reduction to customer deposits and deferred revenue.  We do not expect to receive any payments thereunder.

Our marketing activities have increased substantially in the recent past primarily due to expansion in the distributor base and our own marketing efforts.  The expansion has required an increase in printing, translating, audio visual, website services and shipping of marketing material.  Our customer prospect and outside sales force have expanded during this period, as a result of which, demonstration and presentations have increased.  Our revenues were $157,448 for the fiscal year ended October 31, 2008 and $0 for the three months ended January 31, 2009.

Our senior management also markets products directly to potential customers, in addition to seeking out projects for build, own and operate and build, own and transfer of ownership facilities.

We require down payments and scheduled progress payments for direct sales.

Primary Customer

While we signed sales agreements on May 10, 2007 and August 10, 2007 with two customers, historically there were concentrations of sales with a single customer.

We had no revenue for the fiscal quarter ended January 31, 2009.

For the fiscal year ended October 31, 2008, 52% of our revenue was derived from the amortization of distributorship agreement fees.  In addition, 48% of our revenue was generated from the sale and installation of manufactured parts to one customer, Mihama, Inc.

For the fiscal year ended October 31, 2007, 29% of our revenue was derived from the amortization of distributorship agreement fees.  In addition, 71% of our revenue was generated from the sale and installation of manufactured parts to one customer, Mihama, Inc.

For the fiscal year ended October 31, 2006, 28% of our revenue was derived from the amortization of distributorship agreement fees.  In addition, 56% of our revenue was generated from the sale and installation of manufactured parts to one customer, while 16% of our revenue was generated from consulting and design services for one customer, Mihama, Inc., in both cases.

Demand for Plasma Converter System

The primary factors we believe may result in demand for our Plasma Converter Systems include the need for our potential customers to:

•	Reduce the costs for hazardous and toxic waste disposal;

•	Eliminate personal and organizational liability associated with hazardous and toxic waste disposal;

•	Comply with present and anticipated environmental regulations in a cost-effective manner;

•	Recover products for use or sale; and

•	Destroy waste completely, safely and irreversibly.

We believe our Plasma Converter Systems have the capability of meeting our potential customers’ needs because we believe our system:

•	Reduces the cost and risk associated with hazardous waste generation and disposal;

•	Performs safer than prevailing environmental standards;

•	Converts wastes into products for use or for sale;

•	Destroys wastes safely and irreversibly; and

•	Comes in small and large system capacities, in stationary and mobile configurations.

A device generally referred to as a plasma torch, although there is no fire involved in the device, produces the plasma lightening-like arc in the Plasma Converter System vessel to produce a plume of radiant energy.  The Plasma Converter System, therefore, is an electrically driven system that produces an intense field of radiant energy within the plasma vessel that causes the dissociation of the molecular bonds of solid, liquid, and gaseous compounds for materials of both hazardous and non-hazardous wastes.  We refer to this destruction process as “molecular dissociation.”

Molecular dissociation causes the molecules of the waste material to be separated into their elemental components (atoms), and reformed by the Plasma Converter System into special, recoverable commodity products.  The process is not a combustion or burning process.

The Plasma Converter System vessel operates at normal atmospheric pressure quietly.  While the interior temperature of the plasma plume is about 30,000 degrees Fahrenheit, the temperature of the refractory walls inside the vessel is maintained at about 3,000 degrees Fahrenheit and is the lowest temperature experienced within the vessel.  On the average, most waste material will be dissociated or melted at temperatures exceeding 6,000 degrees Fahrenheit.

The Plasma Converter System consists of many process components currently used in the metallurgical and chemical industries.  Solid wastes being fed to our system are automatically fed through an air-locked infeed port.  Liquids, gases and sludges can also be fed or pumped directly into the vessel through a pipe port.  Bulk solids, liquids, gases and sludge may be fed in and processed simultaneously.

PCG, a synthesis gas recovered from our system, is drawn out of the vessel and put through our gas-polishing unit.  The molten silicates, inorganics and metals, if any, are removed at the lower side of the Plasma Converter System vessel through a melt discharge port and recovery procedure.

Recovered products could possibly be used or sold as commodities for use in various manufacturing processes.  It is expected that most of the PCG will be used as a fuel gas and to a lesser degree, as a chemical feed stock; silicate materials recovered could possibly be used in the ceramics, abrasives or the construction industries; and the metallic components could possibly be used or be readily available for sale with little or no additional processing.  We believe that there is a newly developing interest in PCG to produce hydrogen by use of our system.

Recovered Commodity Products

The Plasma Converter System processes the waste in such a way that the elemental components of the feedstock can be recovered from one to three distinct phases:

(1)	PCG that exits the chamber;

(2)
inorganic, glass-like (obsidian-like) silicates which form a separate layer above the liquid metal (if there is a sufficient quantity of metal in the feedstock, with small quantities of metal encapsulated in the silicate stone); and

(3)	liquid metallic elements, if in sufficient quantities, which collect and are automatically discharged at the base of the vessel.

Depending on the composition of the feedstock, any one phase may be produced, any two phases may be produced, or all three may be produced.  However, our experience indicates that the most likely commodity-product recover-phase will be in two parts:

(1)           the PCG GAS-PHASE; and

(2)           the SOLID-PHASE in which the inorganic silicate, containing metals, will be produced.

Energy Produced and Volume Reduced

Carbon is abundantly present in the products and the wastes of the industrial world.  Such materials are inherently rich in latent chemical energy such as one would find in fuel.  We believe that when carbonaceous waste feedstocks of industrial waste, infectious hospital waste, municipal solid waste, shipboard waste, and similar waste are processed, the Plasma Converter System will consume one unit of electrical energy while producing about four units of energy residing in the PCG.  With improved efficiencies of electrical generating units, we believe the four units of energy residing in the PCG can be used to create two units of electrical energy.

Materials such as scrap tires, for example, will produce recovered commodity products in two phases: the PCG gas phase and the metal phase, if metal exists.  Because materials such as plastics, solvents, and tires are so rich in energy, we believe they will produce a relatively large amount of PCG with a high-energy content resulting in approximately 6-8 units of recovered PCG energy for each unit of electrical energy used in the process.

In some applications, we believe the Plasma Converter System could possibly produce enough energy for its own needs, and produce a surplus that can be sold to the local electrical grid or used in the customer’s facility to reduce the need for purchased power or fuel.  Not all wastes produce PCG.  For example, processing contaminated soil will produce no appreciable amount of PCG.

The volume reduction of these solid wastes, when processed in the Plasma Converter System, is approximately 300-to-1.  Waste streams composed primarily of hazardous or non-hazardous paper, cloth, plastic, food, pharmaceuticals, explosives, paints, solvents, PCBs, confiscated drugs, filters, oils, and similar materials will result in so few solids as to produce very significant volume reductions.  Materials such as these are also very rich in elements such as carbon, oxygen, and hydrogen and the processing results almost entirely in PCG synthesis gas.  In addition to the volume reduction, we believe that none of the remaining materials, if any, are hazardous in nature.

Waste feedstocks that have a relatively high metal content will likely produce a separate liquid metal phase that can be recovered directly from the system for resale or reuse in the metallurgical industry.

Our system may also achieve volume reductions on low-level radioactive surrogate waste of approximately 300-to-1.  Other present methods of volume reduction include compaction and incineration that produce overall volume reductions of approximately 8-to-1.  We believe that our Plasma Converter System will not reduce the radioactivity of the low-level radioactive waste.  Industries that may benefit from this process are utilities, research laboratories and hospitals that store the reduced low-level radioactive waste material on-site until it can be shipped off-site to a special repository.

What is Plasma?

Plasma is simply a gas (air) that the Plasma Converter System ionizes.  It becomes an effective electrical conductor and produces a lightning-like arc of electricity that is the source of the intense energy transferred to the waste material as radiant energy.  The arc in the plasma plume within the vessel can be as high as 30,000 degrees Fahrenheit or three times hotter than the surface of the Sun.  When waste materials are subjected to the intensity of the energy transfer within the vessel, the excitation of the waste’s molecular bonds is so great that the waste materials’ molecules break apart into their elemental components (atoms).  It is the absorption of this energy by the waste material that forces the waste destruction and elemental dissociation.

How the Process Works

The basic Plasma Converter System consists of the following:

•	In-feed System
•	Plasma Vessel
•	Cooling Process
•	Filtration Process
•	Neutralization Process

Figure 1.                      Process Overview of Plasma Converter System

Feed System

(Graphic Omitted)

The feed mechanism can simultaneously accommodate any proportion or combination of solid, liquid and gaseous feedstocks.  Solid wastes, depending upon their composition, can be pumped, screw fed, or ram fed into the plasma vessel.  A shredder ahead of the feed system may be appropriate to achieve size reduction or object separation prior to direct system feed.

Liquid wastes, including sludges, can be pumped directly into the Plasma Converter System through the wall of the plasma vessel using a special infeed nozzle.  The liquid feed system is also designed to accommodate any entrained solids that may be present.

Similarly, gaseous feedstocks may also be introduced into the plasma vessel through a specially designed nozzle.

The plasma vessel is a cylindrical two-part container made of stainless steel with an opening in the roof through which the plasma torch is inserted.  The vessel is lined with insulation and refractory to allow both maximum retention of internal energy and protect the stainless steel container from the intense heat inside the vessel.  The plasma vessel is equipped with inspection ports (including a video camera) so the operator can view real time images inside the vessel to assist in Plasma Converter System operation, openings for introduction of feedstocks, and an exit port for removal of excess molten material.  The smaller vessels are designed to remove molten material periodically through an automated tipping mechanism during which time the vessel may or may not remain in continuous operation.  A design enhancement incorporated into the most recently constructed system is a continuous melt extraction feature which maintains the level of molten material in the plasma vessel at or below a preset limit without interrupting the operation of the system. This melt extraction system can be deployed with all sizes of Plasma Converter Systems.

The plasma vessel is specially designed to ensure that no feedstock material is able to reach the exit port without first passing through the plasma energy field and undergoing complete molecular dissociation.  In addition, the plasma vessel is maintained at a slight negative pressure to ensure that no gases can escape into the atmosphere.

The plasma torch system is a commercially available product that we can purchase from any number of reputable vendors.  We believe that comparable plasma systems have been used extensively in the metallurgical industry for decades.  The most maintenance-intensive aspect of the Plasma Converter System is the need to periodically replace electrodes, which we expect to occur approximately every 300 to 500 hours of operation.  Electrode replacement can be accomplished in approximately thirty minutes minimizing the downtime of the Plasma Converter System.

The Plasma Converter System is also equipped with a torch positioner system that allows the operator to aim the torch at different points within the plasma vessel.  This aspect of the Plasma Converter System allows the operator to quickly and efficiently treat feedstocks as they enter the vessel and avoid any build-up of solidified melt that may occur on the vessel walls.

The Plasma Converter System that is being used for our demonstration and training unit in our Bristol, Connecticut facility continues to be a very active marketing tool in showcasing our technology to potential customers, investors and governmental agencies.  Additionally, the Mihama system has been relocated to a new site to facilitate the processing of additional feedstocks.  In conjunction with this Plasma Converter System relocation, Mihama has contracted with us to incorporate a new feed system and vessel enhancements.  We have completed the manufacturing of this new equipment and are awaiting shipping instructions from the customer.

StarCell™ Development and Technology

StarCell is our hydrogen selective membrane device that separates hydrogen from PCG.  In our Plasma Converter System, we believe that organic wastes and other feedstocks are dissociated and reformed to create a synthesis gas, predominantly hydrogen and carbon monoxide.  The synthesis gas produced in the dissociation process of these materials, particularly the hydrogen component, we believe could lead to enhanced demand for our products.  Single step gasification and reforming of feedstocks utilizing the Plasma Converter System is one potential answer to both distributed and large scale hydrogen production.  The gasification process is especially favorable when gasifying organic waste including pesticides, tires, medical waste and municipal solid waste into high purity hydrogen fuel.

To enhance the fuel production capability of the Plasma Converter System, we have developed StarCell, a ceramic membrane technology for the isolation and purification of hydrogen from a mixed gas stream. We believe that this technology has many applications for virtually any hydrogen purification application.

During our fiscal year 2005, we continued the capability of our StarCell product with Department of Energy projects in the development and testing of varied waste streams to define and establish baseline information in the performance and yield of the StarCell membrane.  We completed the first phase of testing and have issued the technical report to the Department of Energy. During our fiscal year 2006, we continued the performance evaluation of the ceramic membrane with equipment modifications and provided additional testing and independent analysis of alternative feedstocks for the Department of Energy.  During our fiscal year 2007, we continued Phase II testing utilizing multiple feedstocks.  During 2008 we completed Phase II of this program.  Accordingly, no other activities are pending on this project.

In March 2008, we announced a strategic alliance with Hydrogen Engine Center, Inc., or HEC, to combine HEC’s alternative gas energy conversion technology and our Plasma Converter Processing technology. HEC delivered a hydrogen power generator system to us in September 2008 and is operational and available for demonstration at our Bristol facility.  We expect that HEC’s internal combustion engines will generate clean power using the hydrogen produced by our Plasma Converters.

Our perception of the increasing importance of the need for alternative energy sources and the possible emergence of the “Hydrogen Economy” drove our development of StarCell.

There are essentially two principal uses of energy:

•	stationary energy for electrical power generation and heating; and

•	mobile energy such as that used for transportation propulsion systems or the energy you can put in a fuel tank and take with you.

Any discussion on energy-related issues, such as air pollution, dependable energy supplies and global climate change, further illuminates the need for alternative fuels.  Hydrogen offers very large benefits by eliminating polluting emissions and greenhouse gases, and, we believe that with the StarCell technology, hydrogen can become a more readily and cheaply available alternate primary energy fuel.  Hydrogen, like electricity, is a premium-quality energy carrier.  It can be used with high efficiency and with zero tailpipe and zero stack emissions.

In addition to producing the Plasma Converter System, we have developed equipment that can recover hydrogen from a variety of feedstocks including coal and various wastes.

Hydrogen has gained increased recognition as an alternative to fossil fuel.  More than that, when used as a fuel, it produces only water vapor (fresh water) as a by-product.  Although energy production is not our main objective, the ability to separate hydrogen could help us to achieve market acceptance of our primary product, the Plasma Converter System.

StarCell is not a fuel cell; it is a ceramic membrane filtration system that extracts hydrogen from PCG, what we refer to as StarCell Hydrogen.  Because hydrogen is such a small molecule, smaller than all the others in the PCG gas mixture, it can be pushed through the filtering membrane to allow the hydrogen to be separated from the PCG.

PCG is produced from wastes; it is a gas mixture containing a large quantity of hydrogen.

We believe that StarCell Hydrogen can feed fuel cells and hydrogen engines.  We believe that StarCell Hydrogen is a fuel that can produce clean electricity and clean propulsion systems.  We also believe that the combination of the Plasma Converter System with our StarCell technology could possibly produce hydrogen on a large scale from the wastes of the world at a low cost.  Our potential customers who use a Plasma Converter System with our StarCell technology could seek to get paid for processing the incoming waste at the front end and for the hydrogen at the back end.

Hydrogen is a valuable commercial gas that is produced by various thermo-chemical industrial methods.  Hydrogen gas is used in many industrial processes to make products, including cooking oils, peanut butter, soap, insulation, metals, drugs, vitamins, adhesives, cosmetics, ammonia, fuels, and plastics.  Hydrogen is also used to propel spacecraft, because it is very light and has very high energy content.  Hydrogen is used as a fuel to produce pollution-free electricity in fuel cells.

While hydrogen is the most abundant material in the universe, it is not readily accessible.  Expensive and sophisticated chemical-industry processes must extract it.  Nearly all of the hydrogen produced today is made from fossil fuels.  These fuels consist primarily of molecules made up of carbon and hydrogen.  To produce hydrogen from these fossil fuel molecules, they must be “reformed” with steam and/or oxygen in a complex thermo-chemical process consisting of many steps.  The products of reformation are hydrogen gas and carbon-gas species.  The traditional industrial process further purifies and separates the hydrogen from the rest of the stream by various methods.  This reformation process is what our Plasma Converter System accomplishes in the process of destroying most feedstock, which we believe can be done at a low cost.

Competition

We believe that we are uniquely situated due to our employment of plasma technology to dispose of waste and/or create alternative power sources and industrial products.  There are other plasma-based technologies in various stages of development that may achieve some, but we believe not all, of the benefits achieved by our Plasma Converter System.  However, the fact that the commercial use of plasma for waste destruction resulting in power and product creation is in its early stages, makes competitive comparisons difficult.

We believe we are well positioned to take advantage of the recognition of plasma technology as an alternative to conventional forms of waste disposal.  We have incurred significant costs, time and effort educating the public and private sectors on the benefits of our technology and we continue to remain optimistic that these efforts will ultimately result in sales of our Plasma Converter System.

We believe the following are our principal competitive advantages:

•	Low total system operational cost that may allow our customers to generate revenues from our system;
•	Operating performance that exceeds prevailing environmental standards;
•	The ability to process solids, liquids and gases simultaneously;
•	Versatile feed systems and vessel openings that allow a wide variety of feed streams;
•	Advanced stage of power-producing peripheral equipment;
•	Advanced design and operating performance of our complete system;
•	Our management’s experience with plasma and its commercial application;
•	Fully trained distributors and representatives; and
•	Multiple modes of operations.

We believe the following are our principal competitive disadvantages;

•	Our cash position relative to other companies that may enter this field as it grows; and
•	General resistance of potential customers to new technologies when dealing with issues of public health and safety.

We believe many potentially competitive technologies are limited to a narrow number of waste feed-streams.  In some of those technologies, if the system does not receive exactly what it expects, even something as benign as water or metals, the process may be ineffective and possibly dangerous.  In the waste industry, it is difficult to specify the exact composition of a waste stream.  By their very nature, waste streams are sometimes made up of unknown and unpredictable materials.  We believe that for any processing system to be commercially successful it must be able to safely and effectively process unpredictable waste streams without system upsets.  Though there are very few Plasma Converter Systems currently in operation and very few such systems have been tested, we believe that our Plasma Converter System can handle great deviations in the waste stream content. We believe many of the potentially competitive technologies have yet to demonstrate capabilities beyond small laboratory or bench scale devices that use precisely controlled waste streams under precisely controlled conditions.

We believe the following companies are potential competitors in the plasma industry:

1)	Integrated Environmental Technologies, or IET; and

2)	MSE Technology Applications, Inc., or MSE.

IET offers a very different system from our technology.  IET uses a carbon rod plasma arc system whereas we use a plasma torch based system.  MSE like Startech uses a plasma torch based system.

There are difficulties in comparing technologies in our industry that are not present in established industries.  The commercial nature of any plasma-based system is based upon the performance data received and the versatility of the material feedstock that can be processed.  Further, in addition to the performance data and versatility of feedstock, the commercial uses for the system can be greatly enhanced by the number of peripheral devices that can be added to the system to make use of the saleable gas, silicate and metals that the system produces to create a total solution.  Because this industry is just beginning to develop, there is very little empirical evidence in the public domain regarding the performance data of each competing technology.  Therefore, performance comparisons are not available.

Besides the companies mentioned above, there are a number of other companies that advertise a capability using plasma technology.  Since many of them are small, private companies it is very difficult to know what, if any, capabilities are ready for the commercial market.  We are not aware of any competitive company that has a commercial site up and operating other than those we have named above.

In addition, we believe that other waste disposal methods are competitive to our business.  These methods include, among many others, the following:

•	Landfill Dumping: the least expensive in the short term and widely employed.

•	Incineration: this method of disposal is still presently accepted and widely used.

Intellectual Property

We have developed and acquired proprietary technology.  Our technologies are comprised of a variety of overall coordinated system and subsystem concepts, detailed mechanical engineering calculations, detailed engineering design features, data compilations and analyses, complex chemical engineering calculations, business methods and market information.  Since our formation, we have developed a substantial amount of intellectual property.

We are the licensee on one patent. The inventions and related know-how associated with this license could enhance the commercial capability of our core Plasma Converter System for certain applications.  The patent relates to a Hydrogen-Selective Ceramic Membrane that was developed by Media and Process Technology, Inc., and its predecessor, ALCOA Corporation. This technology provides for the high temperature dehydrogenation of our PCG and forms the basis for our StarCell system. The license includes the payment of fees to Media and Process Technology, Inc. should we utilize their proprietary membrane within the StarCell system. The term of the license is for a period of 15 years, which is due to expire in 2014.

Our success depends, in part, on our ability to maintain trade secrecy for our proprietary information that is not patented, obtain patents for new inventions and operate without infringing on the proprietary rights of third parties.  There can be no assurance that the patents of others will not have an adverse effect on our ability to conduct business that we will develop additional proprietary technology which is patentable or that any patents issued to us will provide competitive advantages or will not be challenged by third parties. We also protect our trade secrets and proprietary know-how and technology by generally executing non-disclosure agreements and non-compete agreements with our collaborators, employees and consultants.  However, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

Government Regulation

We are, and customers would be, required to comply with a number of federal, state, local and foreign laws and regulations in the areas of safety, health and environmental controls, including without limitation, the Resource Conservation and Recovery Act, as amended and the Occupational Safety and Health Act of 1970, which may require us, our prospective working partners or our or their customers to obtain permits or approvals to utilize the Plasma Converter System and related equipment on job sites or incur substantial costs.  In addition, because we are marketing the Plasma Converter System internationally and expect international sales to represent a significant portion of our revenues, our customers will be required to comply with laws and regulations and, when applicable, obtain permits or approvals in other countries.  There is no assurance that these required permits and approvals will be obtained.  Furthermore, particularly in the environmental remediation market, we may be required to conduct performance and operating studies to assure government agencies that the Plasma Converter System and its by-products are not environmental risks.  There is no assurance that these studies will not be more costly or time-consuming than anticipated or will produce acceptable conclusions.  Further, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, our prospective working partners and/or our or their customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals.  There can be no assurance that our system’s performance will satisfy all of the applicable regulatory requirements.

Environmental Matters

Our customers’ and our operations are subject to numerous federal, state, local and foreign regulations relating to the storage, handling and transportation of regulated materials.  Although our role has historically been generally limited to the sale or leasing of specialized technical equipment for use by our customers, there is always the risk that equipment failures could result in significant claims against us.  Any claims against us could materially adversely affect our business, financial condition and results of operations as well as the price of our common stock.

Manufacturing Operations

Most of the components required to build a Plasma Converter System are manufactured by third party vendors, while some components are manufactured in-house at our 30,000 square foot manufacturing facility located in Bristol, Connecticut, at which we also assemble, ship and test our systems.  Upon receipt of these components, we assemble the Plasma Converter System for factory testing prior to shipment.

Research and Development

While the principal research and development to produce commercial Plasma Converter Systems has been completed, we continue to perform research and development activities with respect to product improvement and new product development, utilizing internal technical staff as well as independent consultants.  These activities have, to date, been entirely paid for and sponsored by us.

We expect to continue to develop and design operational improvements that will be primarily in the area of the use of PCG produced by the Plasma Converter System and also used by StarCell.  We expect that expenditures for research and development will be geared to achieving lower cost designs and higher efficiencies. During the fiscal year ended October 31, 2008, we expended $197,493 for research and development compared to $261,305 during the fiscal year ended October 31, 2007.  During the three months ended January 31, 2009, expenditures for research and development were $47,543, compared to $51,115 for the same period in the prior year.

Employees

As of January 31, 2009, we had twenty full-time employees and one part-time employee. Of the full-time employees, ten are in engineering, one is in research and development, four are in sales and marketing and five are in management or administrative positions. We believe that we have been successful in attracting experienced and capable personnel.  All officers and directors have entered into agreements requiring them not to disclose any proprietary information, assigning all rights to inventions made during their employment and prohibiting them from competing with us.  Our employees are not represented by any labor union or collective bargaining agreement, and we believe that our relations with our employees are good.  We are still in the process of implementing the management succession plan announced in April 2008 for our Chief Executive Officer, Joseph Longo.

Properties

We lease office space under non-cancelable operating leases expiring on various dates through December 2011.

Our corporate headquarters are currently located at 88 Danbury Road, Wilton, Connecticut 06897-2525 where we lease 5,612 square feet of office space.  The monthly base rent payments are $11,224 to December 2011, when the lease expires; however, we have the option to extend it for another three years at substantially the same price and we currently intend to exercise that option.  On December 11, 2006, in connection with the lease agreement, we issued a warrant to our landlord for the right to purchase 200,000 shares of common stock at an exercise price of $3.00 per share, valued at approximately $473,000 using the Black-Scholes model, which will be amortized over the life of the lease. During the three months ended January 31, 2009 and the fiscal year ended October 31, 2008, we incurred charges to operations in the amounts of $19,726 and $236,700, respectively, relating to these warrants.  These warrants expire on December 11, 2011.

Our product showroom is located at 190 Century Drive, Bristol, Connecticut, 06010, where we lease 16,291 square feet of office space. On July 13, 2007, we signed an amendment to the original lease agreement whereby we increased the space by roughly 50% and extended the lease such that the expiration is now June 15, 2009.  The lease provides for monthly base rent payments of $8,145. We are currently negotiating for an extension on this lease.  There can be no assurances that we will be successful will regards to obtaining such extension or, if we do, as to the terms thereof.

Our manufacturing facility is located at 545 Broad Street, Bristol, Connecticut, 06010, where we lease 30,000 square feet of manufacturing space. The lease provided for monthly base rent payments of $5,775 through the December 31, 2007 expiration date. The lease arrangement is currently on a month-to-month basis for a rent payment of $5,775 per month.

The following table shows our future lease commitments under our operating leases for the twelve months ending October 31:

Year                    Annual Rent

2009                              $137,669 (1)
2010                                134,688
2011                                134,688
2012                                  22,448
Total                              $429,493

(1)	Represents the full amount owed from November 1, 2008 through October 31, 2009. We have timely paid all amounts due from November 1, 2008 through the date of this filing.

Legal Proceedings

In addition to the matters noted below and elsewhere in this prospectus, we are, and may in the future become, a party to one or more claims or disputes which may result in litigation. Whether any losses, damages or remedies ultimately resulting from such matters could reasonably have a material adverse effect on our business, financial condition and results of operations will depend on a number of variables, including, for example, the timing and amount of such losses or damages (if any) and the structure and type of any such remedies. For these reasons, it is not possible to make reliable estimates of the amount or range of loss that could result from such matters at this time. Our management does not, however, presently expect that any such matters will have a material adverse effect on our business, financial condition or results of operations.

On April 30, 2008, we received a letter from Plasco Energy Group Inc., or Plasco, indicating that Plasco filed a complaint against us in the United States District Court for the Southern District of Texas, Houston Division, alleging that our Plasma Converter System infringes a January 1994 U.S. patent entitled “Municipal Solid Waste Disposal Process” issued to Carter and Tsangaris of Ottawa, Canada. On June 13, 2008, the Complaint was dismissed, without prejudice, by the United States District Court for the Southern District of Texas. In addition, despite the fact that our management has indicated that it is confident that we do not infringe on Plasco's patent, we have obtained assurance from Plasco's counsel that Plasco has agreed not to sue us for infringement of the patent.

MANAGEMENT

Our executive officers and directors are as follows:

Name	AGE	Title

Joseph F. Longo	76	Chairman, Chief Executive Officer, President and Director
Peter J. Scanlon (1)	59	Chief Financial Officer, Vice President, Treasurer and Secretary
Ralph N. Dechiaro	59	Vice President of Business Development
John J. Fitzpatrick (2)(3) (4)	63	Director
Joseph A. Equale (2) (3)(4)	69	Director
Chase P. Withrow III (2) (3)	65	Director

__________________________

(1)
Mr. Scanlon had announced his retirement to us, effective October 31, 2008.  However, subsequently we agreed to retain Mr. Scanlon through May 15, 2009 and more recently Mr. Scanlon agreed to defer his retirement beyond May 15, 2009.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

(4)	In December 2008, this individual notified us that he will not stand for reelection to our board of directors at our next annual meeting of shareholders.

We determined that Stephen J. Landa, Vice President of Sales and Marketing, is not an executive officer of ours and accordingly, Mr. Landa’s inclusion as such in prior filings with the SEC was a mistake.

In addition, on October 17, 2008, L. Scott Barnard resigned from our board of directors and each committee of the board on which he served.

Board of Directors

Joseph F. Longo has served as a director of our company and as Chairman since November 1995.  Since November 2004, Mr. Longo has served as Chief Executive Officer and President, positions he also served in from November 1995 to January 2002.  From July 2003 until December 2004, Mr. Longo served as Chief Operating Officer, and from August 2003 to August 2004, as Secretary and Treasurer.  Mr. Longo is the founder of Startech Corporation, our predecessor.  Mr. Longo was founder and Chief Operating Officer of the International Dynetics Corp., a waste industry capital equipment manufacturing company with multinational customers from 1969 to 1990.  Prior thereto, he was Manager of New Product and Business Development for AMF from 1959 to 1969.  He has been awarded many waste industry equipment patents, all of which have been successfully commercialized.  He is a mechanical engineer and operating business executive, with more than 25 years of waste industry management experience.

Joseph A. Equale, CPA, has served as a director of our company since November 2003.  Mr. Equale is a founder and Managing Partner of Equale & Cirone, LLP (CPAs and advisors). Prior to the formation of Equale & Cirone, LLP in 1999, and beginning in February 1994, Mr. Equale was a sole practitioner. Mr. Equale has spent over ten years in other professional practice units, including a predecessor firm of Deloitte & Touche LLP. In addition to his responsibilities as Managing Partner, Mr. Equale is in charge of the firm’s quality control program. Mr. Equale has also spent over ten years in private industry, including an assignment as an Assistant Controller of Xerox Corporation. Mr. Equale is active in the accounting profession, where he served as President and member of the Board of Governors of the 6,500 member Connecticut Society of CPAs (CSCPA). Mr. Equale is also a member of the American Institute of Certified Public Accountants and New York State Society of Certified Public Accountants. Mr. Equale has served as an Adjunct Assistant Professor of Accounting at Sacred Heart University, Graduate School of Business in Fairfield, Connecticut.

John J. Fitzpatrick has served as a director of our company since April 2005.  Mr. Fitzpatrick is an independent management consultant, having retired in 1995 from the “old” Dun & Bradstreet Corporation as an executive officer and Senior Vice President-Global Human Resources, where he was employed since 1983.  His responsibilities at D&B, in addition to providing counsel and guidance to the CEO and the compensation and nominating committees of the board of directors, included strategic planning, acquisitions & divestitures, executive staffing, compensation & benefits and HR information systems. Prior to joining D&B, Mr. Fitzpatrick held international sales, marketing, human resources and administrative management positions with Celanese Corporation, Rockwell International, Burroughs Corporation and Procter & Gamble.

Chase P. Withrow III has served as a director of our company since May 2006.  Mr. Withrow has over 35 years of experience working in the securities industry.  Since 2000, he has served as a financial advisor with Investar Capital Management, LLC in Edgewater, MD.  Mr. Withrow’s broad range of financial services expertise include: assessing compliance with NYSE and Nasdaq regulations; integrating back office and margin processes; establishing sales methodologies; and, advising senior management.  Mr. Withrow served as Branch Manager for several brokerage firms, including Advest, Inc., from 1982 to 1986, and Evans & Company, Inc, from 1986 to 1988.  During his tenure as a manager at Advest, his office set records for gross commission production as well as gross sales production per broker.  Mr. Withrow consistently was named a member of the President’s Club, which signified superior sales production across the nationwide firm.

All directors are elected for a period of one year at our annual meeting of shareholders and serve until their successors are duly elected and qualified.  Officers are appointed and serve at the pleasure of the board of directors.

During fiscal year 2008, those members of the board of directors who were considered “independent” (as defined in Rule 10A-3 of the Exchange Act), acted on compensation matters concerning salaries and incentive compensation for our executive officers and administered our employee stock option plans.   In addition to the foregoing, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern.

Meetings of the Board of Directors

The board of directors held eight meetings during the fiscal year ended October 31, 2008, or Fiscal 2008, and acted by written consent on three occasions.  All of our directors that currently serve on the board of directors attended at least 75% of the meetings of the board of directors and any applicable committee.  We encourage directors to attend our annual meeting of shareholders.  All of our directors attended our 2008 annual meeting of shareholders.

Committees

The board of directors has a standing Audit Committee and a standing Compensation Committee; however, the board of directors does not presently have a standing nominating committee, which functions are carried out by the entire board of directors.  The board of directors believes that their processes effectively serve the functions of a nominating committee and do not believe that there is a need for a separate, formal nominating committee at this time.

Audit Committee

During Fiscal 2008, the Audit Committee consisted of Messrs. Joseph A. Equale (Chairman), L. Scott Barnard and John J. Fitzpatrick.  Mr. Barnard resigned from the board of directors and each committee of the board of directors on which he served on October 17, 2008 and Messrs. Equale and Fitzpatrick announced that they would not stand for reelection to our board at our 2009 annual meeting of shareholders.  The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The Audit Committee performs the functions set forth in a written charter of the Audit Committee.  The charter provides that the Audit Committee is responsible for policies, procedures and other matters relating to accounting, internal, financial controls and financial reporting, including the engagement of independent registered public accountants and the planning, scope, timing and cost of any audit and any other services that the auditors may be asked to perform, and review with the auditors their report on our financial statements following completion of each audit.  The Audit Committee charter was attached as Annex A to our proxy statement for our 2008 annual shareholder meeting, filed with the SEC on February 28, 2008.

Messrs. Equale, Fitzpatrick and Barnard were each considered “independent,” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and SEC regulations.  The board of directors has determined that based on the credentials of Mr. Equale, the Chairman of the Audit Committee, Mr. Equale qualifies as an “audit committee financial expert” within the meaning of SEC regulations.  During fiscal 2008, the Audit Committee held four meetings.

Compensation Committee

During Fiscal 2008, the Compensation Committee consisted of John J. Fitzpatrick (Chairman), Joseph A. Equale and Chase P. Withrow III.  Messrs. Equale and Fitzpatrick each announced that he would not stand for reelection to our board of directors at our next annual meeting of shareholders.  The Compensation Committee acts under a written charter adopted by the board of directors in August 2003.  The Charter provides that the Compensation Committee is responsible for, among other things, ensuring that the senior executives of our company are compensated effectively in a manner consistent with the stated compensation strategy of our company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies. The Compensation Committee is also responsible for communicating to shareholders our compensation policies and the reasoning behind such policies as required by the SEC.  The Compensation Committee charter was attached as Annex B to our proxy statement for our 2008 annual shareholder meeting, filed with the SEC on February 28, 2008.

During Fiscal 2008, the Compensation Committee held four meetings.

Messrs. Fitzpatrick, Equale and Withrow are each considered “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and SEC regulations.

The objectives of our Compensation Committee are to correlate executive compensation with our business objectives and performance, and to enable us to attract, retain, inspire and reward executive officers who contribute to our long-term success.

Our Compensation Committee adheres to the following philosophy regarding compensation of our executive officers:

•	to provide competitive total pay opportunities in order to attract, retain and motivate high quality executive talent critical to our success;

•	to pay for performance through a compensation mix that emphasizes competitive cash incentives and merit-based salary increases and de-emphasizes entitlements and perquisites;

•	to create a mutuality of interest between executives and stockholders through a stock option program; and

•	to focus the executive’s attention on overall corporate objectives as well as the executive’s specific operational objectives.

Our Compensation Committee believes that the compensation program for executive officers should be designed to retain and motivate talented executives responsible for our success, and should be determined within the competitive environment within which we are situated and based on the achievement of business objectives, individual contribution and financial performance. The goals of our Compensation Committee are to provide a total compensation package that considers the compensation practices of companies with which we compete for executive officers, provides variable compensation that is linked to achievement of financial and individual performance goals, and aligns the interests of the executive officers with those of our stockholders by providing them with an equity stake in us. Compensation is designed to fall within the central tendency of the range of that paid to comparable executives in other similarly sized and like industry corporations.

Executive Officers

Joseph F. Longo serves as Chief Executive Officer and President.  Information concerning Mr. Longo is set forth above under “Board of Directors.”

Peter J. Scanlon serves as Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Scanlon joined us as Controller in December 1998 and served in that capacity until October 2003. In November 2003, Mr. Scanlon was appointed to his current position of Chief Financial Officer. Since August 2004, Mr. Scanlon has also served as Treasurer and Secretary. Prior to joining our company, Mr. Scanlon was Director of Financial Services for Vivax Medical Corporation, a publicly traded manufacturing company located in Bristol, Connecticut, from November 1996 to December 1998. Prior to Vivax, Mr. Scanlon’s extensive corporate financial and systems background includes 18 years with the IBM Corporation in the accounting, finance and financial systems areas. As Manager of International Finance Systems Development, Mr. Scanlon was successful in the development and installation of the reporting system being used by IBM’s six largest international subsidiaries. While on a three-year assignment in London, England, he also developed and implemented financial procedures and controls for IBM’s European manufacturing headquarters in Brentford, England.

Ralph N. Dechiaro serves as Vice President of Business Development. Mr. Dechiaro joined us as Vice President of Business Development in February 2002. Prior to joining us, he was the Commercial Program Manager at JFK International Air Terminal where he participated in the Terminal 4 Redevelopment Program from December 2000 to January 2002. Prior to JFK International, he was a Project Manager at Burns and Roe Enterprises from January 1975 to September 1984 and from September 1990 to December 2000 where he managed government, domestic and international projects. From September 1984 to September 1990 he was a System Manager at ITT Avionics where he was responsible for the development and implementation of applied business systems. Mr. Dechiaro also brings extensive government experience, where he served 28 years in the US Army culminating in retirement as a Lieutenant Colonel. In this capacity, Mr. Dechiaro completed varied command and staff assignments at all management levels culminating in the assignment as Assistant Chief of Staff for Information Management. He served as the Principal Staff Officer to the Commanding General providing contracting services, long range planning and implementation of all functions relative to communications, information services, contracting, and advanced technologies.

Succession Plan

Our board of directors is in the process of implementing the management succession plan announced in April 2008 for management personnel, including Mr. Longo, who is 76 years old.  However, there can be no assurance that such plan will be implemented and, if implemented, will be sufficient to replace Mr. Longo when and if his services to us are no longer available.

Family Relationships

There are no family relationships among our executive officers or directors or any individual nominated for election as a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Our Executive Compensation Program

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence to our compensation philosophy.  The Compensation Committee is currently composed of three non-employee directors. The Compensation Committee reviews the performance and compensation levels for executive officers and sets salary, bonus levels and stock option grants. The objectives of the Compensation Committee are to correlate executive compensation with our business objectives and performance, and to enable us to attract, retain and reward executive officers who contribute to our long-term success.

Throughout this prospectus, our Chief Executive Officer and Chief Financial Officer, as well as the other individual included in the 2008 Summary Compensation Table are referred to as the “named executive officers.”

Executive Compensation Philosophy

Our overall compensation program seeks to fairly and competitively compensate our named executive officers, as well as provide incentive compensation that aligns their interests with those of our stockholders.

The Compensation Committee believes that the compensation program for executive officers should be designed to retain and motivate talented executives responsible for the success of our company, and should be determined within the competitive environment within which our company is situated, based on our achievement of business objectives, individual contribution and our financial performance. The goals of the Compensation Committee are to provide a total compensation package that considers the compensation practices of companies with which we compete for executive officers, takes into account the achievement of financial and individual performance goals, and aligns the interests of the executive officers with those of our company by providing them with an equity stake in our company.

In furtherance of this philosophy, the Compensation Committee believes that the named executive officers should primarily be compensated through a competitive salary.  Incentive compensation, based on Company or individual achievement, is utilized to a limited extent.  Perquisites and personal benefits are kept to a minimum.

More specifically, the Compensation Committee believes that equity compensation is significant in that it aligns the interests of the named executive officers with those of shareholders, but annual grants are not necessary to achieve this goal.  The Compensation Committee reserves the right to award bonuses after the end of each fiscal year, to the extent it believes it appropriate.  In general, bonuses have been awarded infrequently.  However, in Fiscal 2008, cash bonuses were awarded to our named executive officers.

Peer Group

We do not compare our compensation arrangements to a formal peer group of companies since we do not believe that an adequate peer group exists for which compensation data is publicly available.  Most of the companies in our industry are privately held, so that there is limited, if any, financial data in the public domain regarding the performance of competing companies.

We continue to investigate whether there may be an appropriate peer group of similar companies for compensation purposes.  Currently, the Compensation Committee believes that Integrated Environmental Technologies (IET) and MSE Technology Applications, Inc. (MSE) may be sufficiently similar to us to be peer group companies.  Both IET and MSE are in the same industry as us, although IET offers a very different system from our technology (using a carbon rod plasma arc system whereas we use a plasma torch-based system). Both companies also are similar in size and development stage to us.

Objectives of Executive Compensation

Overall, our compensation program is designed to attract, retain, inspire and reward executive officers who contribute to our overall success. The specific objectives of our executive compensation program are to:

●	provide competitive total pay opportunities in order to attract, retain and motivate high-quality executive talent critical to our success;
●	pay for performance through compensation that emphasizes competitive, merit-based salary increases and de-emphasizes entitlements and perquisites;
●	create a mutuality of interest between executives and stockholders through a stock option program; and
●	focus the executives’ attention on overall corporate objectives as well as each executive’s specific operational objectives.

The Compensation Committee, together with the board of directors, sets our corporate goals and objectives, as well as objectives for each of the named executive officers.  At least annually, the Compensation Committee evaluates the CEO’s and the other named executive officers’ performance in light of these goals and objectives and takes this evaluation into account in setting their annual compensation.

Mr. Longo, our Chief Executive Officer, has an employment agreement with us.  Nevertheless, significant aspects of Mr. Longo’s compensation still are within the Compensation Committee’s ongoing discretion.  Any bonus and stock option grants are fully within the Compensation Committee’s discretion.  With respect to base salary, the agreement specifies Mr. Longo’s salary, but the Compensation Committee has discretion to increase it, as the Compensation Committee did in August 2007, when it increased Mr. Longo’s base salary from $185,000 to $210,000.

Executive Compensation Components

The compensation program for the named executive officers consists of the following three primary components:

●	base salary;
●	stock options; and
●	incentive bonus.

Base Salary.  We primarily compensate our named executive officers with a competitive base salary.  The Compensation Committee annually reviews and approves salaries for the named executive officers.  When setting salary levels, consideration is given to the executive’s overall responsibilities, professional qualifications, level of experience, individual performance, technical expertise and contribution to the business, and the combined value of these factors to our long-term performance and growth.  The Compensation Committee applies these factors based upon its discretion and judgment; no specific formula is applied to determine the weight of each factor.

Stock Options.  The Compensation Committee provides the named executive officers with long-term incentive compensation through grants of options to purchase our common stock.  Stock options align the interests of the named executive officers with those of our stockholders and provide the recipient with a significant incentive to manage our company from the perspective of an owner with an equity stake in the business.  The Compensation Committee believes that stock options directly motivate an executive to maximize long-term stockholder value.

Stock options are not granted annually, but at the discretion of the Compensation Committee.  When granting stock options, the Compensation Committee ties the number of stock options awarded to our company’s performance and to the individual contribution of the specific executive.  In practice, the Compensation Committee establishes a target option award for each named executive officer, based on the officer’s position, responsibilities, and historical and expected future contributions to our company.  The target award is then adjusted as appropriate to conform to actual company and individual performance.  In Fiscal 2008, stock options were granted to the named executive officers, as set forth in footnote 1 to the Summary Compensation Table

Incentive Bonus.  Bonuses are awarded by the Compensation Committee in its discretion, based on a number of established criteria, including, but not limited to, performance and the gross sales for the year, as compared to the expectation for the year.  The possibility of an incentive bonus provides an additional incentive to maximize Company and individual performance.  In Fiscal 2008, cash bonuses were paid to the named executive officers, as set forth in the 2008 Summary Compensation Table based on 2007 performance.

The Compensation Committee is responsible for reviewing and approving bonuses for each named executive officer.  Our Chief Executive Officer’s bonus is determined by the Compensation Committee, in accordance with the terms of his employment agreement, without participation by him.  Bonus payments to the other named executive officers are determined by the Compensation Committee in consultation with our Chief Executive Officer.

The Compensation Committee determines the aggregate amount available for bonuses each year based on a number of established criteria, including, but not limited to, performance and the gross sales for the year, as compared to the expectation for the year.  Gross sales measures the growth of our business, both organically and through acquisitions, and provides an indication of future success.  The aggregate bonus pool is then allocated among eligible individuals based on:

•	the performance of the individual’s function measured against corporate goals; and
•	the individual’s individual performance during the year, measured against individual goals.

Although actual performance measured against pre-established goals is the key component in determining both company and individual performance, the Compensation Committee may exercise discretion when determining whether company and/or a named executive officer’s individual goals have been attained.

Other Policies and Practices Related to Our Executive Compensation Program

Benefits Upon Termination of Employment

The Compensation Committee believes that it is appropriate to provide key officers reasonable severance benefits in the event of certain terminations of employment.  Accordingly, Mr. Longo’s employment agreement provides for severance. We have also entered into severance and retention agreements with Messrs. Scanlon and Dechiaro.  These severance payments and additional termination benefits are described in more detail below under the heading “Potential Payments Upon Termination of Employment.”

Pension and Retirement Benefits

We maintain a 401(k) plan and provide employer matching contributions (subject to certain limitations) for employee contributions.  The named executive officers are also eligible to participate in the 401(k) plan.  Other than matching 401(k) contributions, we do not provide the named executive officers with any pension or other retirement benefits.

Perquisites and Other Personal Benefits

We provide the named executive officers with certain limited perquisites and personal benefits that we and the Compensation Committee believe are reasonable and consistent with the general practice of similarly situated companies.  These additional benefits do not, and are not intended to, comprise a significant portion of the named executive officers’ compensation.

In addition to participation in our health plan and 401(k) plan (including the receipt of matching contributions), which apply to the same extent as to other employees, we provide the named executive officers with directors and officers liability insurance and a monthly car allowance.

The personal benefits described above are included in the “All Other Compensation” column of the 2008 Summary Compensation Table below.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the chief executive officer and any of the four highest paid other executive officers.  However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million.  The named executive officers’ salary and bonus currently are not anticipated to exceed $1 million.  Any compensation from stock options is expected to qualify as performance-based compensation and therefore be exempt from the Section 162(m) restrictions.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A to the Internal Revenue Code, which changed the tax rules applicable to nonqualified deferred compensation arrangements.  A violation of these new rules could result in the imposition of a 20% penalty tax on the affected executives. We believe that we are operating in compliance with Section 409A and the Treasury Regulations thereunder.  The Compensation Committee, through its legal counsel, is monitoring compliance with Section 409A.

2008 Summary Compensation Table

						All
			Option			Other
Name and Principal		Salary	Awards	Bonus		Compensation		Total
Position	Year	($)	($) (1)			($)		($)

Joseph F. Longo
Chairman, Chief Executive Officer	2008	$210,000	8,700	$35,000	(2)	-		$253,700
and President	2007	191,731		-		-		$191,731

Peter J. Scanlon
Vice President, Chief Financial	2008	155,000	8,700	10,000	(2)	106,251	(3)	279,951
Officer, Treasurer and	2007	138,731				99,929		238,660
Secretary

Ralph N. Dechiaro
Vice President of Business	2008	145,000	8,700	15,000	(2)	60,506	(4)	229,206
Development	2007	136,038				44,713		180,751

(1)
The amounts shown in this column include the amount that we expensed during Fiscal 2008 for the options granted in Fiscal 2008. Options granted in Fiscal 2008 vested immediately.  Messrs. Longo, Scanlon and Dechiaro each received options to purchase 7,500 shares in Fiscal 2008.  The aggregate number of options held by Messrs. Longo, Scanlon and Dechiaro as of October 31, 2008 are:  Mr. Longo, 332,500; Mr. Scanlon, 112,500; and Mr. Dechiaro, 50,500.  The assumptions used to determine the value of the stock option grants are set forth in Note 8 to the financial statements included elsewhere in this prospectus.

(2)	Represents a bonus paid in fiscal year 2008 based on 2007 performance.

(3)
Representing (i) a monthly automobile allowance of $1,300 ($15,600 annually), (ii) a monthly incentive payment of $4,800 ($57,600 annually), and (iii) 401(k) matching contributions of $33,051.  The incentive payment is a monthly amount paid as an additional incentive to the executive to remain in our employ, but which may be reduced or eliminated at any time.

(4)
Representing (i) a monthly automobile allowance of $1,700 ($20,400 annually), (ii) a monthly incentive payment of $1,250 per month ($15,000 annually) which expired April 2008, and (iii) 401(k) matching contributions of $32,606.

Employment, Severance and Retention Agreements

Messrs. Longo, Scanlon and Dechiaro have written agreements with us.

Mr. Longo’s employment agreement, or the CEO Agreement, was originally effective as of January 1, 2004 for a three-year term.  The CEO Agreement is automatically extended for one-year renewal terms unless Mr. Longo or we give written notice of non-renewal within 90 days before January 1.  The term of the CEO Agreement has been extended through 2009.  Under the CEO Agreement, Mr. Longo will serve as our Chief Executive Officer and President, with an annual base salary of $185,000, which was increased by the Compensation Committee to $210,000 on August 1, 2007.

In the event that Mr. Longo’s employment terminates, we will pay Mr. Longo (or, if applicable, his surviving spouse or, if none, his estate or other legal representative) any accrued but unpaid compensation, unreimbursed reasonable business-related expenses and any benefits or payments due under any of our benefit, fringe benefit or arrangement with respect to the period prior to such date of termination.  In addition, if Mr. Longo’s employment terminates for any reason other than death, Mr. Longo shall receive continued payment of his base salary and continued eligibility for benefits, both for six months following the date of termination.  If the termination is due to disability or is involuntary for any reason other than for cause, after the six-month severance period, Mr. Longo (and his surviving spouse) will receive additional termination benefits and lifetime reimbursement of gap medical insurance premiums to cover expenses not covered by Medicare or Medicaid.  On January 28, 2008, the parties executed an amendment to clarify provisions with respect to such agreement.  These severance payments and additional termination benefits are described in more detail below under the heading “Potential Payments Upon Termination of Employment.”

On December 1, 2005, we entered into an agreement with Mr. Dechiaro, pursuant to which we agreed to pay Mr. Dechiaro severance in the event that his employment involuntarily terminates other than for cause.  The severance payments equal four weeks of base salary for each year of service.  Mr. Dechiaro has been with us for seven years.  In addition, Mr. Dechiaro is entitled up to a maximum of 12 months of benefit continuation.  These severance payments are described in more detail below under the heading “Potential Payments Upon Termination of Employment.”

On November 20, 2008, we entered into a Retention Agreement with Mr. Scanlon, effective January 1, 2009. Pursuant to this agreement, we will pay Mr. Scanlon a lump sum payment of $144,353.85 on May 1, 2009.  In addition, we will provide Mr. Scanlon and his spouse with health insurance coverage for twelve months following the date of Mr. Scanlon’s termination of employment.  In the event that Mr. Scanlon does not terminate his employment with us prior to May 15, 2009, we will (i) provide Mr. Scanlon and his spouse with medical insurance, life insurance, long-term disability insurance and short-term disability insurance for three and five years beginning May 1, 2009, respectively and (ii) release Mr. Scanlon from any and all claims arising out of his employment with us.

With respect to Mr. Scanlon’s rights under our 1995 Nonqualifying Stock Option Plan and 2000 Stock Option Plan, Mr. Scanlon’s termination of employment at any time after October 31, 2008 will be deemed to be a “retirement” as of such date of termination.  In the event of a change of control, as defined in such plans, if the successor company does not assume the stock options granted under such plans, Mr. Scanlon will receive a lump sum payment within 90 days of such event equal to the difference between the per share exercise price of each share of our common stock underlying options held by Mr. Scanlon and the per share consideration paid to shareholders of ours in connection with such change of control.  Mr. Scanlon had previously planned to retire, and announced his retirement to us, effective October 31, 2008.  However, we have subsequently agreed to retain Mr. Scanlon through May 15, 2009 and Mr. Scanlon has agreed to defer his retirement until such time.  Mr. Scanlon intends to defer his retirement beyond May 15, 2009.

Outstanding Equity Awards At Fiscal Year End 2008 Table

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date

Joseph F. Longo – Chairman, Chief Executive Officer and President	15,000 10,000 10,000 40,000 250,000 7,500	$2.400 0.930 2.030 5.625 6.000 1.730	10/31/2015 12/31/2012 12/13/2011 12/20/2010 11/01/2009 01/14/2018(1)

Peter J. Scanlon – Vice President, Chief Financial Officer, Treasurer and Secretary	15,000 30,000 15,000 25,000 20,000 7,500	2.400 2.300 2.030 5.625 6.000 1.730	10/31/2015 08/05/2015 12/13/2011 12/20/2010 11/01/2009 01/14/2018(1)

Ralph N. Dechiaro – Vice President of Business Development	15,000 25,000 3,000 7,500	2.400 1.900 3.000 1.730	10/31/2015 12/14/2014 02/20/2012 01/14/2018(1)

(1)	These options were granted on January 14, 2008.

There were no options exercised by any of our named executive officers in Fiscal 2008.

Potential Payments Upon Termination of Employment

Other than matching 401(k) contributions, we provide no pension benefits to our Named Executive Officers.  We do, however, have agreements with all of our Named Executive Officers providing severance payments.  In the event that Messrs. Longo, Scanlon and Dechiaro had terminated their employment on October 31, 2008, the last day of our fiscal year, they would have received the following severance benefits:

Name	Amount (including medical / health benefits)	Cash payment schedule
Joseph F. Longo	$115,000 (1)	$105,000 paid in a lump sum six months after termination of employment. (2) (3)
Peter J. Scanlon	$159,230 (4)	$139,230 paid in a lump sum within 180 days following termination of employment.(6)
Ralph N. Dechiaro	$106,923 (5)	$86,923 paid in a lump sum within 180 days following termination of employment. (6)

(1)
Representing $105,000 of cash severance, equal to six months of base salary and $10,000 of medical/health benefits continuation for 6 months, based on the current cost to us of providing such benefits.  Mr. Longo will receive the severance in the event of any termination, voluntary or involuntary, other than death.

(2)
The cash severance would be paid over the six-month severance period, but pursuant to Section 409A of the Internal Revenue Code no payments will be made until six months after the termination of employment.  The benefits continuation would be provided over the six-month period following the termination of employment.

(3)
Mr. Longo’s employment agreement provides that if his employment is terminated due to disability or he is involuntarily terminated for any reason other than for cause, he is entitled to additional termination benefits, including an annual payment of $97,500, beginning six months after termination of employment (after the severance period), for the remainder of his life.  If Mr. Longo is survived by his spouse, she will receive half of that amount ($48,750) for her life.  In addition, Mr. Longo (and his surviving spouse) will receive lifetime reimbursement of gap medical insurance premiums to cover expenses not covered by Medicare or Medicaid. The Compensation Committee granted these benefits to Mr. Longo in recognition of his services to us.  These additional termination benefits will not increase based on Mr. Longo’s years of service with us.  These entitlements are unfunded and Mr. Longo’s rights to these benefits are as an unsecured general creditor to us. On January 28, 2008, the parties executed an amendment to clarify provisions with respect to such agreement.  Had Mr. Longo been involuntarily terminated or terminated due to disability on October 31, 2008, we estimate that the total future payments associated with Mr. Longo’s additional termination benefits would be approximately $1,370,000.  This estimate is based on a 10.5 year life expectancy for Mr. Longo and a 16.0 year life expectancy for Mrs. Longo, based on their gender and current age, in accordance with the National Vital Statistics Reports, which is published by the U.S. National Center for Health Statistics.  In addition, we estimated annual cost per person for the lifetime reimbursement of gap medical insurance premiums to be $5,000, based on materials published on www.medicare.gov.

(4)
Although Mr. Scanlon’s severance agreement does not specify the form of payment, our intention and that of Mr. Scanlon is that the severance would be paid in a lump sum six months after the termination of employment.  The benefits continuation would be provided over the 12-month period following the termination of employment which would represent $139,230 of cash severance, equal to ten months of base salary (based on Mr. Scanlon’s entitlement to four weeks of base salary for each of his ten years of service with us) and $20,000 of medical/health benefits continuation for 12 months, based on the current cost to us of providing such benefits.  Mr. Scanlon would receive the severance in the case of any termination, voluntary or involuntary, other than for cause.  On November 20, 2008, we entered into a Retention Agreement with Mr. Scanlon, effective January 1, 2009. Pursuant to this agreement, we will pay Mr. Scanlon a lump sum payment of $144,353.85 on May 1, 2009.  In addition, we will provide Mr. Scanlon and his spouse with health insurance coverage for twelve months following the date of Mr. Scanlon’s termination of employment.  In the event that Mr. Scanlon does not terminate his employment with us prior to May 15, 2009, we will (i) provide Mr. Scanlon and his spouse with medical insurance, life insurance, long-term disability insurance and short-term disability insurance for three and five years beginning May 1, 2009, respectively, and (ii) release Mr. Scanlon from any and all claims arising out of his employment with us.

As discussed above under the heading “Employment, Severance and Retention Agreements”, on November 20, 2008, we entered into a Retention Agreement with Mr. Scanlon, effective January 1, 2009.  Pursuant to this agreement, Mr. Scanlon’s termination of employment at any time after October 31, 2008 will be deemed to be a “retirement” as of such date of termination.  In the event of a change of control, as defined in such plans, if the successor company does not assume the stock options granted under such plans, Mr. Scanlon will receive a lump sum payment within 90 days of such event equal to the difference between the per share exercise price of each share of our common stock underlying options held by Mr. Scanlon and the per share consideration paid to our shareholders of ours in connection with such change of control.

(5)
Representing $86,923 of cash severance, equal to six months of base salary (based on Mr. Dechiaro’s entitlement to four weeks of base salary for each of his six years of service with us) and $20,000 of medical/health benefits continuation for 12 months, based on the current cost to us of providing such benefits.  Mr. Dechiaro will receive the severance in the event of an involuntary termination other than for cause.

(6)
Although Mr. Dechiaro’s severance agreement does not specify the form of payment, our intention and that of Mr. Dechiaro is that the severance would be paid in a lump sum within 30 days after the termination of employment.  We intend to amend the severance agreement to provide for this payment schedule.  The benefits continuation would be provided over the 12-month period following the termination of employment.

Director Compensation

The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on our board of directors and align our directors’ interests with the interests of our shareholders.

 In fiscal 2007, all independent directors received an annual retainer of $6,000 per year, plus an additional fee of $750 for each meeting attended in person and $350 for each meeting attended via teleconference or videoconference. The chairman of the Audit Committee received an additional fee of $4,000 per annum and all other members of the Audit Committee received an additional fee of $2,000 per year. The chairman of the Compensation Committee received an additional $2,000 per year and all other members of the Compensation Committee received an additional $1,000 per year. Upon being appointed to our board of directors, independent directors receive an initial option grant of 30,000 options, which options contain a three-year vesting period. Thereafter, each independent director receives an annual option grant of 15,000 options with an annual one-year vesting period.

For fiscal 2008, the Compensation Committee approved an increase in the directors’ compensation. Directors who were our officers and employees received no additional compensation for acting as directors.  All independent directors received an annual retainer of $10,000 per year, plus an additional fee of $2,000 for each meeting attended in person and $1,000 for each meeting attended via teleconference or videoconference.  The chairman of the Audit Committee received an additional fee of $6,000 per annum and all other members of the Audit Committee received an additional fee of $2,000 per year, plus each member of the Audit Committee received an additional fee of $1,000 for each meeting attended in person, or $500 for each meeting attended via teleconference or videoconference.  The chairman of the Compensation Committee received an additional $4,000 per year and all other members of the Compensation Committee received an additional $1,000 per year, plus each member of the Compensation Committee received an additional fee of $1,000 for each meeting attended in person and $500 for each meeting attended via teleconference or videoconference.  Upon being appointed to the board of directors, independent directors receive an initial option grant of 30,000 options, which options contain a three-year vesting period.  Thereafter, each independent director received an annual option grant of 15,000 options with an annual one-year vesting period.  All independent directors are reimbursed for out-of-pocket expenses.  No changes have been made to director compensation for fiscal 2009.

Our directors’ aggregate compensation for our 2008 fiscal year was as follows:

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash 2008 ($)	Option Awards ($) (1)	Total
Joseph A. Equale (2)	$33,000	$6,150	$39,150
L. Scott Barnard (3)	$26,500	$6,150	$32,650
John J. Fitzpatrick (2) (4)	$29,500	$6,150	$35,650
Chase P. Withrow III	$25,987	$6,150	$32,137

(1)
The amounts shown in this column include the amount that we expensed during our 2008 fiscal year for the options granted 2008 fiscal year. Options granted in the 2008 fiscal year vested immediately.  Messrs. Equale, Fitzpatrick Withrow and Barnard each, as non-employee directors, received options to purchase 15,000 shares in 2008.  The aggregate number of options held by these persons as of October 31, 2008 are:  Mr. Equale, 99,000; Mr. Barnard, 84,000; Mr. Fitzpatrick, 84,000; and Mr. Withrow III, 60,000.  The assumptions used to determine the value of the stock option grants are set forth in Note 8 to the financial statements included elsewhere in this prospectus.

(2)	In December 2008, this individual notified us that he will not stand for reelection to our board of directors at our 2009 annual meeting of shareholders.

(3)	On October 17, 2008, Mr. Barnard resigned from the board of directors and from each committee thereof on which he served.

(4)	While Mr. Fitzpatrick remained as an audit committee member in the 2008 fiscal year, he also assumed the additional responsibility as Chairman of the Compensation Committee.

CODE OF ETHICS

We have a Code of Ethics applicable to its Chief Executive Officer, Chief Financial Officer, financial managers and any persons performing similar finance and accounting functions.  We will provide to any person, without charge, upon request, a copy of the Code of Ethics.  Requests for a copy may be made, in writing, to us at the following address:

Startech Environmental Corporation
88 Danbury Road
Wilton, CT 06897
Attn: Chief Financial Officer

EMPLOYEE BENEFIT PLANS

1995 Stock Option Plan

In November 1995, we authorized 2,000,000 common shares, issuable upon exercise of stock options issued by us under our 1995 Non-Qualifying Stock Option Plan (the “1995 Plan”) for employees, directors and other persons associated with us whose services benefited our company. The options must have been issued within 10 years from November 20, 1995. Determination of the option price per share and exercise date was at the sole discretion of the Compensation Committee.

During the three months ended January 31, 2009 and the years ended October 31, 2008, 2007 and 2006, there were no options granted under the 1995 plan. As of January 31, 2009, 1,095,000 options were outstanding, all of which were exercisable and vested.

2000 Stock Option Plan

Our 2000 Stock Option Plan (the “2000 Plan”) was adopted by our board of directors in January 2000, was approved by our stockholders in February 2000, and issuance of employee stock options under the 2000 Plan was registered in October 2002. The 2000 Plan currently authorizes the issuance of up to 1,000,000 shares of our common stock.  Our officers, directors, employees and consultants are eligible to receive awards under the 2000 Plan.  The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code.  At our annual meeting of shareholders, which took place on May 7, 2008, our shareholders approved a proposal to increase the number of shares authorized for issuance under the 2000 Plan by 1,000,000 shares.

The 2000 Plan authorizes awards of the following type of equity-based compensation: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, annual grants of stock options to directors, stock options to directors in lieu of compensation for services rendered as directors, and other stock-based awards valued in whole or in part by reference to our stock. No awards may be granted on or after January 23, 2010 with respect to the initial 1,000,000 shares authorized under the 2000 Plan.

The options may be granted at an exercise price greater than or equal to the fair market value of our common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of our voting power. Fair market value for purposes of the 2000 Plan is the closing market price of our common stock on the relevant date.

The 2000 Plan is administered by the Compensation Committee. The Compensation Committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Plan and to interpret its provisions. The Compensation Committee selects the recipients of awards and determines the number of shares of our common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the 2000 Plan. Incentive stock options must terminate within ten years of the grant. Non-statutory options must terminate within fifteen years of the date of grant. The Compensation Committee has the right to alter the terms of any option when granted or while outstanding, pursuant to the terms of the 2000 Plan, except for the option price.

As of January 31, 2009, 1,219,000 shares were available to be granted under the 2000 Plan and 1,668,000 options were outstanding, of which 1,668,000 were exercisable and vested.

All options automatically become exercisable in full in the event of a change in control, as defined in the 2000 Plan, death or disability of the option holder or as decided by the Compensation Committee. Upon retirement, options held at least one year become exercisable in full. If an option holder’s employment with us is terminated for any reason, except death, disability or retirement, the option holder has three months in which to exercise an option, but only to the extent they were already exercisable as of the termination date, unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

401(k) Plan

On June 1, 2000, we implemented an employee savings plan designed to qualify under Section 401(k) of the Internal Revenue Code.  This plan is for all full-time employees who have completed at least thirty days of service.  Contributions are made in the form of shares of our common stock at the prevailing current market price and vest equally over a three-year period.  We will match in our stock the first ten percent (10%) of an employee contribution on a dollar-for-dollar basis up to the maximum contribution allowed under the Internal Revenue Code.

Contributions for the three months ended January 31, 2009 and the years ended October 31, 2008 and 2007 were $29,089, $114,791 and $78,403, respectively.  These discretionary contributions were paid through the issuance of 78,029, 117,432, and 37,834 shares of our common stock, respectively. During the three months ended January 31, 2009 and the years ended October 31, 2008, and 2007, 0, 0 and 726 shares of our common stock, respectively, have been returned to the 401(k) plan due to employee shares that were not vested due to attrition.

On January 20, 2009, we issued 200,000 shares of its common stock, valued at $66,000, to our 401(k) plan as a non-discretionary contribution to the 401(k) plan participants.  On May 2, 2008, the Company issued 150,000 shares of its common stock, valued at $180,000, to its 401(k) plan as a non-discretionary contribution to the 401(k) plan participants.

Elimination of Monetary Liability for Directors and Officers

Our articles of incorporation contain provisions permitted under the Colorado Business Corporation Act relating to the liability of directors.  Such provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving a breach of the director’s duty of loyalty or acts or omissions made not in good faith or involving intentional misconduct or a knowing violation of the law.  These provisions do not eliminate a director’s duty of care nor do they prevent recourse against directors through equitable remedies and injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of securities law, including federal securities laws.

Indemnification of Officers and Directors

Our Bylaws contain provisions permitting indemnification of our directors to the fullest extent permitted by the Colorado Business Corporation Act. These provisions may have the practical effect of eliminating the ability of shareholders to collect monetary damages from directors.  We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors. There are also agreements indemnifying our officers to the same extent that directors are indemnified by our Bylaws.

Compensation Committee Interlocks and Insider Participation

No executive officers serve on the board of directors or the compensation committee of another company that has an executive officer serving on our board of directors.

PRINCIPAL SHAREHOLDERS AND

STOCK HOLDINGS OF MANAGEMENT

The following table sets forth information with respect to beneficial ownership of our common stock as of April 1, 2009 by (i) each person or entity who is known by us to own beneficially 5% or more of the outstanding shares of our Common Stock, (ii) each director, (iii) each named executive officer (as identified in the 2008 Summary Compensation Table) and (iv) all current directors and executive officers as a group.  Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on a review of filing with the Securities and Exchange Commission and on information furnished to us by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Total (1)

Joseph F. Longo (2) (7)	1,556,398	6.6%

Peter J. Scanlon (3) (7)	112,500	*

Ralph N. Dechiaro (4) (7)	50,500	*

Chase P. Withrow III (7) (12)	63,425	*

Joseph A. Equale (5) (7)	99,000	*
John J. Fitzpatrick (6) (7)	84,000	*

Northshore Asset Management, LLC (8) (9) c/o Arthur J. Steinberg, not individually but solely in his capacity as Receiver of Northshore Asset Management, LLC and related entities c/o King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036	3,806,391	16.1%

Arthur J. Steinberg, not individually but solely in his capacity as Receiver of Northshore Asset Management, LLC and related entities (8) (9) c/o King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036	3,806,391	16.1%

FB U.S. Investments, L.L.C. 1285 Sable Palms Drive Mobile, Alabama 36695 (10)	4,587,504	19.4%

Francisco J. Rivera Fernandez PO Box 11852 San Juan, Puerto Rico 00922 (11)	2,100,000	8.9%

All officers and directors as a group (6 persons)	1,965,823	8.3%

*   Represents less than one percent (1%).

(1)
The beneficial ownership is calculated based on 23,671,427 shares of our common stock outstanding as of April 1, 2009. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power.  In computing the number of shares beneficially owned by a person in the column and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that were exercisable at or within 60 days of April 1, 2009 are deemed outstanding.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

(2)	Includes 332,500 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of April 1, 2009.

(3)	Includes 112,500 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of April 1, 2009.

(4)	Includes 50,500 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of April 1, 2009.

(5)	Includes 99,000 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of April 1, 2009.

(6)	Includes 84,000 shares subject to options that are currently exercisable and/or options that are exercisable within 60 days of April 1, 2009.

(7)	Address is 88 Danbury Road, Suite 2A, Wilton, Connecticut 06897.

(8)
Arthur J. Steinberg is the Receiver of Northshore Asset Management, LLC, a Delaware limited liability company, Saldutti Capital Management, L.P., a New York limited partnership, Ardent Research Partners, L.P., a New York limited partnership, and Ardent Research Partners, Ltd., an open-ended limited liability investment company incorporated under the International Business Companies Act, 1989 (as amended) of The Commonwealth of The Bahamas and certain other related entities (including The Astor Fund, L.P., a Delaware limited partnership).  You should read Footnote 9 to this table, which contains additional details as to these matters.  Of these shares of our common stock, (a) 3,558,347 are held by Northshore Asset Management, LLC for the benefit of The Astor Fund, L.P. (and The Astor Fund, L.P., is managed by Northshore Asset Management, LLC), (b) 120,772 shares are held by Ardent Research Partners, L.P., and (c) 127,272 shares are held by Ardent Research Partners, Ltd., Ardent Research Partners, L.P. and Ardent Research Partners, Ltd. are managed by Saldutti Capital Management, L.P.  Northshore Asset Management, LLC is the general partner of Ardent Research Partners, L.P. and owns Saldutti Capital Management, L.P.  Accordingly, (i) the Northshore Receiver may be deemed to share beneficial ownership and the power to dispose of and to vote all of the shares of our common stock beneficially owned by Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd. and The Astor Fund, L.P., (ii) The Astor Fund, L.P. may be deemed to share beneficial ownership and the power to dispose of and to vote the 3,558,347 held by Northshore Asset Management, LLC, (iii) Saldutti Capital Management, L.P., may be deemed to share the beneficial ownership and the power to dispose of and to vote the 248,044 shares of our common stock beneficially owned in the aggregate by Ardent Research Partners, L.P. and Ardent Research Partners, Ltd., (iv) Ardent Research Partners, L.P. may be deemed to share the beneficial ownership and the power to dispose of and to vote 120,772 shares of our common stock, and (v) Ardent Research Partners, Ltd. may be deemed to share the beneficial ownership and the power to dispose of and to vote 127,272 shares of our common stock.  In addition, Mr. Steinberg also serves as the Receiver of an entity that owns 94% of the equity interests of Circle Trust Company.  Circle Trust Company is in a separate receivership proceeding.  You should read Footnote 4 to the table under the caption “Selling Securityholders” for information regarding Circle Trust Company.  Mr. Steinberg expressly disclaims beneficial ownership of any shares of our common stock.  For a description of certain transactions that we engaged in with Northshore Asset Management, LLC and Ardent Research Partners, L.P., please see “Selling Securityholders – Descriptions of Private Placement Transactions in which the Selling Securityholders Received Their Securities.”

(9)
On February 16, 2005, upon application of the Securities and Exchange Commission, the United States District Court for the Southern District of New York entered an order appointing Arthur J. Steinberg to act as the temporary Receiver of Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd., Saldutti Capital Management, L.P., and certain other related entities.  That court entered subsequent orders appointing Mr. Steinberg as the permanent Receiver of these entities.  Based on the powers granted to him pursuant to these and other orders entered by that court, Mr. Steinberg not individually, but solely in his capacity as the Receiver of Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd., Saldutti Capital Management, L.P. and certain other related entities, whom we sometimes refer to in this prospectus as the Northshore Receiver, may be deemed to share beneficial ownership and have the shared power to vote and dispose of 3,806,391 shares of our common stock, held in the aggregate by Northshore Asset Management, LLC, Ardent Research Partners, L.P., Ardent Research Partners, Ltd. and the other entities described in Footnote 8 to this table.  You should read Footnote 8 to this table, which contains additional details as to these matters.  In addition, Mr. Steinberg also serves as the Receiver of an entity that owns 94% of the equity interests of Circle Trust Company.  Circle Trust Company is in a separate receivership proceeding.  On April 6, 2009, the United States District Court for the Southern District of New York entered an order approving and authorizing the Northshore Receiver to enter into an Amended and Restated Settlement Agreement, which we sometimes refer to as the Amended and Restated Settlement Agreement, and the Northshore Receiver and the Circle Receiver executed the same on April 8, 2009.  The Amended and restated Settlement Agreement amended and restated the Settlement Agreement, dated as of May 25, 2006, between the Northshore Receiver and the Circle Receiver, which we sometimes refer to as the Settlement Agreement, and, pursuant to it, the Northshore Receiver no longer has investment or voting control over the 1,000,000 shares of our common stock that the Circle Receiver may be deemed to beneficially own.  The Amended and Restated Settlement Agreement (if such order is issued and when and if it is signed) continues the economic arrangements of the Settlement Agreement with regard to the sharing of the proceeds upon disposition of such 1,000,000 shares of our common stock.  You should read Footnote 4 to the table under the caption “Selling Securityholders” which contains additional details as to these matters.  In addition, on April 6, 2009, the United States District Court for the Southern District of New York entered an order authorizing and permitting the Northshore Receiver to distribute 3,806,368 of the3,806,391 shares of our common stock that may be deemed to be beneficially owned by the Northshore Receiver pursuant to the Northshore Receiver’s Equitable Plan of Distribution which was approved by order dated July 31, 2006, of the United States District Court for the Southern District of New York, as such plan may be amended from time to time, to certain partners, members, stockholders, investors, interest holders and/or creditors of Northshore Asset Management, LLC, Saldutti Capital Management, L.P., Ardent Research Partners, L.P. and Ardent Research Partners, Ltd.  Any such distribution will be made under this prospectus.  Mr. Steinberg expressly disclaims beneficial ownership of any shares of our common stock.

(10)	Includes 3,058,336 warrants that are exercisable within 60 days of April 1, 2009.

(11)	Includes 1,400,000 warrants that are exercisable within 60 days of April 1, 2009.

(12)
Includes 60,000 shares subject to options that are currently exercisable or that are exercisable within 60 days of April 1, 2009.  Includes 3,425 common shares owned by Mr. Withrow’s wife for which Mr. Withrow disclaims beneficial ownership.

SELLING SECURITYHOLDERS

The selling securityholders may, from time to time, offer and sell shares of our common stock and shares of our common stock issuable upon exercise of the warrants pursuant to this prospectus.  “Selling Securityholders” is a term used to identify those for whom shares are being registered.  It is not an announcement of the sale of shares.  There can be no assurance that any “Selling Securityholder” will sell any or all of the common stock registered pursuant to this registration statement.

All of the securities being offered by the selling securityholders were acquired by the holders in private placement transactions in which we granted registration rights with respect to all of our common stock purchased, and all of the shares issuable upon exercise of the warrants.  None of the selling securityholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, except as may be noted below.  To our knowledge, based on information provide by the selling securityholders, none of the selling securityholders have an existing short position in our common stock.

The following table sets forth certain information, as of April 1, 2009, with respect to our common stock held by the selling securityholders.  Information with respect to ownership has been furnished by the respective selling securityholders.  The shares of our common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling securityholders described below.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934.  Shares of our common stock issuable pursuant to warrants and convertible securities within 60 days of April 1, 2009 are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person.  Each person or group identified possesses sole voting and investment power with respect to the shares unless otherwise indicated below.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days of April 1, 2009 are treated as outstanding only for purposes of determining the number of and percent owned by such person.

To our knowledge, none of the selling securityholders are broker-dealers or affiliates of broker-dealers.

These shares are being registered for resale in this offering:

				Common Stock Beneficially Owned After the Offering (2)
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned Before the Offering(1)		Number of Shares of Common Stock Offered Pursuant to Registration Statement	Number	Percentage

YA Global Investments, L.P. (3)	1,696,666	(4)	1,696,666	0	*
FB US Investments (5)	4,587,504		1,737,502	2,850,002	10.9%
Steve Peras (6)	165,000		35,000	130,000	*
88 Danbury Road LLC (7)	200,000		200,000	0	-
Paradigm Group II LLC (8)	875,765		228,000	647,765	2.7%
Nutmeg Mercury Fund LLP (9)	694,446		462,964	231,482	.98%

______________________

*	Represents less than one percent (1%).

(1)	Includes shares of our common stock issuable upon exercise of the warrants issued in the private placements.

(2)
Assumes that the selling securityholder sells all of the shares of our common stock offered under this prospectus. Percentage of ownership is based on 23,671,427 shares of our common stock outstanding as of April 1, 2009.

(3)
Y.A. Global Investments, L.P. was formerly known as Cornell Capital Partners, LP.  Includes 1,666,666 shares of our common stock issuable upon the exercise of warrants at an exercise price per share of $2.20 and expiring on April 11, 2011, which were issued to Yorkville in connection with the Securities Purchase Agreement entered into on April 11, 2007 which are being offered pursuant to this registration statement.  In addition, the selling securityholder’s beneficial holdings includes 30,000 shares of our common stock issuable upon the exercise of warrants at an exercise price per share of $1.50 and expiring on May 6, 2011. All investment decisions of, and control of, Cornell Capital Partners LP, whose name was subsequently changed to YA Global Investments, L.P. in August 2007, or Yorkville, are held by its general partner, Yorkville Advisors, LLC.  Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of, and controls, Yorkville Advisors.

(4)
Pursuant to Warrant Agreements entered into with Yorkville in connection with the private placement transaction dated April 11, 2007, we issued 1,666,666 warrants to Yorkville.  Yorkville is restricted from exercising any of these warrants which, upon giving effect to such exercise, would cause the aggregate number of shares beneficially owned by Yorkville to exceed 4.99% of the then outstanding shares of our common stock, except if waived by Yorkville by providing not less than 65 days prior notice to us.

(5)
Includes (i) 1,300,000 shares of our common stock issued to FB US Investments pursuant to a Securities Purchase Agreement entered into on May 23, 2006; (ii) 208,334 shares of our common stock issued to FB US Investments in a private placement pursuant to a Securities Purchase Agreement entered into on March 13, 2007; (iii) 208,334 shares of our common stock issuable upon the exercise of warrants at an exercise price per share of $3.40 and expiring on March 9, 2010, which were issued to FB US Investments in connection with the Securities Purchase Agreement entered into on March 13, 2007; and (iv) 20,834 shares of our common stock issued to FB US Investments as an origination fee in connection with the signing of the Securities Purchase Agreement entered into on March 13, 2007; all of which are being offered pursuant to this registration statement. In addition, the selling securityholder’s beneficial holdings include another 2,850,002 shares of our common stock issuable upon the exercise of warrants, of which 1,300,000 shares have an exercise price per share of $5.00 and expire on May 23, 2009; 1,300,000 shares have an exercise price per share of $6.00 and expire on May 23, 2009;  20,834 shares have an exercise price per share of $3.40 and expire on March 9, 2010; and 229,168 shares have an exercise price per share of $4.40 and expire on March 9, 2010. Mr. Filippo Braghieri exercises voting and dispositive power over the shares held by FB US Investments.

(6)
Includes 35,000 shares of our common stock purchased on May 23, 2006 pursuant to a Securities Purchase Agreement, which is being offered pursuant to this registration statement.  In addition, the selling securityholder’s beneficial holdings includes 130,000 shares of our common stock issuable upon the exercise of warrants which expire on May 23, 2009 as follows: 65,000 shares at an exercise price of $5.00 per share, and 65,000 shares at an exercise price of $6.00 per share.

(7)
Represents shares of our common stock issuable upon the exercise of warrants at an exercise price per share of $3.00 and expiring on December 4, 2011.  Furst Properties LLC, Scottsdale, Arizona, whose authorized representative is Ms. Beverly Eernisse exercises voting and dispositive power over the shares held by 88 Danbury Road LLC.

(8)
Includes (i) 108,000 shares of our common stock issued to Paradigm pursuant to a Securities Purchase Agreement entered into on March 16, 2007; (ii) 108,000 shares of our common stock issuable upon the exercise of warrants at an exercise price per share of $3.40 and expiring on March 13, 2010, which were issued to Paradigm in connection with the Securities Purchase Agreement entered into on March 16, 2007; and (iii) 12,000 shares of our common stock issued to Paradigm as an origination fee in connection with the signing of the Securities Purchase Agreement entered into on March 16, 2007; all of which are being offered pursuant to this registration statement. In addition, the selling securityholder’s beneficial holdings includes another 12,000 shares of our common stock issuable upon the exercise of warrants at an exercise price per share of $3.40 and 120,000 shares of our common stock issuable upon the exercise of warrants at an exercise price per share of $4.40, both sets of which expire on March 13, 2010, plus 515,765 shares of our common stock remaining from previous private placements of securities.  Mrs. Anita Drobny exercises voting and dispositive power over the shares held by Paradigm Group II LLC.

(9)
Includes 231,482 shares of our common stock issued to Nutmeg Mercury pursuant to a Securities Purchase Agreement entered into on March 21, 2007 and 231,482 shares of our common stock issuable upon the exercise of warrants at an exercise price per share of $3.40 and expiring on March 19, 2010, which were issued to Nutmeg Mercury in connection with the Securities Purchase Agreement entered into on March 21, 2007; all of which are being offered pursuant to this registration statement. In addition, the selling securityholder’s beneficial holdings includes another 231,482 shares of our common stock issuable upon the exercise of warrants at an exercise price per share of $4.40 and expiring on March 19, 2010.  Mr. Randall S. Goulding exercises voting and dispositive power over the shares held by Nutmeg Mercury Fund LLP.

Descriptions of Private Placement Transactions in Which the Selling Securityholders Received Their Securities

On September 15, 2005, we entered into a Securities Purchase Agreement, or the 2005 Yorkville SPA, with Yorkville.  The 2005 Yorkville SPA provided for Yorkville to purchase up to $2,300,000 of secured convertible debentures, or the Debentures, maturing on October 18, 2007.  This entire amount was funded during September and October 2005.  On April 22, 2006, Yorkville converted $1,000,000 of the Debentures into 543,478 shares of our common stock. Through January 31, 2007, we made principal payments of approximately $808,000 towards the Debentures.  On February 12, 2007, Yorkville converted $499,263 of the Debentures into 271,339 shares of our common stock and as of February 15, 2007, the Debentures were paid in full.  In connection with the issuance of the Debentures, we issued to Yorkville a warrant to purchase 650,000 shares of our common stock with an exercise price per share of $2.53. The exercise price of these warrants are subject to downwards adjustment upon the occurrence of certain events, including if we subsequently sells shares of our common stock for less than $2.53 of consideration per share, in which case the exercise price is adjusted to such consideration per share.  In addition, if the exercise price is adjusted downwards, then the number of shares of our common stock is adjusted upwards, such that the total proceeds that would be paid to the Company at exercise would remain constant.  These warrants expired on September 15, 2008.  As described below, on May 23, 2006 we sold our common stock for a consideration of $2.00 per share.  As such, as of May 23, 2006, these warrants permit the holder to purchase 822,250 shares of our common stock at an exercise price of $2.00 per share.  Further, on May 6, 2008, we reduced to writing our prior oral agreements with Yorkville whereby Yorkville agreed to waive the anti-dilution provisions in the September 15, 2005 warrants as they relate to the private placement of shares of our common stock that occurred subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of the warrants to $1.88 per share and an increase in the number of shares issuable upon exercise of those warrants to 874,734 shares of our common stock.  In consideration of this written agreement, on May 9, 2008, we issued to Yorkville new warrants to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share. These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights expired on September 15, 2008. None of these warrants have been exercised.

On May 23, 2006, we entered into a Stock Purchase and Registration Rights Agreement (the “FB Agreement”) with FB U.S. Investments, L.L.C., (the “Investor”), pursuant to which the Investor purchased 1,300,000 shares of our common stock at a price per share of $2.00 for aggregate gross proceeds of $2,600,000.  In addition to the shares of our common stock, we issued to the Investor warrants to purchase an aggregate of 2,600,000 shares of our common stock (the “Investor Warrants”). Pursuant to the FB Agreement, we granted the Investor piggyback registration rights with respect to the shares of our common stock purchased by the Investor as well as the shares of our common stock issuable upon exercise of the Investor Warrants.  In addition, we issued 65,000 shares of our common stock valued at $130,000, 130,000 warrants to purchase our common stock, and paid a cash fee of $130,000 to the placement agent, Steve Peras, with respect to this transaction.

On December 4, 2006, in connection with a lease agreement for our new headquarters location at 88 Danbury Road, Wilton, CT 06897, we issued a warrant to our landlord, “88 Danbury Road LLC,” for the right to purchase 200,000 shares of our common stock at an exercise price of $3.00.  These warrants will expire on March 4, 2011 and no warrants have been exercised to date.

On March 13, 2007, we issued and sold 208,334 shares of our common stock to FB U.S. Investments, L.L.C. for net proceeds of $500,002.  In addition, we issued to FB U.S. Investments, L.L.C. warrants to purchase 208,334 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase an additional 208,334 shares of our common stock at an exercise price of $4.40 per share. In addition, the Company issued 20,834 shares of common stock, warrants to purchase 20,834 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 20,834 shares of common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.  These warrants will expire on March 9, 2010.  None of these warrants have been exercised as of the date of this registration statement.

On March 16, 2007, we received net proceeds of $259,200 from Paradigm Group II LLC for the sale of 108,000 shares of our common stock.  We also issued warrants to purchase 108,000 shares of our common stock at an exercise price of $3.40 and warrants to purchase 108,000 shares of our common stock at an exercise price of $4.40. These warrants expire on March 16, 2010 and no warrants have been exercised to date. In addition, the Company granted 12,000 shares of common stock, warrants to purchase 12,000 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 12,000 shares of common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.

On March 21, 2007, we received net proceeds of $555,555 from Nutmeg Mercury Fund LLP for the sale of 231,482 shares of our common stock.  We also issued warrants to purchase 231,482 shares of our common stock at an exercise price of $3.40 and warrants to purchase 231,482 shares of our common stock at an exercise price of $4.40.  In addition, we paid a commission in the amount of $55,555 in cash proceeds as a finder’s fee. These warrants expire March 22, 2010 and no warrants have been exercised to date.

On April 11, 2007, we entered into a Standby Equity Distribution Agreement, or the 2007 SEDA, with Yorkville pursuant to which we may, at our discretion, periodically sell to Yorkville shares of our common stock for a total purchase price of up to $10 million.  The 2007 SEDA is not effective and we currently have no plans to cause it to become effective or use it.  For each share of our common stock purchased under the 2007 SEDA, if any, Yorkville will pay us 96% of the lowest closing bid price of our shares of common stock, as quoted by Bloomberg, L.P., on the FINRA Over-the-Counter Bulletin Board or other principal market on which our shares of common stock are traded during the five trading days immediately following the notice date.  Yorkville will also retain 5% of the amount of each advance under the 2007 SEDA. Yorkville’s obligation to purchase shares of our common stock under the 2007 SEDA is subject to certain conditions, including our obtaining an effective registration statement covering the resale of shares of our common stock issuable to Yorkville under the 2007 SEDA, and is limited to the greater of (A) $250,000 per five trading days or (B) the average daily dollar value of our common stock for the five trading days immediately preceding the date we send each notice for an advance as determined by multiplying the volume weighted average price of our common stock for such period by the average daily volume over the same period. However, the conditions for the activation of the 2007 SEDA, namely, the filing and effectiveness of a registration statement with the SEC to register the shares issuable under the 2007 SEDA for resale, have not yet been satisfied by us, and we have no current intention of filing a registration statement covering the shares issuable under the 2007 SEDA.  Even if we were to file a registration statement covering the shares issuable under the 2007 SEDA, there is no assurance that the 2007 SEC would ever declare such registration statement effective.  As a result, Yorkville is not currently obliged to provide any funding under the 2007 SEDA and may never become so obliged.  All shares of our common stock issuable pursuant to the 2007 SEDA, if it ever becomes activated, will contain transferability restrictions until such time that the registration statement providing for the resale of such shares is declared effective by the 2007 SEC.  We paid $5,000 to Newbridge Securities Corporation as a placement agent fee under a Placement Agent Agreement relating to the 2007 SEDA.

Simultaneously with the execution of the 2007 SEDA, we entered into a Securities Purchase Agreement with Yorkville (the “2007 SPA”), pursuant to which we issued and sold to Yorkville 833,333 shares of our common stock at a price per share of $2.40.  In addition, we issued to Yorkville Class A Warrants and Class B Warrants (the “Yorkville Warrants”), each warrant entitling Yorkville to purchase 833,333 shares of our common stock at an initial exercise price of $3.40 and $4.40 per share, respectively, for an aggregate purchase price of $2,000,000.  The Yorkville Warrants are scheduled to expire on April 11, 2011.  The exercise price of these Yorkville Warrants is subject to downward adjustment upon the occurrence of certain events, including if we subsequently sell shares of our common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described herein, on May 10, 2007 we sold our common stock for a consideration per share of $2.20, at which time the exercise price of all these Yorkville Warrants to purchase an aggregate of 1,666,666 shares of our common stock was adjusted to $2.20 per share. We also entered into a registration rights agreement in connection with the 2007 Yorkville SPA to register for resale the shares of our common stock issued to Yorkville and the shares of our common stock issuable upon exercise of these Yorkville Warrants.  Pursuant to this registration rights agreement we were obligated to file a registration statement and obtain its effectiveness by early September 2007.   Under the registration rights agreement, in the event we did not file the registration statement or obtain its effectiveness within the time periods described above, and if certain other events occur, we would be subject to liquidated damages in an amount in cash equal to one percent of the purchase price paid by Yorkville for the shares of our common stock issued pursuant to the securities purchase agreement, plus an additional 1% for each additional month an effective registration for resale of the 833,333 shares of our common stock is delayed, up to a maximum of 12%, or $240,000.  We did not satisfy our obligations under this registration rights agreement. We filed a registration statement covering Yorkville’s shares and certain of its warrants related to the 2007 SPA.  However, such registration statement was not declared effective by the SEC until June 2008.  On February 15, 2008, prior to the effectiveness of the registration statement, an amendment of SEC Rule 144 under the Securities Act became effective.  Consequently, the shares of common stock issued pursuant to the Yorkville registration rights agreement became freely tradable as of such date, without the need for an effective registration statement.  As a result, as of such date, we were no longer subject to additional liquidated damages; however, we may still be liable for liquidated damages up to a maximum of $240,000 with respect to the resale of 833,333 shares of common stock for which the registration statement was not declared effective prior to the rules changes under Rule 144.

Total Dollar Value of Shares Underlying Warrants Registered for Resale

Warrant Investors	Warrant Shares	Market Price on Date of Issuance	Issue Date	Total Dollar Value	Maturity Date
88 Danbury Road LLC	200,000	$2.68	12/11/06	$536,000	12/04/11
FB US Investments	208,334	$3.00	03/13/07	$625,002	03/09/10
Paradigm Group II	108,000	$3.04	03/16/07	$328,320	03/13/10
Nutmeg Mercury Fund LLP	231,482	$2.85	03/22/07	$659,724	03/19/10
YA Global Investments, L.P.	1,666,666	$2.95	04/11/07	$4,916,665	04/11/11
YA Global Investments, L.P.	30,000	$1.10	05/9/08	$33,000	05/9/11

Total Shares:	2,444,482	Average Market Price on Date of Issuance:	$2.60	Total Dollar Value:	$7,098,711

Payments to Selling Securityholders in Connection with Private Placements

	Payment Amount
Payment Recipient	Cash	Common Stock/Market Price Per Share on Issuance Date	Warrant/exercise Price
FB U.S. Investments, L.L.C. (1)		20,834/$3.00	20,834/$3.40 20,834/$4.40
Paradigm Group(2)		12,000/$3.04	12,000/$3.40 12,000/$4.40
Nutmeg Mercury Fund, LLP(3)	$55,555
YA Global Investments, L.P.(4)	$95,000	41,666/$2.40
Newbridge Securities Corporation(5)	$5,000

(1)
On March 13, 2007, we received net proceeds of $500,002 from FB U.S. Investments, L.L.C. for the sale of 208,334 shares of our common stock, the issuance of warrants to purchase 208,334 shares of our common stock exercisable at $3.40 per share and warrants to purchase 208,334 shares of our common stock exercisable at $4.40 per share. FB U.S. Investments, L.L.C. received the payment as a fee in connection with this transaction.

(2)
On March 16, 2007, we received net proceeds of $259,200 from Paradigm Group for the sale of 108,000 shares of our common stock. We also issued warrants to purchase 108,000 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 108,000 shares of our common stock at an exercise price of $4.40 per share. Paradigm Group received the payment as a fee in connection with this transaction.

(3)
On March 21, 2007, we received net proceeds of $555,555 from Nutmeg Mercury Fund LLP for the sale of 231,482 shares of our common stock. We also issued warrants to purchase 231,482 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 231,482 shares of our common stock at an exercise price of $4.40 per share. Nutmeg Mercury Fund LLP received the commission as a fee in connection with this transaction.

(4)
On April 11, 2007, we entered into a Securities Purchase Agreement with Cornell Capital Partners LP, whose name was subsequently changes to YA Global Investments, L.P. in August 2007 (“Yorkville”). We issued and sold to Yorkville 833,333 shares of our common stock at a price per share of $2.40, for an aggregate purchase price of $2,000,000. In connection with the issuance of our common stock, we issued to Yorkville a Class A warrant and a Class B warrant, each warrant entitling Yorkville to purchase 833,333 shares of our common stock at an exercise price per share of $3.40 and $4.40, respectively.  The exercise price of the warrants is subject to downward adjustment upon the occurrence of certain events, including if we subsequently sell shares of our common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described in “Description of Securities, Warrants” below, on May 10, 2007 we sold our common stock for a consideration per share of $2.20, at which time the exercise price of all of these warrants to purchase an aggregate of 1,666,666 shares of common stock were adjusted to an exercise price of $2.20 per share.  The warrants expire on April 11, 2011. Yorkville received the payment as an origination fee in connection with the Securities Purchase Agreement.

(5)
On April 11, 2007, we entered into a Standby Equity Distribution Agreement (the “2007 SEDA”) with Yorkville. Pursuant to the 2007 SEDA, we may, at our discretion, periodically sell to Yorkville shares of our common stock for a total purchase price of up to $10 million. For each share of our common stock purchased under the 2007 SEDA, Yorkville will pay us 96% of the lowest closing bid price of our common stock for the five trading days immediately following the notice date. Yorkville will also retain 5% of the amount of each advance under the 2007 SEDA. Yorkville’s obligation to purchase shares of our common stock under the 2007 SEDA is subject to certain conditions and limitations, including our obtaining an effective registration statement for shares of our common stock sold under the 2007 SEDA. Newbridge Securities Corporation received the commission as a placement agent fee in connection with this transaction under the Placement Agent Agreement relating to the 2007 SEDA. The 2007 SEDA has not yet been activated and is not available for funding.

Prior Transactions with Selling Securityholders

Shareholder	Date of Transaction	Number of Shares Issued and Outstanding Prior to Transaction	Number of Non-Affiliate Shares Issued and Outstanding Prior to Transaction	Number of Shares Issued or Issuable in Transaction	Percentage of Total Issued and Outstanding Shares Issued or Issuable in the Transaction	Market Price Per Share Prior to Transaction

Paradigm/Startech 2002 LLP	1/29/2003	10,440,849	7,548,381	882,353	9.30%	$1.18

Paradigm Group II, LLC	12/19/2003	16,089,023	8,721,735	173,913	1.10%	$1.80

Paradigm Millennium Fund	2/8/2004	16,058,855	9,172,127	265,487	1.60%	$3.95

Paradigm/Environmental 2004 LP	2/9/2004	16,610,280	9,392,348	174,779	1.00%	$3.95

Nutmeg Environmental, L.P.	2/9/2004	16,785,059	9,445,906	50,442	0.30%	$3.95

Nutmeg Environmental, L.P.	3/4/2004	17,143,889	9,618,186	206,018	1.20%	$4.40

Paradigm/Environmental 2004 LP	3/4/2004	17,349,907	9,922,551	78,053	0.40%	$4.40

Nutmeg Environmental, L.P.	8/11/2005	18,116,260	10,304,481	92,572	0.50%	$2.50

YA Global Investments, L.P.	9/15/2005	18,210,180	10,305,829	3,966,956	21.90%	$2.55

Nutmeg Environmental, L.P.	9/20/2005	18,600,136	10,788,357	37,500	0.20%	$2.44

Nutmeg Environmental, L.P.	1/29/2006	18,653,367	12,575,660	120,000	0.60%	$1.75

YA Global Investments, L.P.	4/22/2006	18,783,055	12,699,660	543,478	2.90%	$3.40

FB US Investments LLC	5/23/2006	19,336,533	13,248,826	1,300,000	6.70%	$3.75

YA Global Investments, L.P.	1/12/2007	20,724,364	13,188,815	271,339	1.30%	$2.30

FB US Investments LLC	3/13/2007	21,020,703	13,507,149	229,168	1.10%	$3.00

Paradigm Group II, LLC	3/16/2007	21,249,871	13,507,149	120,000	0.60%	$3.04

Nutmeg Mercury Fund LLP	3/22/2007	21,369,871	13,627,149	231,482	1.00%	$2.85

YA Global Investments, L.P.	4/11/2007	21,607,275	13,864,553	875,000	4.10%	$3.00

As of April 1, 2009, the market price per share of the class of securities subject to each of the transactions was $0.31.

Shares Previously Registered for Resale by Selling Securityholders and/or their Affiliates

The following shares were registered for resale by the selling shareholders or affiliates of the selling shareholders in prior Registration Statement No. 333-96885:

	Shares of Common Stock Beneficially Owned Before the Offering	Number of Shares of Common Stock Offered Pursuant to Registration	Common Stock Beneficially Owned After the Offering (2)
Name of Beneficial Owner	Number(1)	Statement	Number	Percentage

Nutmeg Environmental, L.P.	381,946 (2)	381,946 (2)	0	*
Paradigm/Startech 2000 LLP	1,123,607 (3)	253,846 (3)	869,761	5.0%
Paradigm/Startech 2002, L.P.	492,746 (4)	492,746 (4)	0	*
Paradigm Group, LLC	173,913 (5)	173,913 (5)	0	*
Paradigm Millennium Fund, L.P.	530,974 (6)	530,974 (6)	0	*
Paradigm Environmental 2004, L.P.	505,664 (7)	505,664 (7)	0	*
Robert Vujea Revocable Trust	280,000 (8)	250,000 (8)	30,000	*
The Nutmeg Group, L.L.C.	1,402,934 (9)	1,402,934 (9)	0	*

______________________

*	Represents less than one percent.

(1)	Includes shares of our common stock issuable upon exercise of the warrants issued in the private placements.

(2)	Includes 190,973 shares of our common stock issuable upon the exercise of warrants.

(3)	Includes 126,923 shares of our common stock issuable upon the exercise of warrants, which shares of our common stock were previously registered under Registration Statement No. 333-96885.

(4)	Includes 246,373 shares of our common stock issuable upon the exercise of warrants.

(5)
Does not include: (i) 1,123,607 shares of our common stock, of which 126,923 are issuable upon the exercise of warrants, beneficially owned by Paradigm/Startech 2000 LLP, for which Paradigm Group, LLC is the general partner; (ii) 538,726 shares of our common stock, of which 246,373 are issuable upon the exercise of warrants, beneficially owned by Paradigm/Startech 2002 L.P., for which Paradigm Group, LLC is the general partner; (iii) 505,664 shares of our common stock, of which 252,832 are issuable upon the exercise of warrants, beneficially owned by Paradigm/Environmental 2004 L.P., for which Paradigm Group, LLC is the general partner; and (iv) 530,974 shares of our common stock, of which 265,487 are issuable upon the exercise of warrants, beneficially owned by Paradigm Millenium Fund L.P., for which Paradigm Group, LLC is the general partner. Sheldon Drobny, in his capacity as Managing Director of Paradigm Group, LLC, may also be deemed to have investment discretion and voting power of the shares held by Paradigm Group, LLC.  Mr. Drobny disclaims any beneficial ownership of the shares.

(6)	Includes 265,487 shares of our common stock issuable upon the exercise of warrants.

(7)	Includes 252,832 shares of our common stock issuable upon the exercise of warrants.

(8)	Includes 250,000 shares of our common stock issuable upon the exercise of warrants, which shares of our common stock were previously registered under Registration Statement No. 333-96885.

(9)	Includes 701,467 shares of our common stock issuable upon the exercise of warrants.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership or other distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell some or all of the shares of our common stock covered by this prospectus from time to time on the FINRA Over-the-Counter Bulletin Board or any stock exchange or automated interdealer quotation system or tracking facility on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares of our common stock covered by the prospectus by one or more of the following methods, including, without limitation:

1.	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

2.	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

3.	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

4.	an exchange distribution in accordance with the rules of the applicable stock exchange on which the shares are listed;

5.	privately negotiated transactions;

6.	short sales, either directly or with a broker-dealer or an affiliate thereof;

7.	broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share;

8.	through the writing or settlement of options or other hedging transactions relating to the shares, whether or not the options are listed on an options exchange or otherwise;

9.	through loans or pledges of the shares to a broker-dealer or an affiliate thereof;

10.
by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

11.
through the distribution of shares of our common stock by any selling stockholder to its partners, members, stockholders, investors, interest holders and/or creditors or to the partners, members, investors, stockholders, interest holders and/or creditors of its affiliates.

12.	one or more underwritten offerings on a firm commitment or best efforts basis;

13.	a combination of any such methods of sale; or

14.	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers or underwriters engaged by the selling stockholders may participate in effecting sales of our shares, and any broker-dealers or underwriters may arrange for other brokers-dealers to participate in sales of our shares.  These broker-dealers or underwriters may act as principals, or as agents of a selling stockholder.  Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

Any broker-dealers or agents engaged by a selling stockholder that are involved in selling the shares covered hereby may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profits on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person who is to distribute our common stock covered hereby.

We are required to pay certain fees and expenses incurred by us incident to the registration of certain shares covered by this prospectus.  We have agreed to indemnify certain of the selling stockholders and their affiliates against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.  Certain of the selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.  We and certain selling stockholders have also agreed, if these indemnification procedures are unavailable, to contribute to certain liabilities incurred by the others, including in respect of liabilities under the Securities Act.

Because one or more selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 155 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to register the shares under the Securities Act and to keep the registration statement of which this prospectus is a part, effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations or manner of sale requirements by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of sale (including by compliance with Rule 172 under the Securities Act).

We will not receive any proceeds from the sale of securities by the selling securityholders hereto.  We may receive cash proceeds to the extent any of the warrants are exercised for cash.

We cannot assure you that the selling stockholders will sell all or any portion of the shares of our common stock offered hereby.

DESCRIPTION OF SECURITIES

We are authorized by our articles of incorporation to issue an aggregate of 800,000,000 shares of our common stock, no par value, and 10,000,000 shares of our preferred stock, no par value.

Under the terms of our articles of incorporation, our board of directors is authorized to issue the shares of preferred stock in one or more series without shareholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with raising capital as well as for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Only the board of directors can call an annual meeting of shareholders.  A special meeting of shareholders must be held either (i) upon the demand of shareholders holding not less than 10% of the outstanding shares entitled to vote at such meeting, provided that the demand states the purpose for which such meeting is to be held, signed and dated by such shareholders or (ii) in the event that the board of directors calls such meeting.

Our board of directors adopted a resolution for us to reincorporate from Colorado to Delaware, which was submitted for a vote of our shareholders at our annual meeting of shareholders, which took place on May 7, 2008; however, we did not receive the requisite vote of our shareholders to approve the reincorporation proposal and accordingly, we will not be reincorporating to Delaware at this time.

Common Stock

As of April 1, 2009, there were 23,671,427 shares of our common stock outstanding that were held of record by 577 shareholders.  Holders of our common stock are entitled to one vote per share for each share held on all matters submitted to a vote of the shareholders. There are no cumulative voting rights in the election of directors and, accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential rights with respect to any outstanding preferred stock, holders of our common stock are entitled to receive dividends proportionately as may be declared by our board of directors out of funds legally available.  In the event of our liquidation, dissolution or winding up, subject to any preferential rights with respect to outstanding preferred stock, holders of our common stock are entitled to share proportionately in our available assets after payments of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.  Outstanding shares of our common stock are, and the shares of our common stock offered hereby, will upon completion of the offering, be, validly issued, fully paid and nonassessable.  The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by rights of the holders of shares of currently issued and outstanding preferred stock and any series of preferred stock, which we may designate and issue in the future.

Preferred Stock

Under the terms of our articles of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without shareholder approval.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with raising capital as well as for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Warrants

Fiscal 2006

On January 29, 2006, we issued 120,000 shares of our common stock to an investor in connection with the exercise of warrants to purchase shares of our common stock.  The exercise price of these warrants was $1.80 per share, resulting in net proceeds to us of $216,000.

On May 23, 2006, we entered into a Stock Purchase and Registration Rights Agreement, also referred to herein as the FB Agreement, with FB U.S. Investments, L.L.C., also referred to herein as the FB Investor, pursuant to which the FB Investor purchased 1,300,000 shares of our common stock for aggregate gross proceeds of $2,600,000.  In addition to the shares of our common stock, we issued to the FB Investor warrants to purchase an aggregate of 2,600,000 shares of our common stock, also referred to herein as the FB Investor Warrants, with an exercise price of $5.00 per share with respect to one-half of the FB Investor Warrants and $6.00 for the other half.  These warrants expire on May 23, 2009 and none have been exercised as of the date of this prospectus. Pursuant to the FB Agreement, we granted the FB Investor piggyback registration rights with respect to the shares of our common stock purchased by the FB Investor as well as the shares of our common stock issuable upon exercise of the FB Investor Warrants.  In addition, we issued 65,000 shares of our common stock valued at $130,000, warrants to purchase 130,000 shares of our common stock, and paid cash to the placement agent of $130,000 with respect to this transaction.

Fiscal 2007

On December 11, 2006, in connection with a lease agreement for our new headquarters located at 88 Danbury Road, Wilton, CT 06897, we issued a warrant to our landlord, “88 Danbury Road LLC,” for the right to purchase 200,000 shares of our common stock at an exercise price of $3.00 per share.  These warrants will expire on March 11, 2011.  None have been exercised as of the date of this prospectus.

On March 13, 2007, we received net proceeds of $500,002 from the FB Investor for the sale of 208,334 shares of our common stock.  In connection with this transaction, we also issued warrants to the FB Investor to purchase 208,334 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 208,334 shares of our common stock at an exercise price of $4.40 per share.  In addition, we issued warrants to purchase 20,834 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 20,834 shares of our common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.  These warrants will expire on March 9, 2010.  None of these warrants have been exercised as of the date of this prospectus.

On March 16, 2007, we received net proceeds of $259,200 from Paradigm Group II LLC for the sale of 108,000 shares of our common stock.  In connection with this sale, we also issued Paradigm Group II LLC warrants to purchase 108,000 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 108,000 shares of our common stock at an exercise price of $4.40 per share.  In addition, we granted warrants to purchase 12,000 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 12,000 shares of our common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.  These warrants will expire on March 13, 2010.  None of these warrants have been exercised as of the date of this prospectus.

On March 21, 2007, we received net proceeds of $555,555 from Nutmeg Mercury Fund LLP, or Nutmeg, for the sale of 231,482 shares of our common stock.  We also issued Nutmeg warrants to purchase 231,482 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase 231,482 shares of our common stock at an exercise price of $4.40 per share. In addition, we paid a commission in the amount of $55,555 in cash as a finder’s fee in connection with this transaction.  These warrants will expire on March 19, 2010.  None of these warrants have been exercised as of the date of this prospectus.

On April 11, 2007, as previously described herein, we entered into the 2007 Yorkville SPA with Yorkville.   We issued and sold to Yorkville 833,333 shares of our common stock at a price per share of $2.40, for an aggregate purchase price of $2,000,000.  In connection with this issuance, we issued to Yorkville a Class A warrant and a Class B warrant, each warrant entitling Yorkville to purchase 833,333 shares of our common stock at an exercise price per share of $3.40 and $4.40, respectively.  These warrants expire on April 11, 2011.  The exercise price of these warrants is subject to downward adjustment upon the occurrence of certain events, including if we subsequently sell shares of our common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described below, on May 10, 2007 we sold our common stock for a consideration per share of $2.20, at which time the exercise price of all of these warrants to purchase an aggregate of 1,666,666 shares of our common stock were adjusted to an exercise price of $2.20 per share. None of these warrants have been exercised as of the date of this prospectus.

On May 10, 2007, we entered into a Stock Purchase Agreement with Francisco J. Rivera Fernandez, also referred to herein as the Investor, for the private placement of our common stock, pursuant to which we issued and sold to the Investor 700,000 restricted shares of our common stock and warrants exercisable for an aggregate of 1,400,000 restricted shares of our common stock, of which half of such warrants have an exercise price of $3.40 per share and the other half of such warrants have an exercise price of $4.40 per share.  The warrants are exercisable as of the date of issuance and expire on May 11, 2010. None of these warrants have been exercised as of the date of this prospectus.

Fiscal 2008

On May 6, 2008, we agreed to issue warrants to Yorkville to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share.  These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued to Yorkville on September 15, 2005, except that the full-ratchet anti-dilution rights will expire on September 15, 2008. None of these warrants have been exercised as of the date of this prospectus.  In addition, on September 15, 2008, warrants to purchase 650,000 shares of our common stock issued to Yorkville expired without being exercised.

Fiscal 2009

On April 16, 2009, we filed a post-effective amendment to our registration statement on Form S-1, Registration No. 333-145903, registering an additional 4,806,391 shares of our common stock for resale, which includes certain shares issuable upon exercise of warrants described above.

A summary of warrant activity from November 1, 2005 through April 1, 2009 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, November 1, 2005	3,245,964	$4.29
Granted	2,902,250	$5.50
Exercised	(120,000)	$1.80
Forfeited	(762,353)	$1.80

Outstanding, October 31, 2006	5,265,861	$5.19
Granted	4,427,966	$3.22
Exercised	-	$-
Forfeited	-	$-

Outstanding, October 31, 2007	9,693,827	$4.29
Granted	30,000	1.50
Exercised	-	-
Forfeited	(2,535,861)	3.88

Outstanding, October 31, 2008	7,187,966	$4.08
Granted	-	-
Exercised	-	-
Forfeited	-	$-

Outstanding, April 1, 2009	7,187,966	$4.08

Exercisable, April 1, 2009	7,187,966	$4.08

The following table summarizes warrant information as of April 1, 2009:

	Warrants Outstanding
Exercise Price	Number Outstanding at April 1, 2009	Weighted Average Remaining Contractual Life (years)	Number Exercisable at April 1, 2009
$ 1.50	30,000	2.10	30,000
$ 2.20	1,666,666	2.03	1,666,666
$ 3.00	200,000	2.70	200,000
$ 3.40	1,280,650	1.04	1,280,650
$ 4.40	1,280,650	1.04	1,280,650
$ 5.00	1,365,000	0.14	1,365,000
$ 6.00	1,365,000	0.14	1,365,000

	7,187,966		7,187,966

Limitation on Director’s Liability

Our articles of incorporation contain provisions that allow for the indemnification of directors, officers, employees or other agents of our company to the fullest extent permitted under Colorado law.  The articles of incorporation also provide that our directors shall not be personally liable to our company or our shareholders for monetary damages for breach of their fiduciary duty as directors, including gross negligence, except in circumstances involving intentional misconduct.  However, a director shall remain liable for any breach of the director’s duty of loyalty to our company or our shareholders and for acts or omissions made not in good faith or that involve intentional misconduct or a knowing violation of the law.

These provisions do not eliminate a director’s duty of care nor do they prevent recourse against directors through equitable remedies or injunctive relief.  Moreover, the provisions do not apply to claims against a director for violations of securities laws, including federal securities laws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, and its telephone number is (303) 282-4800.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect trading prices of our common stock from time to time.  As of April 1, 2009, 23,671,427 shares of our common stock were issued and outstanding.  Of these shares, 4,360,132 shares covered by this registration statement will, upon effectiveness, be freely tradable without restriction or further registration under the Securities Act.  Additionally, we intend to register up to 4,806,391 shares of our common stock on behalf of Northshore and certain other selling shareholders for resale under a post-effective amendment No. 1 to registration statement on Form S-1, Registration No. 333-145903, which we filed on April 16, 2009.

A registration statement on Form S-8 covering the shares of our common stock issuable pursuant to the exercise of options under the our 401(k) Plan was filed with the SEC on September 24, 2007 and a registration statement on Form S-8 covering shares our of common stock issuable under the 2000 Stock Option Plan was filed with the SEC on October 31, 2002.  The shares of our common stock covered by the Form S-8 registration statements generally may be resold in the public market without restriction or limitation, except in the case of our affiliates who generally may only resell such shares in accordance with the provisions of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us.  A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale.  Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

CHANGES IN CERTIFYING ACCOUNTANTS

There have been no changes in our certifying accountants.  Marcum & Kliegman LLP has acted as our independent registered public accounting firm since February 1, 2005 and has audited our financial statements for the fiscal years ending October 31, 2008, 2007, 2006 and 2005.

LEGAL MATTERS

Certain legal matters in connection with this offering were passed upon for us by Schuchat, Herzog & Brenman, LLC, Denver, Colorado.

EXPERTS

Our consolidated financial statements for the fiscal years ended October 31, 2008 and 2007 included in this prospectus have been audited by Marcum & Kliegman LLP, as set forth in their report dated February 12, 2009.  The consolidated financial statements referred to above are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus.  This prospectus does not contain all the information set forth in the Registration Statement or the exhibits to the Registration Statement.  For further information relating to us, we refer you to the Registration Statement and its exhibits.

Statements in this prospectus regarding the terms of any contract or document are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or other document filed as an exhibit.  Each statement is qualified in all respects by the relevant reference.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  We furnish our shareholders with annual reports containing financial statements certified by an independent registered public accounting firm.  All of these filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.  You may read and copy any filed document at the Securities and Exchange Commission’s public reference room in Washington, D.C. at 100 F Street, N.E., Judiciary Plaza, Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

STARTECH ENVIRONMENTAL CORPORATION

Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Stockholders of
Startech Environmental Corporation

We have audited the accompanying consolidated balance sheets of Startech Environmental Corporation (“the Company”) as of October 31, 2008 and October 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency), and cash flows for years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Startech Environmental Corporation as of  October 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the  years then ended in conformity with generally accepted accounting principles (United States).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has no significant recurring revenues and has incurred significant losses since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum & Kliegman LLP

New York, NY
February 12, 2009

STARTECH ENVIRONMENTAL CORPORATION
Consolidated Balance Sheets

	October 31, 2008	October 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,658,169	$11,612,863
Accounts receivable	3,373,250	2,891,250
Note receivable	385,000	385,000
Inventories	4,696,284	550,821
Prepaid expenses and other current assets	183,266	100,372

Total current assets	13,295,969	15,540,306

Equipment and leasehold improvements, net	2,066,802	1,973,757
Other assets	60,016	89,374

Total assets	$15,422,787	$17,603,437

LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$493,656	$260,594
Customer deposits and deferred revenue	15,586,156	12,931,144

Total liabilities	16,079,812	13,191,738

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value, 10,000,000 shares authorized; None issued and outstanding	-	-
Common stock, no par value; 800,000,000 shares authorized; 23,340,207 issued and outstanding at October 31, 2008, 23,072,775 issued and outstanding at October 31, 2007	34,232,892	33,938,101
Additional paid-in capital	5,668,397	5,481,497
Deferred leasing costs	(19,726)	(256,426)
Accumulated deficit	(40,538,588)	(34,751,473)

Total stockholders’ (deficiency) equity	(657,025)	4,411,699

Total liabilities and stockholders’ equity	$15,422,787	$17,603,437

See notes to these consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION
Consolidated Statements of Operations
	Year Ended October 31,	Year Ended October 31,
	2008	2007

Revenue	$157,448	$745,898

Cost of revenue	116,522	301,287

Gross profit	40,926	444,611

Operating expenses:
Selling expenses	706,682	728,284
Research and development expenses	197,493	261,305
General and administrative expenses	4,915,104	3,234,976
Asset impairment charge	-	126,000
Depreciation and amortization expenses	229,358	181,353

Total operating expenses	6,048,637	4,531,918

Loss from operations	(6,007,711)	(4,087,307)

Other income (expense):
Interest income	224,795	195,352
Interest expense	-	(16,047)
Amortization of deferred debt discount	-	(101,858)
Amortization of deferred financing costs	-	(13,783)
Change in value of warrants and conversion option	-	(107,826)
Other income	-	246,866

Total other income (expense)	224,795	202,704

Net loss before income taxes	(5,782,916)	(3,884,603)

Income taxes	4,199	4,931

Net loss	$(5,787,115)	$(3,889,534)

Per share data:
Net loss per share – basic and diluted	$(0.25)	$(0.18)

Weighted average common shares outstanding – basic and diluted	23,191,040	22,039,254

See notes to these consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION
Consolidated Statements of Stockholders Equity (Deficiency)

	Common Shares	Amount	Additional Paid-in Capital	Deferred Offering Costs	Deferred Leasing Costs	Accumulated Deficit	Total Stockholders’ Equity

Balance, October 31, 2006	27,915,287	$28,929,534	$3,780,197	$ (341,551)	$--	$(30,861,939)	$1,506,241
			--	--		--
Issuance of common stock for cash	2,081,149	4,699,202	--	--	--	--	4,699,202

Issuance of common stock to placement agent	74,500		--	--	--	--	--

Shares issued for 401(k) plans	37,834	78,403	--	--	--	--	78,403

Issuance of common stock for services	25,000	73,250	--	--	--	--	73,250

Return of common stock from escrow	(7,196,900)	--	--	--	--	--	--

Conversion of common stock in connection with convertible debenture	271,339	499,263	--	--	--	--	499,263

Reclassification of derivative liabilities to equity	--	--	932,745	--	--	--	932,745

Issuance of warrants as deferred leasing costs	--	--	473,401	--	(473,401)	--	--

Amortization of warrants issued as deferred leasing costs	--	--	--	--	216,975	--	216,975

Amortization of deferred compensation	--	--	295,154	--	--	--	295,154

Common stock surrendered in connection with terminated agreement	(135,434)	(341,551)	--	341,551	--	--	--

Net loss	--	--	--	--	--	(3,889,534)	(3,889,534)

Balance, October 31, 2007	23,072,775	33,938,101	5,481,497	-	(256,426)	(34,751,473)	4,411,699

Issuance of common stock for cash	--	--	--	--	--	--	--

Shares issued for 401(k) plans	267,432	294,791	--	--	--	--	294,792

Amortization of warrants issued as deferred leasing costs	--	--	--	--	236,700	--	236,700

Amortization of option deferred compensation	--	-	186,900	--	--	--	186,900

Net loss	--	--	--	--	--	(5,787,115)	(5,787,115)

Balance, October 31, 2008	23,340,207	$34,232,892	$5,668,397	$ --	$(19,726)	$(40,538,588)	$(657,025)

See notes to these consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION
Consolidated Statements of Cash Flows

	Year Ended October 31, 2008	Year Ended October 31 2007

Cash flows from operating activities:
Net loss	$(5,787,115)	$(3,889,534)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Asset impairment charge	-	126,000
Stock based compensation	186,900	295,154
Non-cash consulting expenses	-	73,250
401(k) match through issuance of common stock	294,791	78,403
Depreciation and amortization	229,358	181,353
Amortization of deferred financing costs	-	13,783
Amortization of deferred leasing costs	236,700	216,975
Amortization of deferred debt discount	-	101,858
Change in value of warrants and conversion option	-	107,826

Changes in operating assets and liabilities:
Accounts receivable	(482,000)	(2,891,250)
Prepaid expenses and other current assets	(82,894)	(97,365)
Inventories	(4,145,463)	(212,146)
Other assets	29,358	(108)
Accounts payable and accrued expenses	233,062	16,709
Customer deposits and deferred revenue	2,655,012	10,921,352

Net cash provided by (used in) operating activities	(6,632,291)	5,042,260

Cash flows from investing activities:
Purchase of equipment	(322,403)	(216,656)
Cash used in investing activities	(322,403)	(216,656)

Cash flows from financing activities:
Repayments of convertible debenture	-	(191,857)
Proceeds from exercise of options, warrants and common stock issuance	-	4,699,202
Net cash provided by financing activities	-	4,507,345

Net (decrease) increase in cash and cash equivalents	(6,954,694)	9,332,949

Cash and cash equivalents, beginning	11,612,863	2,279,914
Cash and cash equivalents, ending	$4,658,169	$11,612,863

See notes to these consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION
Consolidated Statements of Cash Flows, continued

	Year Ended October 31, 2008	Year Ended October 31, 2007

Supplemental disclosure of cash flow information:

Cash paid during the period for:

Interest	$–	$16,047

Taxes	$4,197	$4,931

Non-cash investing and financing activities:

Common stock issued for services	$–	$73,250

Warrants issued in connection with office lease	$–	$473,401

Common stock surrendered in connection with terminated agreement	$–	$341,551

Convertible notes converted to common stock	$–	$499,263

Reclassification of derivative liabilities to equity	$–	$932,745

See notes to these consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization and Going Concern:

Company’s Activities

                Startech Environmental Corporation (the “Company”) is an environmental technology corporation dedicated to the development, production and marketing of low cost waste minimization, resource recovery, and pollution prevention systems that convert waste into valuable commodities.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business.  The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values.  The Company has no significant revenue, has suffered significant recurring operating losses and needs to sell additional products and/or raise additional capital in order to be able to accomplish its business plan objectives. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has incurred a net loss of $5,787,113 during the fiscal year ended October 31, 2008.  For the fiscal year ended October 31, 2008, net cash used by operating activities was $6,632,289.  As of October 31, 2008, the Company had cash and cash equivalents of $4,658,169 and had negative working capital of $2,783,843. The Company has historically obtained funds to operate is business through the sale of equity and debt instruments, through the receipt of installment payments in respect of sales of its products and the receipt of payments in connection with entering into distributorship agreements. During the fiscal year ended October 31, 2008, the Company did not receive any cash proceeds from the issuance and sale of its equity or debt instruments.  In addition, through October 31, 2008, the Company received installments payments in the aggregate amount of $2,655,012 in conjunction with two sales agreements. Subsequent to October 31, 2008, the Company has not received any additional deposits in connection with these sales agreements; however, on January 23, 2009, the Company received a payment of $250,000 in connection with entering into a Distribution Agreement with EKOBASE d.o.o. of Gorenje Blato 103, 1291 Skofljica, Slovenia. The Company has been and continues to be dependent upon the deposits and installment payments from the execution of distributorship agreements, sales of its products and sales of its securities.

The Company’s  ability to continue to operate as a going concern depends on its ability to generate sufficient revenue from the sale of its products, payments in connection with entering into distributorship agreements and/or the receipt of additional capital from one or more financing sources.  Due to the fact that the Company has been unsuccessful in consummating additional sales of its products or otherwise raising additional capital, its had to rely on a portion of the funds the Company received as non-refundable customer deposits in connection with the two sales agreements for  products to cover operating expenses.   Management is continuing its efforts to sell the Company’s products and to secure additional funds through the receipt of additional capital.  However, there can be no assurance that the Company will be able to sell its products or that the Company will be able to raise additional capital on terms acceptable to it or at all. If the Company is unable to sell its products or raise additional capital, the Company will be forced to utilize the remaining balance of its non-refundable customer deposits to remain a viable entity and accordingly, the Company might need to significantly restrict or discontinue its operations.

Note 2 — Summary of Significant Accounting Policies:

Principles of Consolidation

                The consolidated financial statements of Startech Environmental Corporation include the accounts of Startech Corporation, its wholly-owned subsidiary. All intercompany transactions have been eliminated in consolidation.

Revenue Recognition

                   In general, the Company recognizes revenue on the sale of its manufactured products when the contract is completed, unless the contract terms dictate otherwise.  Revenues earned from consulting, design and other professional services are recognized when the services are completed.  For distributorship agreements, revenue is recognized for services and training upon completion and the distribution rights are amortized over the estimated economic life of the respective agreements.

For the fiscal years ended October 31, 2008 and 2007, revenue consisted of the following:

	2008	2007
Manufactured parts	$75,000	$526,000
Distributorships	82,448	219,898
Total	$157,448	$745,898

Fair Value of Financial Instruments

                The reported amounts of the Company’s financial instruments, including debt, accounts payable and accrued liabilities, approximate their fair values due to their short-term maturities.

Use of Estimates

                The preparation of financial statements in conformity with generally accepted accounting principles (United States) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include useful life of equipment and leasehold improvement and valuation of derivative instruments. These estimates and assumptions are based on management’s judgment and available information, and consequently, actual results could differ from these estimates.

Reclassifications

                Certain reclassifications have been made to the fiscal 2007 financial statements to conform to the presentation used in the fiscal 2008 financial statements. The reclassifications had no effect on net losses as previously reported.

Cash and Cash Equivalents

                The Company considers all highly liquid instruments, with a maturity of three months or less when purchased, to be cash equivalents.

Note 2 — Summary of Significant Accounting Policies, continued:

Accounts Receivable

                Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability and an allowance for doubtful accounts is recorded accordingly. Management determines collectability based on their experience and knowledge of the customers.

Inventories

                Inventories consist of raw materials and work in process. Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Equipment and Leasehold Improvements

                Equipment and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years. Leasehold improvements are amortized over the shorter of the useful life or the lease term, ranging from 2 to 5 years. Expenditures for major additions and betterments which extend the useful lives of the equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Deferred Financing Costs

                Costs incurred in conjunction with the issuance of the convertible notes payable were capitalized and were amortized over the term of the notes, as adjusted for prepayments and conversions.  Amortization of these costs has been recorded as part of general and administrative expenses in the accompanying financial statements.

Deferred Leasing Costs

                Warrants provided in connection with a new office lease agreement were valued using the Black-Scholes model and are being amortized as a charge to operations over the life of the lease.

Research and Development

                The Company charges all costs incurred to establish the feasibility of a product or enhancements to research and development expense in the period incurred. During the fiscal years ended October 31, 2008 and 2007, the Company incurred research and development expenses of $197,493 and $261,305, respectively.

Income Taxes

                In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” the Company uses an asset and liability approach for financial accounting and reporting for income taxes. The basic principles of accounting for income taxes are: (a) a current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the current year; (b) a deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and carryforwards; (c) the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated; and (d) the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company has had recurring net losses and the resulting deferred tax asset is offset by a corresponding valuation allowance.

Note 2 — Summary of Significant Accounting Policies, continued:

Stock-Based Compensation

                 The Company accounts for stock-based compensation in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R. Stock-based compensation expense for all share-based payment awards is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R and is recorded as part of general and administrative expenses in the accompanying financial statements. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term.  Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. As of October 31, 2008, there was no unamortized fair value of nonvested options.

The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model with the following assumptions and weighted average fair values as follows:

	2008	2007
Risk-free interest rate range	3.00%-3.26%	4.65%-5.00%
Expected life of options – years	3.66	10.00
Expected stock price volatility range	82%	98%
Expected dividend yield	N/A	N/A

                The weighted average estimated fair value of the stock options granted during the years ended October 31, 2008 and 2007 was $4.08 and $2.14 per share, respectively.  The estimated fair value of options granted is amortized to expense over the option vesting periods.

The Company accounts for the expected life of options in accordance with the “simplified” method provisions of SEC Staff Accounting Bulletin (“SAB”) No. 110 (December 2007), which enables the use of the simplified method for “plain vanilla” share options as defined in SAB No. 107.

Net Loss Per Share of Common Stock

                Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share includes the potential dilution that could occur if securities such as convertible notes, options and warrants convertible into common stock were exercised or converted into common stock, unless their inclusion in the computation would be anti-dilutive. Potentially dilutive securities realizable from the exercise of options, warrants and convertible notes are 8,963,966 and 11,393,827, at October 31, 2008 and 2007, respectively, are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive.

Note 2 — Summary of Significant Accounting Policies, continued:

Recent Accounting Pronouncements

In June 2008, the EITF reached a consensus in Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). This Issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of SFAS 133. EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. The Company is currently in the process of evaluating the impact of the adoption of EITF 07-5 on its results of operations and financial condition.

In May 2008, the FASB issued Statement No. 162 “The Hierarchy of Generally Accepted Accounting Principles.” The current hierarchy of generally accepted accounting principles is set forth in the American Institute of Certified Accountants (AICPA) Statement of Auditing Standards (SAS) No. 69, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” Statement No. 162 is intended to improve financial reporting by identifying a consistent framework or hierarchy for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles for nongovernmental entities.  Statement No. 162 is effective 60 days following the SEC’s approval of the Public Company Oversight Board Auditing amendments to SAS 69. The Company is currently evaluating the application of Statement No. 162 but does not anticipate that the Statement will have a material effect on the Company’s results of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133” (“SFAS 161”), to require enhanced disclosures about an entity’s derivative and hedging activities and thereby improve the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company is currently in the process of evaluating the impact of the adoption of SFAS 161 on its results of operations and financial condition.

In February 2008, the FASB issued Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”) that defers the effective date of applying the provisions of SFAS 157 to the fair value measurement of non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (or at least annually), until fiscal years beginning after November 15, 2008.  The Company is currently evaluating the effect that the adoption of FSP 157-2 will have on its consolidated results of operations and financial condition.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS 160”), to improve the relevance, comparability and transparency of the information that a reporting entity provides in its consolidated financial statements by (1) requiring the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, (2) requiring that the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income, (3) requiring that changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, (4) by requiring that when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value and (5) requiring that entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited.  The Company is currently in the process of evaluating the impact of the adoption of SFAS 160 on its results of operations and financial condition.

In December 2007, the FASB issued SFAS No. 141R (Revised 2007), “Business Combinations” (“SFAS 141R”), which replaces SFAS No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and

Note 2 — Summary of Significant Accounting Policies, continued:

liabilities acquired in a business combination, including non-controlling interests, contingent consideration and certain acquired contingencies. SFAS 141R also requires that acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R would have an impact on accounting for any businesses acquired after the effective date of this pronouncement.

Note 3 – Inventories:

Inventories consist of raw materials and work-in-process and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Inventories consist of the following:
	2008	2007
Raw materials	$112,841	$263,841
Work in process	4,583,443	286,980
	$4,696,284	$550,821

Note 4 — Equipment and Leasehold Improvements:

Equipment and leasehold improvements consist of the following:

	Useful Life (In years)	2008	2007
Computer and equipment	3-5	$315,518	$285,994
Demonstrator equipment	7-15	3,010,661	2,734,335
Furniture and fixtures	3-7	176,406	159,854
Leasehold improvements	3-7	118,518	118,518
Other	4-7	38,755	38,755
		3,659,858	3,337,456
Less: accumulated depreciation		(1,593,056)	(1,363,699)
Total equipment and leasehold improvements		$2,066,802	$1,973,757

During the year ended October 31, 2007, the Company recorded an impairment charge in the amount of $126,000, which was determined by estimating the carrying value of the equipment that became obsolete.

Depreciation and amortization expense totaled $229,358, and $181,353 for the fiscal years ended October 31, 2008 and 2007, respectively.

Note 5 — Note Receivable:

On October 25, 2006, the Company received a promissory note from an entity in the principal amount of $385,000 in conjunction with a sales agreement. As part of the agreement, the Company was scheduled to receive payment on the note on or before September 15, 2007, but the payment was never received.  The customer has since requested multiple extensions, each of which has been granted by the Company, the latest of which calls for monthly installment payments of $50,000 beginning November 1, 2008, and concluding with a final payment of $135,000 on April 30, 2009.  No payments have yet been received under the latest payment terms.  There can be no assurance that the Company will receive all or any portion of this payment or any subsequent payments. The Company has recorded a corresponding $385,000 liability within customer deposits and deferred revenue in the consolidated balance sheets.

Note 6 — Stockholders’ Equity:

Common Stock

On November 22, 2005, the Company entered into the SICAV ONE Stock Purchase Agreement and SICAV TWO Stock Purchase Agreement (collectively, the “Mercatus Agreements”) with Mercatus & Partners, Limited (“Mercatus”). Pursuant to the Mercatus Agreements, the Company had agreed to sell to Mercatus an aggregate of 2,716,900 shares of common stock (the “Mercatus Shares”), no par value per share (“Common Stock”), for an aggregate purchase price of $5,000,000. Mercatus had up to thirty days from the date of the delivery of the Mercatus Shares to Brown Brothers Harriman, the custodial bank, to tender the purchase price to the Company. The Mercatus Shares were placed in escrow. The Company never received any proceeds pursuant to the Mercatus Agreements. In November 2006, the aforementioned stock certificates were returned to the Company and were cancelled, as were the Mercatus Agreements.

On March 12, 2007 the Company issued 25,000 shares of common stock to a consultant for services rendered, valued at $73,250, representing the fair value of such services.

On March 13, 2007, the Company received net proceeds of $500,002 from an investor in consideration of the sale in a private placement of 208,334 shares of common stock.  The Company issued 20,834 shares of common stock to the placement agent in connection with this transaction.

On March 16, 2007, the Company received net proceeds of $259,200 from an investor in consideration of the sale in a private placement of 108,000 shares of common stock. In addition, the Company granted 12,000 shares of common stock to a placement agent in connection with this transaction.

On March 21, 2007, the Company received gross proceeds of $555,555 from an investor in consideration of the sale in a private placement of 231,482 shares of common stock. In addition, the Company paid a commission in the amount of $55,555 in cash proceeds as a finder's fee to a placement agent.

On April 11, 2007, pursuant to a securities purchase agreement, the Company issued and sold to Cornell Capital Partners, L.P. whose name was subsequently changed to YA Global Investments, L.P. in August 2007 (“Yorkville”) 833,333 shares of common stock at a price per share of $2.40, for an aggregate purchase price of $2,000,000 (“2007 SPA”).  In connection with the issuance of the common stock, the Company issued to Yorkville a Class A warrant and a Class B warrant, each warrant entitling Yorkville to purchase 833,333 shares of the Company’s common stock at an exercise price per share of $3.40 per share and $4.40 per share, respectively. On May 10, 2007, the exercise price of all of these warrants was adjusted to $2.20, in accordance with the warrant terms.  The warrants expire on April 11, 2011.  The 2007 SPA provided Yorkville with registration rights (“2007 Registration Rights”) to register for resale the shares of common stock issued to Yorkville. In connection with the 2007 SPA, the Company paid an origination fee to Yorkville in the form of 41,666 shares of common stock and a cash payment of $95,000.  Pursuant to the 2007 Registration Rights, the Company was obligated to file a registration statement within 45 days of April 11, 2007 and obtain effectiveness no later than 120 days following such date (or 150 days if the registration statement receives a “full review” by the SEC) and maintain effectiveness of such registration agreement until all the shares may be sold without regard to manner of sale requirements and volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). In the event the Company did not obtain effectiveness within the time periods described above, and if certain other events occurred, the Company would be subject to liquidated damages in an amount, in cash, equal to 1% of the purchase price paid by Yorkville for the shares of common stock issued pursuant to the 2007 SPA, plus an additional 1% for each additional month an effective registration is delayed, up to a maximum of 12%, or $240,000, payable in cash.  In accordance with FASB Staff Position EITF 00-19-2 “Accounting for Registration Payment Arrangements”, which specifies that a contingent obligation to make future payments under a registration payment arrangement should be separately recognized and measured if the obligation becomes probable and is reasonably estimable in accordance with SFAS No. 5, “Accounting for Contingencies”, the Company  recognized a contingent obligation in its financial statements.

Note 6 — Stockholders’ Equity, continued:

In connection with the 2007 Registration Rights, the Company filed a registration statement on Form S-1. The 150 day deadline for the registration statement to be declared effective passed in early September 2007.  The registration statement was declared effective by the SEC on June 3, 2008. However, on February 15, 2008, an amendment of SEC Rule 144 under the Securities Act became effective. Consequently, the shares of common stock issued pursuant to the 2007 SPA, but not the warrants to purchase shares of common stock issuable upon exercise, are freely tradable without the need for an effective registration statement.

On April 11, 2007, the Company entered into a Standby Equity Distribution Agreement (“2007 SEDA”) with Yorkville.  Pursuant to the 2007 SEDA, the Company may, at its discretion, periodically sell to Yorkville shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the 2007 SEDA, Yorkville will pay the Company 96% of the lowest closing bid price of the Company’s common stock for the five trading days immediately following the notice date. Yorkville will also retain 5% of the amount of each advance under the 2007 SEDA. Yorkville’s obligation to purchase shares of the Company’s common stock issuable under the 2007 SEDA is subject to certain conditions and limitations, including an effective registration statement covering the resale shares of the Company’s common stock under the 2007 SEDA. The Company incurred a placement agent fee of $5,000 under the Placement Agent Agreement relating to the 2007 SEDA. Currently, the registration statement covering the resale of shares of common stock issuable under the 2007 SEDA has not been filed and the 2007 SEDA is not available for use.

On May 10, 2007, the Company entered into a stock purchase agreement and registration rights agreement with an investor for the private placement of common stock at $2.20 per share or gross proceeds of $1,540,000, pursuant to which the Company issued and sold to this investor 700,000 restricted shares of common stock and warrants exercisable into an aggregate of 1,400,000 restricted shares of common stock, for which 700,000 of such warrants were issued at an exercise price of $3.40 per share and the other 700,000 of such Warrants were issued at an exercise price of $4.40 per share. The warrants are exercisable as of the date of issuance and expire on May 10, 2010. The Company granted the investor piggyback registration rights with respect to the shares issued to the investor and the shares of common stock issuable upon exercise of the warrants.

Warrants

In connection with the leasing of new headquarters space, on December 4, 2006, the Company issued warrants to the landlord to purchase 200,000 shares of common stock at an exercise price of $3.00 per share. See Note 11.

 In connection with the private placement transaction dated March 13, 2007, the Company issued warrants to purchase 208,334 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 208,334 shares of common stock at an exercise price of $4.40 per share. In addition, the Company issued warrants to purchase 20,834 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 20,834 shares of common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.  These warrants are scheduled to expire on March 9, 2010.  As of October 31, 2008, none of these warrants have been exercised.

In connection with the private placement transaction dated March 16, 2007, the Company issued warrants to purchase 108,000 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 108,000 shares of common stock at an exercise price of $4.40 per share. In addition, the Company granted warrants to purchase 12,000 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 12,000 shares of common stock at an exercise price of $4.40 per share to a placement agent in connection with this transaction.  These warrants are scheduled to expire on March 13, 2010.  As of October 31, 2008, none of these warrants have been exercised.

In connection with the private placement transaction dated March 21, 2007, the Company issued warrants to purchase 231,482 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 231,482 shares of common stock at an exercise price of $4.40 per share.  These warrants are scheduled to expire on March 19, 2010.  As of October 31, 2008, none of these warrants have been exercised.

Note 6 — Stockholders’ Equity, continued:

In connection with the private placement transaction dated April 11, 2007, the Company issued a warrant to purchase 833,333 shares of common stock at an exercise price of $3.40 per share and a warrant to purchase 833,333 shares of common stock at an exercise price of $4.40 per share. These warrants are scheduled to expire on April 11, 2011.  The exercise price of the warrants is subject to downwards adjustment upon the occurrence of certain events, including if the Company subsequently sells shares of common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described under “Common Stock” above, on May 10, 2007, the Company sold common stock for a consideration per share of $2.20, at which time the exercise price of all of these warrants to purchase an aggregate of 1,666,666 shares of common stock were adjusted to an exercise price of $2.20 per share.  As of October 31, 2008, none of these warrants have been exercised.

In connection with the private placement transaction dated May 10, 2007, the Company issued a warrant to purchase 700,000 shares of common stock at an exercise price of $3.40 per share and a warrant to purchase 700,000 shares of common stock at an exercise price of $4.40 per share. These warrants are scheduled to expire on May 11, 2010.  As of October 31, 2008,  none of these warrants have been exercised.

On May 6, 2008, the Company reduced to writing prior oral agreements with Yorkville whereby Yorkville agreed to waive the anti-dilution provisions in the September 15, 2005 warrants issued to them as such provisions related to a private placement of shares of the Company’s common stock subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of the warrants to $1.88 per share and an increase in the number of shares upon exercise of those warrants to 874,734 shares of the Company’s common stock.  In consideration of this written agreement, on May 9, 2008 the Company issued to Yorkville new warrants to purchase 30,000 shares of the Company’s common stock at an exercise price of $1.50 per share, valued at $15,300. These warrants will expire on May 9, 2011 and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights will expire on September 15, 2008, the date on which the warrants issued to Yorkville on September 15, 2005 will expire.

A summary of warrant activity is as follows:

	Number of Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding, November 1, 2006	5,265,861	$5.19
Granted	4,427,966	$3.22
Exercised	-	$-
Forfeited	-	$-

Outstanding, October 31, 2007	9,693,827	$4.29
Granted	30,000	$1.50
Exercised	-	$-
Forfeited	(2,535,861)	$3.88

Outstanding, October 31, 2008	7,187,966	$4.08	-

Exercisable, October 31, 2008	7,187,966	$4.08	-

Note 6 — Stockholders’ Equity, continued:

The following table summarizes warrant information as of October 31, 2008:

	Warrants Outstanding
Exercise Price	Number Outstanding at October 31, 2008	Weighted Average Remaining Contractual Life (years)	Number Exercisable at October 31, 2008
$1.50	30,000	1.65	30,000
$2.00	1,666,666	2.45	1,666,666
$3.00	200,000	3.10	200,000
$3.40	1,280,650	1.46	1,280,650
$4.40	1,280,650	1.46	1,280,650
$5.00	1,365,000	0.56	1,365,000
$6.00	1,365,000	0.56	1,365,000

			7,187,966

Note 7- Convertible Note and Standby Equity Distribution Agreement:

On September 15, 2005, the Company entered into a securities purchase agreement ("2005 SPA") and a standby equity distribution agreement ("2005 SEDA") with Yorkville. The 2005 SPA provided for Yorkville to purchase up to $2,300,000 of Debentures, which were funded during the year ended October 31, 2005. The Debentures were convertible into shares of the Company’s common stock by Yorkville at any time at a conversion price of $1.84 per share of common stock. The Debentures originally matured in September 2006, required monthly interest payments at a rate of 10% per annum and monthly principal payments commencing March 2006. On September 5, 2006, the Company received Yorkville notification from Yorkville stating that the maturity date of the Debentures was changed to October 18, 2007. The Company had the ability to prepay the Debentures at any time upon three days written notice. If the Company’s common stock was trading above the conversion price at the time of the prepayment, the Company was required to pay a 20% premium on the amount of the prepayment. The Debentures were secured by substantially all of the Company’s assets and shares of common stock as discussed below. In connection with the issuance of the Debentures, in September 2005, the Company issued to Yorkville a three year warrant to purchase 650,000 shares of the Company's common stock with an exercise price per share of $2.53. The gross proceeds of the Debentures in the amount of $2,300,000 were recorded net of a discount of $2,168,995. The debt discount consisted of $897,121 related to the warrants and $1,271,874 related to the embedded conversion option. The warrants and the embedded conversion option were accounted for under Emerging Issues Task Force ("EITF") 00-19 and EITF 05-4, View A. Due to certain factors and the liquidated damage provision in the registration rights agreement, the Company determined that the embedded conversion option and the warrants were derivative liabilities. Accordingly, the warrants and the conversion option were being marked to market through earnings at the end of each reporting period. The warrants and conversion option were valued using the Black-Scholes valuation model. For the year ended October 31, 2007,  the Company recorded a loss of $107,826 representing the change in the fair value of the warrants and conversion option. The debt discount of $2,168,995 was being accreted over the term of the note. Accordingly, the Company recorded a charge of $101,858 for the year ended October 31, 2007.

Note 7 - Convertible Note and Standby Equity Distribution Agreement, continued:

On the date of the Securities Purchase Agreement, the Company paid a fee of $230,000 (10% of the purchase price), structuring fees equal to $30,000 another fees of $27,554 in connection with the issuance of the Debentures. These fees were recorded as deferred financing costs and were being expensed through the maturity date of the Debentures. Amortization expense for the year ended October 31, 2007 amounted to $13,783.

On April 22, 2006, Yorkville converted approximately $1,000,000 of the Debentures into 543,478 shares of common stock. From March 2006 through January 31, 2007, the Company made principal payments aggregating approximately $808,000 towards the Debentures. On February 12, 2007, Yorkville converted $499,263 of the Debentures into 271,339 shares of common stock. In accordance with EITF 00-19, upon these repayments and conversion, the Company reclassified $2,199,770 ($932,745 during the year ended October 31, 2007), representing the portion of the derivative liabilities, to additional paid-in capital.

The 2005 SEDA required Yorkville, at the Company's option, to purchase, from time to time, up to an aggregate of $20,000,000 of the Company's common stock over a two-year period commencing on the effective date of a registration statement filed with the Securities and Exchange Commission (the "SEC"). The purchase price for each share of common stock under the 2005 SEDA was equal to 96% of the market price as defined. Each request by the Company was limited to $2,000,000. The Company issued to Yorkville 386,956 shares of the Company's common stock valued at $979,000, as a fee for entering into the 2005 SEDA and issued 4,348 shares of common stock valued at $11,000 to the placement agent. In addition, the Company incurred legal and various other costs of $239,595 in connection with this transaction.

The 2005 SPA and the 2005 SEDA required that the Company file a registration statement within 30 days of the date of the agreements and use its best efforts to have the registration statement declared effective by the SEC within 120 days of the date of the agreement (extended to April 15, 2006). In the event the registration statement was not filed or declared effective within the prescribed time periods, the Company would be required to pay liquidated damages as defined under such agreement. This registration statement was never declared effective by the SEC. Accordingly, the 2005 SEDA was never activated and was not available for use. The Company was informed by Yorkville that the liquidated damages provision in this agreement would not be enforced.

On January 17, 2007, the Company and Yorkville agreed to terminate the 2005 SEDA and began negotiations on a new standby equity distribution agreement on different terms. In addition, Yorkville agreed to waive any and all liquidated damages that may have been payable in connection with the registration rights agreement. In addition, Yorkville agreed to return 135,434 of  the 391,304 shares issued as offering costs in connection with the 2005 SEDA. On March 1, 2007, 135,434 shares valued at $341,551 were returned to the Company.

In accordance with EITF 00-19 and EITF 05-4, the Company reclassified the remaining derivative liabilities in the amount of $843,230 to equity as of January 17, 2007 due to the termination of the registration rights agreement as discussed above. In connection with the 2005 SPA, the Company and its President agreed to pledge to Yorkville 3,580,000 shares of common stock and 900,000 shares of common stock, respectively, to secure payment of all the obligations due under the Debentures. Such shares were to be held in escrow until all amounts due under the Debentures were paid in full. The Company issued 900,000 shares of restricted common stock to its President during the year ended October 31, 2005 in place of the shares of common stock pledged pursuant to the Escrow Agreement. On February 15, 2007, the Company made a final principal payment in the amount of approximately $3,000 and the debentures were then paid in full. On March 1, 2007, the 3,580,000 pledged shares were returned to the Company, the 900,000 pledged shares were returned to its President and the President, in turn, returned 900,000 shares of restricted common stock to the Company.

Note 8 - Stock Option Plans:

1995 Stock Option Plan

                In November 1995, the Company authorized 2,000,000 common shares, issuable upon exercise of stock options issued by the Company under its 1995 Non-Qualifying Stock Option Plan (the “1995 Plan”) for employees, directors and other persons associated with the Company whose services benefited the Company. The options were to be issued within 10 years from November 20, 1995. Determination of the option price per share and exercise date was at the sole discretion of the Compensation Committee of the Board of Directors.

During the fiscal years ending October 31, 2008 and 2007, there were no options granted under the 1995 Plan. As of October 31, 2008, 1,095,000 options were outstanding, all of which were exercisable and vested.

2000 Stock Option Plan

                The Company’s 2000 Stock Option Plan (the “2000 Plan”) was adopted by the Company’s Board of Directors in January 2000, was approved by the Company’s stockholders in February 2000 and its registration was effective in October 2002. The 2000 Plan initially authorizes the issuance of up to 1,000,000 shares of the Company’s common stock. On May 7, 2008, the Company approved an increase of up to an additional 1,000,000 shares of the Company’s common stock.  No awards may be granted after May 7, 2018. The Company’s officers, directors, employees and consultants are eligible to receive awards under the 2000 Plan.

                The 2000 Plan authorizes awards of the following type of equity-based compensation: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, annual grants of stock options to directors, stock options to directors in lieu of compensation for services rendered as directors, and other stock-based awards valued in whole or in part by reference to stock of the Company. No awards may be granted on or after February 1, 2010 on the initial 1,000,000 shares of the 2000 Plan.  The options may be granted at an exercise price greater than or equal to the fair market value of the Company’s common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of the voting power of the Company. Fair market value for purposes of the 2000 Plan is the closing market price of the Company’s common stock on the relevant date.

                The 2000 Plan is administered by the Company’s Compensation Committee of the Board of Directors. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Plan and to interpret its provisions. The committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the 2000 Plan. Incentive stock options must terminate within ten years of the grant. Non-statutory options must terminate within fifteen years of the date of grant. The Compensation Committee has the right to alter the terms of any option when granted or while outstanding, pursuant to the terms of the 2000 Plan, except the option price.

                As of October 31, 2008, 1,135,000 shares were available to be granted under the 2000 Plan and 681,000 options were outstanding, of which all were exercisable and vested.

All options automatically become exercisable in full in the event of a change in control, as defined in the 2000 Plan, death or disability of the option holder or as decided by the Compensation Committee. Upon retirement, options held at least one year become exercisable in full. If an option holder’s employment with the Company is terminated for any reason, except death, disability or retirement, the option holder has three months in which to exercise an option, but only to the extent they were already exercisable as of the termination date, unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

On March 31, 2006, the Company issued options to purchase 50,000 shares of its common stock exercisable at $3.60 per share to a consultant. The options have an exercise period of five years, were valued at $157,676, and will be expensed over the service period. These options have a one year service period. During the fiscal year ended October 31, 2007, the Company recorded a compensation charge in the amount of $78,838 for these options.

Note 8 - Stock Option Plans, continued:

On May 11, 2006, the Company issued options to purchase 75,000 shares of its common stock exercisable at $3.75 per share to four members of its Board of Directors. The options have an exercise period of ten years, were valued at $273,011, and will be expensed over the vesting period. These options have a one year vesting period. During the fiscal year ended October 31, 2007, the Company recorded a compensation charge in the amount of $144,920 for these options.

               On May 10, 2007, the Company issued options to purchase 60,000 shares of its common stock exercisable at $2.37 per share to four members of its Board of Directors. The options have an exercise period of ten years, were valued at $128,400, and will be expensed over the vesting period. These options have a one year vesting period. During each of the fiscal years ended October 31, 2008 and 2007, the Company recorded a compensation charge in the amount of $64,200 for these options

On January 4, 2008, the Company issued options to purchase 45,000 shares of its common stock exercisable at $1.73 per share to six employees of the company. The options have an exercise period of ten years, were valued at $52,200, and will be expensed over the vesting period. These options vested immediately. During the fiscal year ended October 31, 2008, the Company recorded a compensation charge in the amount of $52,200 for these options.

On May 7, 2008, the Company issued options to purchase 60,000 shares of its common stock exercisable at $1.10 per share to four members of its Board of Directors. The options have an exercise period of ten years, were valued at $55,200, and will be expensed over the vesting period. These options vested immediately. During the fiscal year ended October 31, 2008, the Company recorded a compensation charge in the amount of $55,200 for these options.

Aggregate Plan Status

A summary of activity under the stock option plans is as follows:

	Number of Options	Weighted Average Exercise Price		Aggregate Intrinsic Value
Outstanding, November 1, 2006	1,728,000		$4.86
Granted	60,000		$2.37
Exercised	-		$-
Forfeited	(88,000)		$3.84

Outstanding, October 31, 2007	1,700,000		$4.82
Granted Exercised Forfeited	105,000 - (29,000)	$ $	1.37 - 4.30
Exercisable, October 31, 2008	1,776,000		$4.69	$ --

Note 8 - Stock Option Plans, continued:

The following table summarizes stock option information as of October 31, 2008:

	Options Outstanding
Exercise Prices	Number Outstanding at October 31, 2008	Weighted Average Remaining Contractual Life	Number Exercisable at October 31, 2008
$0.93	10,000	4.17	10,000
$1.10	60,000	9.52	60,000
$1.37	833	5.01	833
$1.73	45,000	9.18	45,000
$1.90	25,000	7.12	25,000
$2.03	50,000	3.12	50,000
$2.30	30,000	6.76	30,000
$2.37	60,000	8.53	60,000
$2.40	183,000	7.00	183,000
$2.70	67,500	6.55	67,500
$3.00	3,000	3.31	3,000
$3.30	7,500	6.41	7,500
$3.38	10,000	3.50	10,000
$3.50	2,500	5.25	2,500
$3.60	50,000	2.41	50,000
$3.75	75,000	7.53	75,000
$4.15	2,500	5.50	2,500
$4.20	24,167	5.51	24,167
$5.00	10,000	0.35	10,000
$5.63	200,000	2.14	200,000
$6.00	815,000	1.00	815,000
$6.88	20,000	1.17	20,000
$9.00	25,000	1.59	25,000

Total	1,776,000	3.41	1,776,000

Note 9 – Sales and Accounts Receivable Concentrations:

During the fiscal year ended October 31, 2008, approximately $75,000 (48%) of the Company’s revenue was generated from the sale and installation of manufactured parts to one customer.  In addition, approximately $82,448 (52%) of the Company’s revenue was derived from the amortization of four distributorship agreements. Revenue from these four distributorship agreements have completed  amortization as of October 31, 2008.   As of October 31, 2008, the Company had no accounts receivable due from these customers.

                During the fiscal year ended October 31, 2007, approximately $526,000 (71%) of the Company’s revenue was generated from the sale and installation of manufactured parts to one customer.  In addition, approximately $220,000 (29%) of the Company’s revenue was derived from the amortization of four distributorship agreements. As of October 31, 2007, the Company had no accounts receivable due from these customers.  As of October 31, 2007, the accounts receivable balance of $2,891,250 represents a scheduled payment due from a new customer related to the sale of three Plasma Converter Systems (see Note 11).  Of the total, $1,445,500 was received subsequent to October 31, 2007.

Note 10 – Income Taxes:

Effective November 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits”. A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for an

Note 10 - Income Taxes, continued:

 unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of FIN 48.

In accordance with FIN 48, interest costs related to unrecognized tax benefits are required to be calculated (if applicable) and would be classified as interest expense in the consolidated statements of operations. Penalties would be recognized as a component of general and administrative expenses.

In many cases, the Company’s tax positions are related to tax years that remain subject to examination by relevant tax authorities. The Company files income tax returns in the United States (federal) and in the State of Connecticut. The Company remains subject to federal or state income tax examinations by tax authorities for the fiscal year ended October 31, 2004 and thereafter.

The adoption of the provisions of FIN 48 did not have a material impact on the Company’s consolidated financial position and results of operations. As of October 31, 2008, the Company believes that there are no significant uncertain tax positions requiring recognition in these financial statements.

                The reconciliation of the statutory Federal income tax rate to the Company’s effective income tax rate is as follows:

	Years Ended October 31,
	2008	2007
Statutory federal income tax rate (benefit)	(34.00)%	(34.00)%
State income tax benefit, net of federal income tax effect	(5.00)	(5.00)
Non-deductible expenses:
Permanent differences	0.44	3.93
Other	(1.14)	--
Increase in valuation allowance	39.70	35.07
Effective tax rate	0.00%	0.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amount used for income tax purposes. The Company’s deferred tax assets are as follows:

	Years Ended October 31,
	2008	2007
Deferred tax asset:
Stock based compensation	$488,468	$415,577
Accrued liabilities	--	162,630
Research credit	44,916	44,916
Net operating loss carryforward	13,153,637	10,668,658
	13,687,021	11,291,781
Less: valuation allowance	(13,238,565)	(10,940,417)

Total deferred tax asset	448,456	351,364

Deferred tax liability:
Excess tax over book depreciation	(448,456)	(351,364)
Net deferred tax asset	$-	$-

Increase in valuation allowance	$2,298,148	$1,364,053

Note 10 - Income Taxes, continued:

Due to the uncertainty surrounding the realization of the benefits of the net operating loss carryforwards, the Company provided a valuation allowance for the entire amount of the deferred tax asset at October 31, 2008 and 2007. At October 31, 2008, the Company had federal net operating loss carryforwards of approximately $34,760,000 which expire at various dates through 2027, state net operating loss carryforwards of approximately $26,660,000 which expire at various dates through 2012, and research and development credits of approximately $45,000 which expire on various dates through 2024.

Note 11 – Commitments and Concentrations:

Operating Leases

                The Company leases office space, equipment, computers and vehicles under non-cancelable operating leases through 2009.

The Company's corporate headquarters is located at 88 Danbury Road, Wilton, Connecticut 06897-2525 where the Company leases 5,612 square feet of office space. The lease provides for monthly base rent payments of $11,224 through December 2011, when the lease expires, subject to the Company’s option to extend it for another three years on substantially the same terms.  On December 4, 2006, in connection with the execution of the lease agreement, the Company issued a warrant to the landlord to purchase 200,000 shares of common stock at an exercise price of $3.00 per share, valued at approximately $473,000 using the Black-Scholes model.  These deferred leasing costs are being amortized over the life of the lease. These warrants are scheduled to expire on December 4, 2011. During the years ended October 31, 2008 and 2007, the Company recognized $236,700 and $216,975, respectively, as amortization of deferred leasing costs.

           The Company's product showroom is located in Bristol, Connecticut, where the Company currently leases 16,291 square feet of office space. On July 13, 2007, the Company signed an amendment to the original lease agreement whereby the Company increased the space by roughly 50% and extended the lease such that the expiration is now June 15, 2009.  The current lease provides for monthly base rent payments of $8,145.

           The Company's manufacturing facility is located in Bristol, Connecticut, where the Company leases 30,000 square feet of manufacturing space. The lease provided for monthly base rent payments of $5,775 through the December 31, 2007 expiration date.  The lease arrangement is currently on a month-to-month basis for a rent payment of $4,775 per month.

The following table shows the Company's future lease commitments under its operating leases:

For the fiscal years ended October 31,	Annual Rent
2009	195,776
2010	134,688
2011	134,688
2012	22,448
Total	$487,600

Note 11 - Commitments and Concentrations, continued:

Employment Agreements

On September 30, 2004, the board of directors approved the terms of an employment agreement between Joseph F. Longo and the Company, whereby Mr. Longo agreed to serve as the Chief Executive Officer and President of the Company and will an annual salary of $185,000. The initial term of the Employment Agreement was three years, effective as of January 1, 2004, and automatically renews for successive one year periods, unless either party provides written notice of non-renewal at least 90 days prior to the anniversary date.  Effective August 1, 2007, the Board of Directors approved an increase in Mr. Longo’s annual salary to $210,000.  Upon termination of employment, Mr. Longo is entitled to six months of base salary and benefits continuation as severance. After the severance period, if Mr. Longo was involuntarily terminated without cause, he is entitled to additional termination benefits, including an annual payment of $97,500 for the remainder of his life, plus lifetime reimbursement of gap medical insurance premiums to cover expenses not covered by Medicare or Medicaid, to the extent commercially available.  If Mr. Longo is survived by his spouse, she will receive half of the annual payment amount ($48,750) for the remainder of her life, plus continuation of the gap medical insurance benefit.  These entitlements are unfunded and Mr. Longo’s rights to these benefits are as an unsecured general creditor of the Company.  On January 28, 2008, the parties executed an amendment to clarify provisions with respect to such agreement.

On November 14, 2008, the board of directors approved the terms of an agreement between Mr. Peter J. Scanlon and the Company, whereby Mr. Scanlon agreed to continue to serve as the Chief Financial Officer. Mr. Scanlon had planned to retire, and announced his retirement to the Company, effective October 31, 2008.  However the Company has agreed to retain Mr. Scanlon in employment with the Company through May 15, 2009, and Mr. Scanlon has agreed to defer his retirement in exchange for certain considerations. The Company agreed to pay Mr. Scanlon, on May 1, 2009, the amount of $144,354 in a single lump sum, as a retention bonus payment (“Retention Bonus”) whether or not Mr. Scanlon’s employment terminates on or prior to such date.  In addition, the Company agreed to provide Mr. Scanlon with continued health insurance coverage for Mr. Scanlon and his spouse for twelve (12) months following termination of his employment whenever such termination occurs.

Sales Agreements

On May 10, 2007, the Company entered into a purchase agreement with Envirosafe Industrial Services Corporation (“EnviroSafe”) whereby the Company sold to EnviroSafe two 10 ton-per-day (rated capacity), or TPD, and one 5 TPD (rated capacity) Plasma Converter Systems to process various solid, liquid and gaseous feeds, including hazardous waste for a total purchase price of $19,275,000.  On May 23, 2007, the Company received a down payment in the amount of $1,927,500, or 10% of the purchase price.  The remainder of the purchase price was scheduled to be paid in installments, the last of which is scheduled to be paid upon the issuance of a certificate of completion following installation of the Plasma Converter Systems.  The Company received aggregate payments under this sales agreement of $9,155,500 through October 31, 2008. As of October 31, 2008, payments aggregating $3,373,250 were past due. There can be no assurance that these payments or other payments contemplated by this contract will be made or that the Company will deliver the Plasma Converter Systems covered by this purchase agreement. Management of the Company has indicated that the delays in payment have been the result of a combination of factors, including the relocation of the installation site for the Plasma Converter Systems (as described below), changes to EnviroSafe’s business plans in connection with the relocation and the impact of the global economic crisis on EnviroSafe’s resources.

 Management of the Company has indicated that EnviroSafe elected to relocate the site of installation,  which has resulted in delays in fabricating and assembling the Plasma Converter Systems. The Company is completing those items in the fabrication and assembly process that can be completed within the requirements of imposed reduced resources.  On December 9, 2008, the Company announced that EnviroSafe acquired the new site where it plans to install the Plasma Converter Systems for its new Recycling and Energy-recovery, Environmental Center.  The Company has visited the new site and have been in discussions with EnviroSafe about revising the contract to change the final delivery date and payment schedule; however, the terms have not been finalized.  Management of the Company has indicated it currently expects the EnviroSafe project to continue forward with a delivery date targeted for late 2009.

Note 11 - Commitments and Concentrations, continued:

On August 10, 2007, the Company entered into a purchase agreement with a customer for the purchase of a Plasma Converter System for an aggregate sales price of $5,400,000.  Through October 31, 2008, the Company  received $1,350,000 in payments relating to this agreement. The balance of the purchase price is scheduled to be paid in installments. On March 5, 2008, the Company agreed to a revised payment schedule with the customer to extend the $540,000 payment originally due on May 15, 2008. The Company has not yet received this payment nor has this revised payment schedule been implemented  There can be no assurance that these payments or other payments contemplated by this contract will be made or that the Company will deliver the Plasma Converter Systems covered by this purchase agreement.  Management has indicated that the Company is currently in discussion with the customer with respect to a revised delivery schedule related to past due payments.

For both agreements referred to above, the down payment and installment payments received and accrued have been included as part of customer deposits and deferred revenue in the consolidated balance sheet. Final installments will be made upon the issuance of a certificate of completion if and when the installation of the PCSs has been completed. All amounts, other than the down payment, not paid by the customer within 30 days after such amounts become due and payable to the Company, shall bear interest as stated, not to exceed the maximum rate of interest allowed by applicable law.

  DOE Grant

                   The Company received a grant from the Department of Energy ("DOE") for the development of a Startech Hydrogen Production Project which includes the evaluation of the viability of integrated hydrogen production from waste materials. This program consists of two test phases which evaluate the potential hydrogen yield and volume which can be obtained from plasma converter gas (PCG).  Phase I was initiated in October 2004 and was completed by September 2005. Phase II was initiated in October 2005 and was completed during the third quarter of fiscal 2007. During this phase, the Company incorporated equipment enhancements and finalized the final test report providing technical test results to DOE. The grant is a reimbursement of expenses incurred in connection with the project and is recorded as other income in the statement of operations when received. For the fiscal year ended October 31, 2007, the Company received  $371,248  under this grant. The work produced under this grant was completed during the year ended October 31, 2007 with the issue of the Final Report and no additional income is anticipated.

Concentration of Credit Risk

                The Company's cash and cash equivalents consist of cash balances at one financial institution and short-term high quality liquid investments with maturities of less than thirty days. The short-term investments are high quality commercial paper, U.S. Treasury notes and U.S. Treasury bills. The cash balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At October 31, 2008, uninsured cash balances were approximately $4,000,000. The Company believes it is not exposed to any significant credit risk for cash.

Note 12 – Litigation and Other Contingencies:

On April 30, 2008, the Company received a letter from Plasco Energy Group Inc., or Plasco, indicating that Plasco filed a complaint against the Company in the United States District Court for the Southern District of Texas, Houston Division, alleging that the Company’s Plasma Converter System infringes upon January 1994 U.S. patent entitled “Municipal Solid Waste Disposal Process” issued to Carter and Tsangaris of Ottawa, Canada.  On June 13, 2008, the Complaint was dismissed, without prejudice, by the United States District Court for the Southern District of Texas.  In addition, despite the fact that the Company is confident that it does not infringe on Plasco's patent, the Company has obtained assurance from Plasco's counsel that Plasco has agreed not to sue the Company for infringement of the patent.

In addition to the matters noted above, the Company is a party to one or more claims or disputes which may result in litigation. The Company’s management does not, however, presently expect that any such matters will have a material adverse effect on the Company’s business, financial condition or results of operations.

Note 13 – Employee Benefit Plan:

                The Company sponsors an employee savings plan designed to qualify under Section 401(k) of the Internal Revenue Code. This plan is for all full-time employees who have completed 30 days of service. Company contributions are made in the form of shares of common stock at the prevailing current market price and vest equally over an employee’s initial three-year service period, after which the employee is fully vested in all Company contributions. The Company will match the first ten percent of the employee contribution on a dollar for dollar basis up to the maximum contribution allowed under Internal Revenue Code. Contributions for the years ended October 31, 2008 and 2007 were $114,791 and $78,403 respectively. These contributions were paid through the issuance of 117,432 and 37,834, shares of common stock, respectively.

On May 2, 2008, the Company issued 150,000 shares of its common stock, valued at $180,000, to its 401(k) plan as a non-discretionary contribution to the 401(k) plan participants.

Note 14 – Subsequent Events:

Common Stock Issued

               Subsequent to October 31, 2008, the Company issued 78,029 shares of its common stock valued at $25,074 into its 401(k) plan as a matching contribution.

On January 15, 2009, the Company issued 200,000 shares of its common stock, valued at $66,000, to its 401(k) plan as a non-discretionary contribution to the 401(k) plan participants.

Distributorship Agreement

On January 23, 2009, the Company announced the appointment of EKOBASE d.o.o. of  Gorenje Blato 103, 1291 Skofljica, Slovenia, as its exclusive distributor for the Republic of Slovenia, the Republic of Croatia, the Federation of Bosnia-Herzegovina, the Republic of Serbia, the Republic of Macedonia, the Republic of Montenegro and also the Republic of Austria.

The Company received a cash payment of $250,000 in connection with the distributorship agreement, which also requires EKOBASE to purchase certain  Startech Plasma Converter Systems during the following years as a minimum requirement to maintain the possession of the distributorship rights.

STARTECH ENVIRONMENTAL CORPORATION
Condensed Consolidated Balance Sheets

	January 31, 2009 (Unaudited)	October 31, 2008
ASSETS
Current assets:

Cash and cash equivalents	$3,653,289	$4,658,169
Accounts receivable	3,373,250	3,373,250
Note receivable	–	385,000
Inventories	4,829,119	4,696,284
Prepaid expenses and other current assets	185,766	183,266

Total current assets	12,041,424	13,295,969

Equipment and leasehold improvements, net	2,024,108	2,066,802

Other assets	60,016	60,016

Total current assets	$14,125,548	$15,422,787

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities:

Accounts payable and accrued expenses	$238,908	$493,656
Customer deposits and deferred revenue	15,451,156	15,586,156

Total liabilities	$15,690,064	$16,079,812

Commitment and contingencies

Stockholders’ equity
Preferred stock, no par value, 10,000,000 shares authorized;	–	–
Common stock, no par value; 800,000,000 shares authorized;
23,618,236 issued and outstanding at January 31, 2009 and
23,340,207 issued and outstanding at October 31, 2008	34,327,981	34,232,892
Additional paid-in capital	5,668,397	5,668,397
Deferred leasing costs	–	(19,726)
Accumulated deficit	(41,560,894)	(40,538,588)

Total stockholders’ deficiency	(1,564,516)	(657,025)

Total liabilities and stockholders’ deficiency	$14,125,548	$15,422,787

See notes to these condensed consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ending
	January 31,	January 31,
	2009	2008

Revenue	$-	$107,988

Cost of revenue	-	103,048

Gross profit	-	4,940

Operating expenses:

Selling expenses	178,858	191,644
Research and development expenses	47,543	51,115
General and administrative expenses	746,512	1,214,733
Depreciation and amortization expenses	58,386	55,235

Total operating expenses	1,031,299	1,512,727

Loss from operations	(1,031,299)	(1,507,787)

Interest income	8,993	107,352

Net loss	$(1,022,306)	$(1,400,435)

Per share data:
Net loss per share - basic and diluted	$(0.04)	$(0.06)

Weighted average common shares
outstanding - basic and diluted	23,412,121	23,077,598

See notes to these condensed consolidated financial statements.

STARTECH ENVIRONMENTAL CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
	January 31, 2009	January 31, 2008

Cash flows from operating activities:
Net loss	$(1,022,306)	$(1,400,435)
Adjustments to reconcile net loss to
net cash used in operating activities:
Stock based compensation	-	84,300
401(k) match through issuance of common stock	95,089	26,399
Depreciation and amortization	58,386	55,235
Amortization of deferred leasing costs	19,726	59,175
Changes in operating assets and liabilities:
Accounts receivable	-	(557,000)
Vendor deposits	-	(646,000)
Prepaid expenses and other current assets	(2,500)	(25,794)
Inventories	(132,835)	(265,703)
Other assets	-	26,902
Accounts payable and accrued expenses	(254,748)	283,368
Customer deposits and deferred revenue	250,000	1,894,512

Net cash used in operating activities	(989,188)	(465,041)

Cash flows used in investing activities:
Purchase of equipment	(15,692)	(51,534)

Net decrease in cash and cash equivalents	(1,004,880)	(516,575)

Cash and cash equivalents, beginning	4,658,169	11,612,863

Cash and cash equivalents, ending	$3,653,289	$11,096,288

See notes to these condensed consolidated financial statements.

STARTECH  ENVIRONMENTAL CORPORATION
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation and Going Concern.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Startech Environmental Corporation (the “Company” or “Startech”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. In the opinion of management, such statements include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company’s financial position, results of operations and cash flows at the dates and for the periods indicated. Pursuant to the requirements of the Securities and Exchange Commission (the “SEC”) applicable to interim financial statements, the accompanying financial statements do not include all the disclosures required by GAAP for annual financial statements. While the Company believes that the disclosures presented are adequate to make the information not misleading, these unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s financial statements for the fiscal years ended October 31, 2008, and 2007, included elsewhere in this registration statement. Operating results for the three months ended January 31, 2009 are not necessarily indicative of the results that may be expected for the full fiscal year ending October 31, 2009, or any other interim period.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business.  The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values.  The Company has no significant revenue, has suffered significant recurring operating losses and needs to raise additional capital in order to be able to accomplish its business plan objectives. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company incurred a net loss of $1,022,306 during the three months ended January 31, 2009.  For the three months ended January 31, 2009, net cash used by operating activities was $989,188.  As of January 31, 2009, the Company had cash and cash equivalents of $3,653,289 and had negative working capital of $3,648,640. The Company has historically obtained funds to operate its business through the sale of equity and debt instruments, through the receipt of installment payments in respect of sales of its products and the receipt of payments in connection with entering into distributorship agreements.  During the three months ended January 31, 2009 the Company received a payment of $250,000 in connection with a Distribution Agreement from an entity. The Company has been and continues to be dependent upon the deposits and installment payments from the execution of distributorship agreements, sales of its products and sales of its securities.

The Company’s ability to continue to operate as a going concern depends on its ability to generate sufficient revenue from the sale of its products, payments in connection with entering into distributorship agreements and/or the receipt of additional capital from one or more financing sources.  Due to the fact that the Company has been unsuccessful in consummating additional sales of its products or otherwise raising additional capital, it has relied on a portion of the funds the Company received as non-refundable customer deposits in connection with the two sales agreements for products (see Note 6) to cover operating expenses.  Management is continuing its efforts to sell the Company’s products and to secure additional funds through the receipt of additional capital.  However, there can be no assurance that the Company will be able to sell its products or that the Company will be able to raise additional capital on terms acceptable to it or at all.  If the Company is unable to sell its products or raise additional capital, the Company will be forced to utilize the remaining balance of its non-refundable customer deposits to remain a viable entity and accordingly, the Company might need to significantly restrict or discontinue its operations.

Note 2 – Summary of Certain Significant Accounting Policies.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R. Stock-based compensation expense for all share-based payment awards is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term.

Net Loss Per Share of Common Stock

Basic net loss per share excludes dilution for potentially dilutive securities and is computed by dividing net loss attributable to holders of shares of common stock by the weighted average number of shares of common stock outstanding during the period.  Diluted loss per share reflects the potential dilution that could occur if securities or other instruments to issue shares of common stock were exercised or converted into shares of common stock.  Potentially dilutive securities realizable from the exercise of options and warrants aggregating 8,855,966 and 11,163,121 at January 31, 2009 and 2008, respectively, are excluded from the computation of diluted loss per share as their inclusion would be anti-dilutive.

Note 3 — Note Receivable.

On October 25, 2006, the Company received a promissory note from Global Tech in the principal amount of $385,000 in conjunction with a sales agreement. As part of the agreement, the Company was scheduled to receive payment on or before September 15, 2007, but the payment was never received.  Global Tech has since requested multiple extensions, each of which has been granted by the Company, the latest of which called for monthly installment payments of $50,000 beginning November 1, 2008, and concluding with a final payment of $135,000 on April 30, 2009.  On January 31, 2009, the Company notified Global Tech they were in violation of the note receivable agreement and wrote off the note with a corresponding reduction of Customer Deposits and Deferred Revenue.

Note 4 – Inventories.

Inventories consist of raw materials and work-in-process and are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.  Inventories consist of the following:

	January 31, 2009	October 31, 2008
Raw materials	$98,125	$112,841
Work-in-process	4,730,994	4,583,443

	$4,829,119	$4,696,284

Note 5 — Stockholders’ Equity.

Common Stock

The Company sponsors an employee savings plan designed to qualify under Section 401(k) of the Internal Revenue Code. This plan is for all full-time employees who have completed 30 days of service. Contributions by the

Note 5 - Stockholders Equity, continued:

Company are made in the form of shares of common stock at the prevailing current market price and vest equally over an employee’s initial three-year service period. The Company matches the first ten percent of an employee’s contributions on a dollar-for-dollar basis, up to the maximum contribution allowed under the Internal Revenue Code. Contributions for the three months ended January 31, 2009 and 2008 were $29,089, and $26,399, respectively. These contributions were, or will be, made through the issuance of 78,029 and 15,900 shares of common stock, respectively.

On January 20, 2009, the Company issued 200,000 shares of its common stock, valued at $66,000, to its 401(k) plan as a non-discretionary contribution to the 401(k) plan participants.

Stock Options

For the three months ended January 31, 2009 and 2008, the Company incurred aggregate stock-based compensation expense of $0 and $84,300, respectively. As of January 31, 2009, the total unrecognized compensation costs on non-vested options are $0.

A summary of option activity for the three months ended January 31, 2009 are as follows:

	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at November 1, 2008	1,776,000	$4.69
Granted	--	--
Exercised	--	--
Forfeited	(108,000)	2.48
Expired	--	--
Outstanding at January 31, 2009	1,668,000	$4.99	$ --
Exercisable at January 31, 2009	1,668,000	$4.99	$--

Note 6 – Commitments and Contingencies.

Sales Agreements

On May 10, 2007, the Company entered into a purchase agreement with EnviroSafe Industrial Services Corporation (“EnviroSafe”) whereby the Company sold to EnviroSafe two 10 ton-per-day (rated capacity), or TPD, and one 5 TPD (rated capacity) Plasma Converter Systems to process various solid, liquid and gaseous feeds, including hazardous waste for a total purchase price of $19,275,000.  On May 23, 2007, the Company received a down payment in the amount of $1,927,500, or 10% of the purchase price.  The remainder of the purchase price was scheduled to be paid in installments, the last of which is scheduled to be paid upon the issuance of a certificate of completion following installation of the Plasma Converter Systems.  The Company received aggregate payments under this sales agreement of $9,155,500 through January 31, 2009. As of January 31, 2009, payments aggregating $3,373,250 were past due. There can be no assurance that these payments or other payments contemplated by this contract will be made or that the Company will deliver the Plasma Converter Systems covered by this purchase agreement. Management of the Company has indicated that the delays in payment have been the result of a combination of factors, including the relocation of the installation site for the Plasma Converter Systems (as described below), changes to EnviroSafe’s business plans in connection with the relocation and the impact of the global economic crisis on EnviroSafe’s resources.

Management of the Company has indicated that EnviroSafe elected to relocate the site of installation, which has resulted in delays in fabricating and assembling the Plasma Converter Systems. The Company is completing those items in the fabrication and assembly process that can be completed within the requirements of imposed reduced resources. On December 9, 2008, the Company announced that EnviroSafe acquired the new site where it plans to install the Plasma Converter Systems for its new Recycling and Energy-recovery, Environmental Center. The Company has visited the new site and have been in discussions with EnviroSafe about revising the contract to change the final delivery date and payment schedule; however, the terms have not been finalized. Management of the Company has indicated it currently expects the EnviroSafe project to continue forward with a delivery date targeted for late 2009.

Note 6 – Commitments and Contingencies, continued:

On August 10, 2007, the Company entered into a purchase agreement with a customer for the purchase of a Plasma Converter System for an aggregate sales price of $5,400,000.  Through January 31, 2009, the Company  received $1,350,000 in payments relating to this agreement. The balance of the purchase price is scheduled to be paid in installments. On March 5, 2008, the Company agreed to a revised payment schedule with the customer to extend the $540,000 payment originally due on May 15, 2008. The Company has not yet received this payment nor has this revised payment schedule been implemented  There can be no assurance that these payments or other payments contemplated by this contract will be made or that the Company will deliver the Plasma Converter Systems covered by this purchase agreement.  Management has indicated that the Company is currently in discussion with the customer with respect to a revised delivery schedule related to past due payments.

For both agreements referred to above, the down payment and installment payments received and accrued have been included as part of customer deposits and deferred revenue in the consolidated balance sheet. Final installments will be made upon the issuance of a certificate of completion if and when the installation of the PCSs has been completed. All amounts, other than the down payment, not paid by the customer within 30 days after such amounts become due and payable to the Company, shall bear interest as stated, not to exceed the maximum rate of interest allowed by applicable law.

On January 23, 2009, the Company entered into an agreement with an entity, as its exclusive distributor for the Republic of Slovenia, the Republic of Croatia, the Federation of Bosnia-Herzegovina, the Republic of Serbia, the Republic of Macedonia, the Republic of Montenegro and also the Republic of Austria. The Company received a cash payment of $250,000 on January 23, 2009 in connection with this agreement, which also requires the entity to purchase certain Plasma Converter Systems during the following years as a minimum requirement to maintain the possession of the distributorship rights.

Operating Leases

The Company leases office space, equipment, computers and vehicles under non-cancelable operating leases through 2009.

The Company's corporate headquarters is located at 88 Danbury Road, Wilton, Connecticut 06897-2525 where the Company leases 5,612 square feet of office space. The lease provides for monthly base rent payments of $11,224 through December 2011, when the lease expires, subject to the Company’s option to extend it for another three years on substantially the same terms.  On December 4, 2006, in connection with the execution of the lease agreement, the Company issued a warrant to the landlord to purchase 200,000 shares of common stock at an exercise price of $3.00 per share, valued at approximately $473,000 using the Black-Scholes model.  These deferred leasing costs are being amortized over the life of the lease. These warrants are scheduled to expire on December 4, 2011. During the three months ended January 31, 2009 and 2008, the Company recognized $19,726 and $59,175 respectively, as amortization of deferred leasing costs.

The Company's product showroom is located in Bristol, Connecticut, where the Company currently leases 16,291 square feet of office space. On July 13, 2007, the Company signed an amendment to the original lease agreement whereby the Company increased the rented space and extended the lease such that the expiration is now June 15, 2009.  The current lease provides for monthly base rent payments of $8,145.

The Company's manufacturing facility is located in Bristol, Connecticut, where the Company leases 30,000 square feet of manufacturing space. The lease provided for monthly base rent payments of $5,775 through the December 31, 2007 expiration date.  The lease arrangement is currently on a month-to-month basis for a rent payment of $4,775 per month.

Note 6 – Commitments and Contingencies, continued:

The following table shows the Company's future lease commitments under its operating leases:

For the fiscal years ended October 31,	Annual Rent
2009	$137,669
2010	134,688
2011	134,688
2012	22,448
Total	$429,493

Concentration of Credit Risk

The Company’s cash and cash equivalents consist of cash balances at one financial institution and short-term liquid investments including commercial paper, U.S. Treasury notes and U.S. Treasury bills with maturities of less than 30 days. From time to time, the Company’s balances may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation insurance limits. The Company does not believe it is exposed to any significant credit risk for cash.

Note 7 – Subsequent Event.

Common Stock Issuances

Subsequent to January 31, 2009 the Company issued 53,191 shares of its common stock valued at $18,085 to its 401(k) plan as a matching contribution.

No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

4,360,132 Shares of Common Stock

PROSPECTUS

STARTECH ENVIRONMENTAL CORPORATION

______________, 2009

You should rely only on information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The selling securityholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, except as required by law.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration fee	$917.27	*
Accounting fees	$19,000.00
Legal fees	$55,000.00
Printing, engraving and mailing fees	$1,500.00
Transfer agent and registrar fees	$1,500.00
Blue Sky fees and expenses	$1,000.00
Miscellaneous expenses	$2,500.00
TOTAL	$81,417.27

* A filing fee of $917.27 was previously paid in connection with and at the time of the filing of the initial registration statement relating to the shares.

Item 14.  Indemnification of Directors and Officers.

         Article VII of our articles of incorporation provides as follows:

“A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability to the corporation or to its shareholders for monetary damages for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7 – 5-114 of the Colorado Corporation Code; or (iv) any transaction from which the director derived an improper personal benefit.

If the Colorado Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code, as so amended.

Any repeal or modification of the foregoing provisions of this Article by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation in respect of any acts or omissions of a director occurring prior to the time of this repeal or modification.”

In addition, by separate agreement, we have indemnified our officers to the same extent as the directors are indemnified in the articles of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as our directors, officers or persons controlling the registrant pursuant to the registrant’s Amended Articles of Incorporation, By-Laws, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in connection with the securities being registered), is asserted by such director, officer or controlling person, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

During the three months ended January 31, 2009 and the fiscal years ended October 31, 2006, 2007 and 2008, the securities identified below were sold or issued by us without registration under the Securities Act.  Unless otherwise noted below, these securities were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act as not involving any public offering.

Claims of these exemptions are based upon the following: (1) all of the purchasers in these transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in our company, were able to bear the economic risk of an investment in our company, had access to or were furnished with the kinds of information that registration under the Securities Act would have provided and acquired securities for their own accounts in transactions not involving any general solicitations or advertising, and not with a view to the distribution thereof; (2) a restrictive legend was placed on each certificate evidencing the securities; and (3) each purchaser acknowledged in writing that he or she knew the securities were not registered under the Securities Act or any State securities laws, and are restricted securities as that term is defined in Rule 144 under the Securities Act, that the securities may not be offered for sale, sold or otherwise transferred within the United States and, except pursuant to an effective registration statement under the Securities Act and any applicable State securities laws, or pursuant to any exemption from registration under the Securities Act, the availability of which is to be established to our satisfaction.

Fiscal Year Ended October 31, 2006

On November 22, 2005, we entered into the SICAV ONE Stock Purchase Agreement and SICAV TWO Stock Purchase Agreement with Mercatus & Partners, Limited, or Mercatus.  Pursuant to these agreements, we agreed to sell Mercatus an aggregate of 2,716,900 shares of our common stock for an aggregate purchase price of $5,000,000.  In connection with the purchase agreements, we agreed to pay to e3 Energy Company a one-time finder’s fee consisting of the following: (a) five year warrants to purchase shares of our common stock for cash in an amount equal to 5% of the number of shares issued to Mercatus pursuant to the purchase agreements at an exercise price per share of $3.00, which warrants were not to be exercisable for a period of one year following the date of issuance, (b) a cash fee equal to 5% of the gross proceeds raised pursuant to the Mercatus purchase agreements, and (c) restricted shares of our common stock in an amount equal to 5% of the number of shares issued to Mercatus pursuant to the purchase agreements.  These issuances were exempt from registration by virtue of Regulation S of the Securities Act, because Mercatus is not a U.S. Person (as defined under Regulation S) and was not purchasing the shares of our common stock for the account or benefit of a U.S. Person, the purchase was to be made in an “offshore transaction” and there were no “directed selling efforts” in the United States.  Mercatus had up to thirty days from the date of the delivery of the shares to Brown Brothers Harriman, the custodial bank, to tender the purchase price to us.  The shares were placed in escrow in November 2005.  We did not receive any proceeds pursuant to the agreements.  In November 2006, the shares of our common stock were returned to us and the transactions contemplated by the agreements were not consummated.

On January 29, 2006, we issued 120,000 shares of our common stock to an investor in connection with the exercise of warrants to purchase shares of our common stock.  The exercise price of these warrants was $1.80 per share, resulting in net proceeds to us of $216,000.

On May 23, 2006, we entered into a Stock Purchase and Registration Rights Agreement, also referred to herein as the FB Agreement, with FB U.S. Investments, L.L.C., also referred to herein as the FB Investor, pursuant to which the FB Investor purchased 1,300,000 shares of our common stock for aggregate gross proceeds of $2,600,000.  In addition to the shares of our common stock, we issued to the FB Investor warrants to purchase an aggregate of 2,600,000 additional shares of our common stock, also referred to herein as the FB Investor Warrants.  These warrants expire on May 23, 2009. Pursuant to the FB Agreement, we granted the FB Investor piggyback registration rights with respect to the shares of our common stock purchased by the FB Investor as well as the shares of our common stock issuable upon exercise of the FB Investor Warrants. In addition, we issued 65,000 shares of our common stock valued at $130,000, 65,000 warrants to purchase shares of our common stock at an exercise price of $5.00 per share, 65,000 warrants to purchase shares of our common stock at an exercise price of $6.00 per share, and paid a cash fee to the placement agent of $130,000 with respect to this transaction.  None of these warrants have been exercised as of the date of this registration statement.

In addition, during fiscal 2006, we issued 31,340 shares of our common stock to our 401(k) plan in payment of our matching contribution for the fiscal year ended October 31, 2006.

Fiscal Year Ended October 31, 2007

On December 4, 2006, in connection with a lease agreement for our new headquarters location at 88 Danbury Road, Wilton, CT 06897, we issued a warrant to purchase 200,000 shares of our common stock at an exercise price of $3.00 per share to the landlord, 88 Danbury Road LLC.  These warrants are scheduled to expire on December 4, 2011.  None of these warrants have been exercised as of the date of this registration statement.

On March 12, 2007, we issued 25,000 shares of common stock to Lane Capital Markets for services rendered.

On March 13, 2007, we issued and sold 208,334 shares of our common stock to FB U.S. Investments, L.L.C. for net proceeds of $500,002.  In addition, we issued to FB U.S. Investments, L.L.C. warrants to purchase 208,334 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase an additional 208,334 shares of our common stock at an exercise price of $4.40 per share. In addition, we issued 20,834 shares of common stock, warrants to purchase 20,834 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 20,834 shares of common stock at an exercise price of $4.40 per share to FB U.S. Investments, L.L.C., as placement agent, in connection with this transaction. These warrants will expire on March 9, 2010.  None of these warrants have been exercised as of the date of this registration statement.

On March 16, 2007, we issued and sold 108,000 shares of our common stock to Paradigm Group II LLC in exchange for net proceeds of $259,200.  We also issued to Paradigm Group II LLC warrants to purchase 108,000 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase an additional 108,000 shares of our common stock at an exercise price of $4.40 per share. In addition, we granted 12,000 shares of common stock, warrants to purchase 12,000 shares of common stock at an exercise price of $3.40 per share and warrants to purchase 12,000 shares of common stock at an exercise price of $4.40 per share to Paradigm Group II LLC, as placement agent, in connection with this transaction. These warrants will expire on March 13, 2010. None of these warrants have been exercised as of the date of this registration statement.

On March 21, 2007, we issued and sold 231,482 shares of our common stock to Nutmeg Mercury Fund LLP, or Nutmeg, in exchange for gross proceeds of $555,555.  We also issued to the investor warrants to purchase 231,482 shares of our common stock at an exercise price of $3.40 per share and warrants to purchase an additional 231,482 shares of our common stock at an exercise price of $4.40 per share.  These warrants will expire on March 19, 2010.  None of these warrants have been exercised as of the date of this registration statement.  In addition, we paid a commission in the amount of $55,555 in cash as a finder’s fee.

On April 11, 2007, we entered into a Securities Purchase Agreement with Yorkville, or the 2007 Yorkville SPA. We issued and sold to Yorkville 833,333 shares of our common stock at a price per share of $2.40, for an aggregate purchase price of $2,000,000. In connection with the issuance of the our common stock, we issued to Yorkville a Class A warrant and a Class B warrant, each warrant entitling Yorkville to purchase 833,333 shares of our common stock at an exercise price per share of $3.40 and $4.40 respectively.  The exercise price of the warrants is subject to downwards adjustment upon the occurrence of certain events, including if we subsequently sell shares of our common stock for a consideration per share less than $2.70, in which case the exercise price is adjusted to such consideration per share.  As described below, on May 10, 2007 we sold our common stock for a consideration per share of $2.20, at which time the exercise price of all of these warrants to purchase an aggregate of 1,666,666 shares of our common stock were adjusted to an exercise price of $2.20 per share.  The warrants expire on April 11, 2011.   None of these warrants have been exercised as of the date of this registration statement.  In connection with the 2007 Yorkville SPA, we paid an origination fee to Yorkville, which origination fee was paid in the form of 41,666 shares of our common stock and a cash payment of $95,000.

On April 11, 2007, we entered into a new Standby Equity Distribution Agreement, or the 2007 SEDA, with Yorkville. Pursuant to the 2007 SEDA, we may, at our discretion, periodically sell to Yorkville shares of our common stock for a total purchase price of up to $10 million. For each share of our common stock purchased under the 2007 SEDA, Yorkville will pay us 96% of the lowest closing bid price of our common stock, on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five trading days immediately following the notice date. Yorkville will also retain 5% of the amount of each advance under the 2007 SEDA. Yorkville’s obligation to purchase shares of our common stock under the 2007 SEDA is subject to certain conditions, including us obtaining an effective registration statement for shares of our common stock sold under the 2007 SEDA and is limited to the greater of (A) $250,000 per five trading days or (B) the average daily dollar value of our common stock for the five trading days immediately preceding the date we send each notice for an advance as determined by multiplying the volume weighted average price of our common stock for such period by the average daily volume over the same period. We paid to a placement agent $5,000 as a placement agent fee under a Placement Agent Agreement relating to the 2007 SEDA.  Currently, the registration statement covering the resale of shares of common stock issuable under the 2007 SEDA has not been filed and the 2007 SEDA is not available for use.

On May 10, 2007, we entered into a Stock Purchase Agreement with Francisco J. Rivera Fernandez, or FRF, for the private placement of our common stock, pursuant to which we issued and sold to FRF 700,000 restricted shares of our common stock and warrants exercisable into an aggregate of 1,400,000 restricted shares, of which 700,000 of such warrants were issued at an exercise price of $3.40 per share and the other 700,000 of such warrants were issued at an exercise price of $4.40 per share.  The warrants are exercisable as of the date of issuance and expire on May 11, 2010.  We granted FRF piggyback registration rights with respect to the shares of our common stock issued or issuable upon the exercise of the warrants.  None of these warrants has been exercised as of the date of this registration statement.

In addition, during fiscal 2007, we issued 37,834 shares of our common stock to our 401(k) plan in payment of our matching contribution for the fiscal year ended October 31, 2007.

Fiscal Year Ended October 31, 2008

We issued 117,432 shares of our common stock to our 401(k) plan in payment of our matching contribution for the year ended October 31, 2008.  In addition, on May 2, 2008, we issued 150,000 shares of our common stock to our 401(k) plan as a special award to the 401(k) plan participants.

On May 6, 2008, we reduced to writing our prior oral agreements with Yorkville whereby Yorkville agreed to waive the anti-dilution provisions in the September 15, 2005 warrants (which expired on September 15, 2008) as they relate to the private placement of shares of our common stock that occurred subsequent to September 15, 2005 at a price per share below $2.53, which issuance would have resulted in downward adjustments to the exercise price of those warrants to $1.88 per share and an increase in the number of shares issuable upon exercise of those warrants to 874,734 shares of our common stock.  In consideration of this written agreement, we agreed to issue to Yorkville new warrants to purchase 30,000 shares of our common stock at an exercise price of $1.50 per share. These warrants will expire three years from the date issued and will have substantially the same terms as the warrants issued on September 15, 2005, except that the full-ratchet anti-dilution rights expired on September 15, 2008.

Three Months Ended January 31, 2009

On January 20, 2009, we issued 200,000 shares of our common stock to our 401(k) plan as a non-discretionary contribution to the 401(k) plan participants.  Contributions were made during the three months ended January 31, 2009 through the issuance of 78,029 shares of common stock.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
2	Agreement and Plan of Reorganization between the Company and Kapalua Acquisitions, Inc. dated November 17, 1995 (8)

3(i).1	Articles of Incorporation of the Company (9)

3(i).2	Articles of Amendment to the Articles of Incorporation (1)

3(ii).1	Amended and Restated Bylaws of the Company (5)

4.1	Form of Common Stock Certificate (1)

4.2	Form of Convertible Preferred Stock Certificate (1)

4.3	Form of Warrant Agreement (1)

4.4	2000 Stock Option Plan (1)†

4.5	1995 Non-qualifying Stock Option Plan (10) †

4.6	Warrant to Purchase Common Stock dated December 4, 2004 issued by the Company to Trenwith Securities, LLC (16)

4.7	Warrant to Purchase Common Stock dated June 10, 2005 issued by the Company to Petr Lisa (16)

4.8	Warrant to Purchase Common Stock dated June 29, 2005 issued by the Company to Financial Alchemy, LLC (16)

4.9	Warrant to Purchase Common Stock dated June 7, 2005 issued by the Company to Robert Vujea (16)

4.10	Warrant to Purchase Common Stock dated May 26, 2005 issued by the Company to Financial Alchemy LLC (16)

4.11	Warrant to Purchase Common Stock dated August 11, 2005 issued by the Company to Nutmeg Environmental, LP (16)

4.12	Warrant to Purchase Common Stock dated September 15, 2005 issued by the Company to YA Global Investments, L.P. (formerly Cornell Capital Partners LP) (6)

4.13	Warrant to Purchase Common Stock dated September 20, 2005 issued by the Company to Nutmeg Environmental, L.P. (16)

4.14	Warrant to Purchase Common Stock dated May 23, 2006 issued by the Company to F.B. U.S. Investments, L.L.C (14)

4.15	Warrant to Purchase Common Stock dated December 11, 2006 issued by the Company to 88 Danbury Road LLC (16)

4.16	Warrant to purchase Common Stock dated March 9, 2007, issued by the Company to F.B. U.S. Investments, L.L.C. (17)

4.17	Warrant to purchase Common Stock dated March 13, 2007, issued by the Company to Paradigm Group II, LLC (17)

4.18	Warrant to purchase Common Stock dated March 21, 2007, issued by the Company to Nutmeg Mercury Fund LLP (17)

4.19	Class A Warrant to Purchase Common Stock dated April 11, 2007 issued by the Company to YA Global Investments, L.P. (formerly Cornell Capital Partners LP) (11)

4.20	Class B Warrant to Purchase Common Stock dated April 11, 2007 issued by the Company to YA Global Investments, L.P. (formerly Cornell Capital Partners LP) (11)

4.21	Warrant to Purchase Common Stock dated May 11, 2007 issued by the Company to Francisco J. Rivera Fernandez (13)

4.22	Warrant to Purchase Common Stock dated May 6, 2008 issued by the Company to YA Global Investments, L.P. (formerly Cornell Capital Partners, LP) (16)

5.1	Opinion of Schuchat, Herzog & Brenman, LLC *

10.1	Form of Distributor Agreement (2)

10.2	License of Technology Agreement dated November 29, 1999 between the Company and Media and Process Technology Inc. (2)

10.3	Lease Agreement dated December 4, 2006 between the Company and 88 Danbury Road LLC (17)

10.4	Restated Amendment No. 1 to Indenture of Lease dated July 13, 2007 between the Company and WE 190 Century Drive LLC (17)

10.5	Separation Agreement dated as of August 27, 2003 between the Company and Kevin M. Black (3) †

10.6	Employment Agreement dated as of January 1, 2004 between the Company and Joseph F. Longo (4) †

10.7	First Amendment to Employment Agreement dated as of January 28, 2008 between the Company and Joseph F. Longo (17) †

10.8	Retention Agreement, dated November 20, 2008 and effective January 1, 2009, by and between the Company and Peter J. Scanlon (19) †

10.9	Purchase Agreement between the Company and Mihama, Inc. (16)

10.10	Purchase Agreement dated as of May 10, 2007 between the Company and Envirosafe Industrial Services Corporation (12)

10.11	Notice of Financial Assistance Award with the U.S. Department of Energy (16)

10.12	Stock Purchase and Registration Rights Agreement dated as of July 18, 2003 between the Company and Northshore Asset Management, LLC (3)

10.13	Stock Purchase Agreement dated as of July 22, 2003 between the Company and Northshore Asset Management, LLC (3)

10.14	First Amendment to Stock Purchase Agreement dated as of July 30, 2003 between the Company and Northshore Asset Management, LLC (3)

10.15	Form of Stock Purchase and Registration Rights Agreement dated as of January 22, 2004 between the Company and the Purchasers identified therein (15)

10.16	Stock Purchase and Registration Rights Agreement dated as of November 1, 2004 between the Company and Financial Alchemy, LLC (16)

10.17	Stock Purchase and Registration Rights Agreement dated as of December 8, 2004 between the Company and Ann Ritson (16)

10.18	Stock Purchase and Registration Rights Agreement dated as of May 26, 2005 between the Company and Financial Alchemy, LLC (16)

10.19	Stock Purchase and Registration Rights Agreement dated as of June 7, 2005 between the Company and Robert Vujea (16)

10.20	Stock Purchase and Registration Rights Agreement dated as of June 10, 2005 between the Company and International Plasma Sales Group, LLC (16)

10.21	Stock Purchase and Registration Rights Agreement dated as of June 29, 2005 between the Company and Financial Alchemy, LLC (16)

10.22	Stock Purchase and Registration Rights Agreement dated as of August 11, 2005 between the Company and Nutmeg Environmental, L.P. (16)

10.23	Investor Registration Rights Agreement dated as of September 15, 2005 between YA Global Investments, L.P. (formerly Cornell Capital Partners LP) and the Company (6)

10.24	Securities Purchase Agreement dated as of September 15, 2005 between YA Global Investments, L.P. (formerly Cornell Capital Partners LP) and the Company (6)

10.25	Standby Equity Distribution Agreement dated as of September 15, 2005 between the Company and YA Global Investments, L.P. (formerly Cornell Capital Partners LP) (6)

10.26	Stock Purchase and Registration Rights Agreement dated as of September 20, 2005 between the Company and Nutmeg Environmental, L.P. (16)

10.27	Amended and Restated Placement Agent Agreement dated October 18, 2005 by and among the Company, YA Global Investments, L.P. (formerly Cornell Capital Partners LP) and Monitor Capital, Inc. (7)

10.28	Amendment No. 1 to Securities Purchase Agreement dated as of October 18, 2005 between YA Global Investments, L.P. (formerly Cornell Capital Partners LP) and the Company (7)

10.29	Amendment No. 1 to Investor Registration Rights Agreement dated as of October 18, 2005 between YA Global Investments, L.P. (formerly Cornell Capital Partners LP) and the Company (7)

10.30	SICAV ONE Stock Purchase Agreement dated as of November 22, 2005 between the Company and Mercatus & Partners Limited (18)

10.31	SICAV TWO Stock Purchase Agreement dated as of November 22, 2005 between the Company and Mercatus & Partners Limited (18)

10.32	Stock Purchase and Registration Rights Agreement dated as of May 23, 2006 between the Company and F.B. U.S. Investments, L.L.C. (14)

10.33	Stock Purchase and Registration Rights Agreement dated as of March 9, 2007 between the Company and F.B. U.S. Investments, L.L.C. (17)

10.34	Stock Purchase and Registration Rights Agreement dated as of March 13, 2007 between the Company and Paradigm Group II, LLC (17)

10.35	Stock Purchase and Registration Rights Agreement dated as of March 19, 2007 between the Company and Nutmeg Mercury Fund LLP (17)

10.36	Standby Equity Distribution Agreement dated April 11, 2007 between the Company and YA Global Investments, L.P. (formerly Cornell Capital Partners LP) (11)

10.37	Securities Purchase Agreement dated as of April 11, 2007 between YA Global Investments, L.P. (formerly Cornell Capital Partners LP) and the Company (11)

10.38	Registration Rights Agreement dated as of April 11, 2007 between YA Global Investments, L.P. (formerly Cornell Capital Partners LP) and the Company (11)

10.39	Stock Purchase and Registration Rights Agreement dated as of May 10, 2007 between the Company and Francisco J. Rivera Fernandez (13)

10.40	Purchase Agreement dated as of August 10, 2007 between the Company and Plasma Processing Technologies Limited (21)

10.41	Purchase Agreement dated as of March 5, 2008 between the Company and waste2greenenergy Ltd. (21)

21.1	List of Subsidiaries *

23.1	Consent of Marcum & Kliegman LLP, its independent registered public accountants. *

23.2	Consent of Schuchat, Herzog & Brenman, LLC (see Exhibit 5.1).

24	Power of Attorney (20)

* Filed herewith.

† Denotes a compensatory plan, contract or arrangement, in which the Company’s directors or executive officers may participate.

(1)	Incorporated by reference to the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on April 27, 2000, File No. 333-35786.

(2)
Incorporated by reference to Amendment No 1. to the Company's Registration Statement, as filed with the Securities and Exchange Commission on Form S-1/A filed on July 7, 2000, Commission File No. 333-35786.

(3)	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2003, as filed with the Securities and Exchange Commission on September 15, 2003.

(4)	Incorporated by reference to the Company's Current Report on Form 8-K dated August 13, 2004, as filed with the Securities and Exchange Commission on October 1, 2004.

(5)	Incorporated by reference to the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on October 12, 2004, File No. 333-119668.

(6)	Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2005, as filed with the Securities and Exchange Commission on September 19, 2005.

(7)	Incorporated by reference to the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on October 25, 2005, File No. 333-129237.

(8)	Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 29, 1995.

(9)	Incorporated by reference to the Company's Registration Statement on Form 10, as filed with the Securities and Exchange Commission on February 19, 1995.

(10)	Incorporated by reference to the Company's Registration Statement on Form S-8, as filed with the Securities and Exchange Commission in November, 1995, Commission File No. 33-99790.

(11)	Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 12, 2007.

(12)	Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 31, 2007.

(13)	Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 21, 2007.

(14)	Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on May 26, 2006.

(15)	Incorporated by reference to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on February 27, 2004.

(16)	Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on May 13, 2008.

(17)	Incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on January 29, 2008.

(18)	Incorporated by reference to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 29, 2005.

(19)	Incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 13, 2009.

(20)	Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on March 11, 2008.

(21)
Incorporated by reference to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on April 16, 2009, File No. 333-145903.

(b)  Financial Statement Schedules

See Index to Financial Statements on page F-1.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

 (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering,

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Post-Effective Amendment No.1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 30th day of April 2009.

STARTECH ENVIRONMENTAL CORPORATION (Registrant)

BY: /s/ Joseph F. Longo Joseph F. Longo Chairman, Chief Executive Officer, President and Director

                Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following person on behalf of the Company and in the capacities and on this 30th day of April 2009.

SIGNATURES	TITLE

/s/ Joseph F. Longo Joseph F. Longo	Chairman, Chief Executive Officer, President and Director

/s/ Peter J. Scanlon Peter J. Scanlon	Chief Financial Officer, Secretary, Vice President and Principal Financial Officer (Principal Accounting Officer)

/s/ John J. Fitzpatrick* John J. Fitzpatrick	Director

/s/ Joseph A. Equale* Joseph A. Equale	Director

/s/ Chase P. Withrow III* Chase P. Withrow III	Director

*By: /s/ Peter J. Scanlon
         Peter J. Scanlon,
         Attorney-in-Fact